UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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DARLING INGREDIENTS INC.

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March 31, 2016

Dear Fellow Stockholders:

I hope you will join us at the 2016 Annual Meeting of Stockholders of Darling Ingredients Inc. The attached Notice of Annual Meeting of Stockholders and Proxy Statement will serve as your guide to the business to be conducted.

As you review the Proxy Statement you will note that we have redesigned the Proxy Statement in order to make it more effective in guiding you through the matters that you will be voting on at the meeting. In addition, our Compensation Discussion and Analysis section has been revamped to include new charts and disclosures that we believe more clearly support our performance-based compensation programs and better explain the linkage between our performance and pay.

In stewarding this Company, our Board seeks to achieve long-term, sustainable performance and create value through the right business strategies, prudent risk management, effective compensation programs and a well-functioning management team. Fiscal 2015 presented a challenging operating environment, as our businesses continued to experience the impacts of a prolonged deflationary commodity cycle within the agriculture and energy sectors. Despite these challenging conditions, we continued to execute on our strategy to achieve operational and financial improvements aimed at offsetting the impacts of lower pricing and grow profitability in businesses and geographic areas where sustainable and predictable margins can be achieved.

Over the last few years, we have spent a significant amount of time talking to stockholders about executive compensation. At our 2015 Annual Meeting, following four years of positive voting results, for the first time stockholders did not provide majority support for our executive compensation program. In reaction, our compensation committee conducted an even more in-depth analysis of our compensation and governance practices, including an enhanced stockholder outreach process and a thorough review of all aspects of our compensation strategies and program. This analysis resulted in significant changes to our compensation programs. These changes further enhance the link between pay and performance and continue to align our executive compensation program with stockholders’ long-term interests. We encourage you to read the Compensation Discussion and Analysis section of the Proxy Statement beginning on page 20 for details of our executive compensation program and these recent enhancements.

In December 2015, long-time Board member O. Thomas Albrecht passed away. The Board would like to acknowledge Mr. Albrecht’s many contributions to the Company over the 13 years during which he served on the Board. We also want to thank John D. March, one of our experienced and effective directors who is retiring from the Board after eight years of service. His advice and guidance over his eight years of service on the Board has been very beneficial to the Company and its stockholders. The Board is recommending two new nominees, Cynthia Pharr Lee and Gary W. Mize, for election to the Board at the meeting. As further described in the Proxy Statement, both Ms. Pharr Lee and Mr. Mize possess skills and experience that complement and enhance those of our existing Board members.

Thank you for your continued trust and for your investment in our business.

Randall C. Stuewe	Charles Macaluso
Chairman and CEO	Lead Director

251 O’Connor Ridge Boulevard, Suite 300

Irving, Texas 75038

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 10, 2016

To the Stockholders of Darling Ingredients Inc.:

An Annual Meeting of Stockholders of Darling Ingredients Inc. (the “Company”) will be held on Tuesday, May 10, 2016, at 10:00 a.m., local time, at the Four Seasons Resort and Club, 4150 N. MacArthur Blvd., Irving, Texas 75038, for the following purposes (which are more fully described in the accompanying Proxy Statement):

1.	To elect as directors of the Company the nine nominees named in the accompanying proxy statement to serve until the next annual meeting of stockholders (Proposal 1);

2.	To ratify the selection of KPMG LLP, independent registered public accounting firm, as the Company’s independent registered public accountant for the fiscal year ending December 31, 2016 (Proposal 2);

3.	To vote to approve, on an advisory basis, executive compensation (Proposal 3); and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof in accordance with the provisions of the Company’s bylaws.

The Board of Directors recommends that you vote to approve Proposals 1, 2 and 3.

The Board has fixed the close of business on March 16, 2016, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

This year we will again seek to conserve natural resources and reduce annual meeting costs by electronically disseminating annual meeting materials as permitted under rules of the Securities and Exchange Commission. Many stockholders will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access annual meeting materials via the Internet. Stockholders can also request mailed paper copies if preferred.

Your vote is important. You are cordially invited to attend the Annual Meeting. However, whether or not you expect to attend the Annual Meeting, please vote your proxy promptly so your shares are represented. You can vote by Internet, by telephone or by signing, dating and mailing the enclosed proxy.

A copy of our Annual Report for the year ended January 2, 2016 is enclosed or otherwise made available for your convenience.

By Order of the Board,

        John F. Sterling

    Secretary

        Irving, Texas

        March 31, 2016

PROXY SUMMARY

This summary highlights selected information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider in deciding how to vote. You should read the Proxy Statement carefully before voting. This Proxy Statement and the enclosed proxy is first being sent or made available to stockholders on or about March 31, 2016.

2016 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:

10:00 a.m., local time, Tuesday, May 10, 2016

Place:

Four Seasons Resort and Club,

4150 N. MacArthur Blvd., Irving, Texas 75038

Record Date: March 16, 2016

VOTING INFORMATION

Who is Eligible to Vote

You are entitled to vote at the 2016 Annual Meeting of Stockholders if you were a stockholder of record as of the

Record Date. On the Record Date, there were 164,567,041 shares of our company’s common stock outstanding and eligible to vote at the Annual Meeting. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

How to Vote

To make sure that your shares are represented at the Annual Meeting, please cast your vote as soon as possible by one of the following methods:

INTERNET	TELEPHONE	MAIL	IN PERSON
Visit the applicable voting website: www.investorvote.com/DAR	Within the United States, U.S. Territories and Canada, call toll-free: 1-800-652-VOTE (8683)	Complete, sign and mail your proxy card in the self-addressed envelope provided.	For instructions on attending the 2016 Annual Meeting in person, please see the Question and Answer section beginning on page 67

HOW YOU CAN ACCESS THE PROXY MATERIALS ONLINE

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 10, 2016.
The Proxy Statement and the 2015 Annual Report to security holders are available at www.proxydocs.com/DAR.

MEETING AGENDA AND VOTING RECOMMENDATIONS

PROPOSAL		BOARD RECOMMENDATION	PAGE
1.	The election of the nine nominees identified in this Proxy Statement as directors, each for a term of one year (“Proposal 1”)	FOR	12
2.	The ratification of the selection of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2016 (“Proposal 2”)	FOR	65
3.	An advisory vote to approve executive compensation (“Proposal 3”)	FOR	66

PROXY SUMMARY

BOARD HIGHLIGHTS

All of our current directors have been nominated again by the Board for reelection at the Annual Meeting, except for John D. March who will retire as a director immediately following the Annual Meeting and will therefore not stand for re-election in 2016. The Board thanks Mr. March for his contributions and dedication to our company over his eight years of service as a Board member. In addition, our nominating and corporate governance committee has identified, and our Board has approved, two new director nominees, Cynthia Pharr Lee and Gary W. Mize, for election to our Board at the Annual Meeting. Both Ms. Pharr Lee and Mr. Mize possess skills and experience that complement and enhance those of our existing Board members. For more information on all of the director nominees, see page 12 of this Proxy Statement.

COMPANY HIGHLIGHTS

Our company is a global developer and producer of sustainable natural ingredients from edible and inedible bio-nutrients, creating a wide range of ingredients and customized specialty solutions for customers in the pharmaceutical, food, pet food, feed, technical, fuel, bioenergy, and fertilizer industries. Our long-term strategy is to be recognized as the global leader in the production, development and value-adding of sustainable animal and nutrient recovered ingredients. In the last several years, we have used key acquisitions and a joint venture project to transform our platform and build future value through segment and product diversification and global expansion.

2015 PERFORMANCE HIGHLIGHTS

Fiscal 2015 presented a challenging operating environment, as our business continued to experience the impacts of a deflationary cycle within the agriculture sector and continued pricing pressure from increased global supplies of grains and oilseeds. Despite these challenging operating conditions, we continued to execute on our strategy and to achieve operational and financial improvements intended to stabilize and grow profitability in businesses and geographic areas where sustainable and predictable margins can be achieved, as exemplified by the following:

Key Operating Accomplishments

■	Reduced selling, general and administrative (SG&A) expenses year-over-year by $52.0 million, including through headcount management.

■	Improved working capital (inventory, receivables, prepaids, accounts payable and accrued expenses) by $31.3 million year-over-year, against a target of $20 million.

■	Managed capex outflows to business conditions, including a $43.0 million reduction in spending from 2015 operating plan amount.

■	Generated free cash flow of $191.0 million and paid down debt by a total of $118.2 million in 2015, against a target of $100 million.

■	Increased production at our Diamond Green Diesel joint venture while maintaining strong margins.

■	Diminished the impact of declining finished product prices on margins by appropriately adjusting raw material pricing globally.

■	Increased raw material volumes in our Feed segment by 4.8% year-over-year, thereby increasing the amount of our finished product for sale.

■	Exceeded global safety goals with year-over-year improvement, including for lost time accidents and fleet accidents.

Growth Achievements

■	Expanded our premium wet pet food business through construction and commissioning of two new production facilities in Ravenna, Nebraska and Paducah, Kentucky to produce wet pet food, a premium, value added product that is sold to pet food manufacturers and generally commands premium prices.

■	Completed construction and commissioning of new Bakery Feed facility in Bryan, Texas.

■	Completed major expansion/upgrade of gelatin processing facility in Dubuque, Iowa.

■	Continued construction of two new U.S. rendering facilities, on schedule and on budget, to be completed and commissioned in the third and fourth quarter of 2016.

PROXY SUMMARY

Realigned Capital Structure for Operating Conditions and Future Growth

■	Successfully amended the company’s senior secured credit facility to provide more flexibility going forward.

■	Successfully completed the refinancing of a portion of our senior secured debt through the sale of €515 million in aggregate principal amount of 4.75% unsecured notes.

■	Repurchased $5.9 million of the company’s common stock pursuant to stock repurchase program announced in August 2015.

EXECUTIVE COMPENSATION HIGHLIGHTS

General. Our compensation committee has designed our executive compensation program to deliver pay in alignment with corporate, business unit and individual performance. A large portion of total target compensation is “at-risk” through long-term equity awards and annual cash incentive awards. These awards are linked to actual performance and include a significant portion of equity.

Pay for Performance. Our compensation committee has designed our executive compensation program to deliver pay in alignment with corporate, business unit and individual performance primarily based on the following two factors, which in turn are expected to align executive pay with returns to stockholders over time:

■	Our effectiveness in deploying capital when compared to our Performance Peer Group; and

■	Whether we are expanding as a company, as our scale creates the platform for future growth and influences the stability of our company’s earnings.

Pricing of our finished products is heavily influenced by global grain and oilseed supplies, livestock production trends, crude oil pricing and foreign currency. While we have diversified our business significantly during the last few years, the recent deflationary cycle within the global commodity markets has had a significant impact on the price of our common stock. While we remain a growth-oriented company focused on creating long-term value for its stockholders, our stock price is impacted by commodity price swings. As such, we believe that the current best indicator of our long-term performance versus our Performance Peer Group is a comparison of how competitively we deploy capital versus our Performance Peer Group as measured by a return on capital standard. The other primary factor in aligning our pay and performance is whether or not we have remained a growth-oriented company during the relevant performance period. To measure growth, we look at our earnings before interest, taxes, depreciation and amortization (“EBITDA”), which is also the numerator for return on capital.

Performance against pre-established EBITDA goals is a key element of our 2015 annual incentive plan. In the last several years, we have used key acquisitions and a joint venture project to transform our platform and build future value through segment and product diversification and global expansion. Consistent EBITDA growth will result in greater annual incentive plan payouts, while shortfalls in EBITDA will result in below target payouts. As demonstrated by the chart appearing on page 23 of this Proxy Statement, our CEO’s total realizable compensation is well-aligned with our EBITDA performance.

We have used a return on capital standard as the performance measure under our long-term incentive (“LTI”) program since 2010. In 2015, we used return on gross investment (“ROGI”) as the return on capital performance measure for our LTI program, and we achieved performance for fiscal 2015 in the 66th percentile relative to our Performance Peer Group. For 2016, as part of the significant changes made to our compensation program, we have switched to return on capital employed (“ROCE”) as the performance metric for our LTI program. Our compensation committee believes, given the substantial growth of our company over the last ten years, that ROCE more appropriately measures our ongoing operating performance against peers by excluding goodwill from the calculation and thereby better focusing on the value of a particular asset and the working capital needed to run that asset. Our return on capital targets are set to reflect the median historical performance levels for our Performance Peer Group, which is a challenging performance standard in the current deflationary cycle within the global commodity markets. Given the shift from ROGI to ROCE as the return on capital measure and the addition of a relative total shareholder return (“TSR”) modifier for 2016, the following chart shows that by

PROXY SUMMARY

aligning our executive compensation with EBITDA and capital deployment performance, the realizable pay levels provided by our executive compensation program to our CEO are aligned to our stock price performance over the long-term:

INDEX YEAR
2010	2010	2011	2012	2013	2014	2015
CEO Pay Measure:
Realizable Pay 1-Year		$5,334	$5,966	$5,504	$8,463	$3,609
% Change			12%	-8%	54%	-57%
Realizable Pay 1-Year (excl. Special)		$5,334	$5,966	$5,504	$6,647	$3,609
% Change			12%	-8%	21%	-46%
TSR Index Measure:
1-Year TSR Indexed to 2010=100	100.0	100.1	117.0	156.4	136.7	79.2
1-Year TSR %		0.1%	16.9%	33.7%	-12.6%	-42.1%

NOTES:

Total Shareholder Return (TSR) performance is indexed to 2010, where 2010 equals 100 on the Index.

Realizable pay reflects the actual cash and intrinsic value of equity incentives awarded in a given year, using the stock price at the end of the year. For example for 2015, realizable pay equals base salary plus annual incentives earned for 2015 performance plus shares and options granted on March 7, 2016 based on performance ending in 2015 (actual results for 2013 to 2015 ROGI) plus the reported Summary Compensation Table values for Change in Pension Value and Non-Qualified Deferred Compensation Earnings and All Other Compensation.

In 2014, the figures above also show the potential realizable value based on the December 31, 2014 stock price of a special award of performance share units awarded at the closing of the acquisition of VION Ingredients. The one-third of the award relating to 2014 performance was earned and vested, the one-third of the award relating to 2015 performance was not earned and was forfeited and the remaining one-third of the award may be earned based on 2016 performance results. The compensation committee does not consider this special award to be part of the ongoing compensation program.

Our compensation committee believes that our executive compensation program effectively aligns pay with performance based on the key factors discussed above, thereby aligning executive pay with returns to stockholders, creating a growth–oriented, long-term value proposition for our stockholders. For more information see “Compensation Discussion and Analysis – Executive Overview – Pay for Performance” included in the Proxy Statement.

PROXY SUMMARY

Fiscal 2015 Compensation Program Enhancements. Our company has undergone a major transformation in its business over the last several years, especially with the completion in January 2014 of the acquisition of the VION Ingredients business from VION Holding, N.V. that now operates under the name Darling Ingredients International. These recent transformations necessitate ongoing review of our compensation practices and policies. Changes made by our compensation committee to our 2015 executive compensation program included the following:

■	established new peer groups for purposes of evaluating our performance under the company’s incentive programs and for setting compensation levels for our named executive officers (NEOs);

■	raised the performance standard, as measured against our Performance Peer Group, required for target level payouts under our annual incentive bonus;

■	changed the mix of performance measures used to determine the annual incentive bonus so that 65% of payout of annual incentive bonus is now tied to a targeted level of earnings before interest, taxes, depreciation and amortization (EBITDA) and 35% is tied to achievement of strategic, personal and operational (SOP) goals (change from prior 75%/25% split); and

■	changed the performance period for our long-term incentive program over which ROGI is measured against our Performance Peer Group from five years to three years.

We believe that these changes improved upon good governance and best practices for 2015. See Fiscal 2015 Compensation Program Improvements at page 26 in this Proxy Statement.

Response to 2015 Say On Pay Vote and Stockholder Engagement Process. At our 2015 Annual Meeting, following four years of positive voting results, for the first time stockholders did not provide majority support for our NEOs’ compensation. In reaction, our compensation committee intensified its ongoing stockholder outreach efforts to ensure stockholder perspectives and concerns were heard and well understood by the compensation committee and the full Board. Specifically, the compensation committee conducted an in-depth analysis of our compensation and governance practices and engaged Pearl Meyer as its new independent compensation consultant. In addition, members of the compensation committee and certain members of management reached out to stockholders representing over 80% of our outstanding shares at the time of outreach, to better understand the reasons for the vote outcome. We held direct conversations with every stockholder who responded to our engagement request, with the chairman of our compensation committee leading most of the discussions. We also met with two different proxy advisory firms. These meetings occurred in the second half of 2015, while the compensation committee was considering changes to our executive pay program, to ensure that our 2016 pay decisions reflected the committee’s consideration of our stockholders’ comments. The primary focus of these meetings was to seek specific feedback on our compensation program and review potential changes to our compensation program. The feedback received from our stockholders was tremendously valuable and was incorporated into the full compensation committee’s discussion and determination of compensation program changes for 2016 discussed below.

Fiscal 2016 Compensation Program Improvements. The compensation committee and the Board significantly changed our compensation program after reviewing trends in executive compensation and pay-related governance policies and in response to the results of our 2015 say on pay vote and stockholder feedback, including each of the following:

■	Reduced maximum payout for annual incentive bonus from 300% to 200% of target;

■	Adjusted long-term incentive value mix to 40% stock options and 60% Performance Share Units (PSUs);

■	Eliminated immediate 25% vesting in equity awards;

■	Shifted PSUs from backward-looking to forward-looking, with annual, overlapping grants tied to three-year, forward-looking performance based on average return on capital employed (ROCE) relative to our Performance Peer Group; provided that a small portion of fiscal 2016 LTI value will be granted as transition grants to facilitate the switch to forward-looking PSUs. Transition grants are tied to two-year, forward-looking performance based on average ROCE relative to our Performance Peer Group;

■	Eliminated guaranteed vesting portion of equity awards (previously 25% of target value) so that if performance is below threshold, no PSUs will be earned;

PROXY SUMMARY

■	Included a total shareholder return (TSR) collar for the PSUs that reduces (or increases) the number of PSUs earned if TSR relative to our performance peer group ranks near the bottom (or near the top); and

■	Included a holding period requirement for the PSUs, such that vested and earned PSUs (net of shares needed to pay taxes) will be subject to a holding period (restriction on sale) for two years after the end of the performance period.

We note that these changes will not be reflected in the compensation disclosed in this Proxy Statement because they were not made until after the 2015 compensation program was in place; however, compensation related to these changes will be comprehensively covered in our 2017 Proxy Statement, where the compensation-related tables will reflect these changes. The compensation committee believes these changes will sharpen alignment between executive compensation and the interest of our stockholders, and support the achievement of our strategic and financial goals. For a more detailed discussion of these changes, please see “Fiscal 2016 Changes to Our Executive Compensation Program” on page 45 of this Proxy Statement.

GOVERNANCE AND CORPORATE SOCIAL RESPONSIBILITY HIGHLIGHTS

Our company has a history of strong corporate governance. By evolving our governance approach in light of best practices, our Board drives sustained stockholder value and best serves the interests of our stockholders.

	WHAT WE DO		WHAT WE DON’T DO
✓	Majority voting for directors	x	No supermajority voting requirements in bylaws or charter
✓	100% independent board committees	x	No poison pill
✓	100% directors owning stock	x	No supplemental executive retirement plans for NEOs
✓	Annual election of directors	x	No change in control excise tax gross-ups
✓	Compensation recoupment policy	x	No discounted stock options, reload stock options or stock option re-pricing without stockholder approval
✓	Right to call special meeting threshold set at 10%	x	Beginning in 2015, no automatic single-trigger vesting of equity compensation upon a change in control
✓	Provide a majority of compensation in performance-based compensation	x	No short-term trading, short sales, transactions involving derivatives, hedging or pledging transactions for executive officers
✓	Pay for performance based on measurable goals for both annual and long-term awards
✓	Balanced mix of awards tied to annual and long-term performance
✓	Stock ownership and retention policy

In addition, for us, respect for the environment and a commitment to the development of sustainable natural ingredients are the foundation on which our company is built. In this regard, we continuously look for new and better ways to optimize nutrition and health—for both people and animals—and to minimize our environmental impact, all while creating value for our stockholders. For more information, please see our Corporate Social Responsibility webpage (www.closingtheloops.info).

251 O’Connor Ridge Boulevard, Suite 300

Irving, Texas 75038

PROXY STATEMENT

FOR AN ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 10, 2016

This Proxy Statement is provided to the stockholders of Darling Ingredients Inc. (“Darling,” “we” or “our company”) in connection with the solicitation of proxies by our Board of Directors (the “Board”) to be voted at an Annual Meeting of Stockholders to be held at the Four Seasons Resort and Club, 4150 N. MacArthur Blvd., Irving, Texas 75038, at 10:00 a.m., local time, on Tuesday, May 10, 2016, and at any adjournment or postponement thereof (the “Annual Meeting”).

This Proxy Statement and the enclosed proxy is first being sent or made available to stockholders on or about March 31, 2016. This Proxy Statement provides information that should be helpful to you in deciding how to vote on the matters to be voted on at the Annual Meeting.

We are asking you to elect the nine nominees identified in this Proxy Statement as directors of Darling until the next annual meeting of stockholders, to ratify our selection of KPMG LLP as our registered public accounting firm for our fiscal year ending December 31, 2016 and to vote to approve, on an advisory basis, our executive compensation.

CORPORATE GOVERNANCE

In accordance with the General Corporation Law of the State of Delaware, our restated certificate of incorporation, as amended, and our amended and restated bylaws, our business, property and affairs are managed under the direction of the Board.

Independent Directors

The Board has determined that each of its current non-employee directors, D. Eugene Ewing, Mary R. Korby, Charles Macaluso, John D. March, Justinus J.G.M. Sanders and Michael Urbut, as well as each of the new director nominees, Gary W. Mize and Cynthia Pharr Lee, meet the independence requirements of the New York Stock Exchange (the “NYSE”) and the Securities and Exchange Commission (the “SEC”).

Meetings of the Board

During the fiscal year ended January 2, 2016, the Board held five regular meetings and nine special meetings. Each of the serving directors attended at least 75% of all meetings held by the Board and all meetings of each committee of the Board on which the applicable director served during the fiscal year ended January 2, 2016.

Communications with the Board

Stockholders and other interested parties who wish to communicate with the Board as a whole, or with individual directors, may direct any correspondence to the following address: c/o Secretary, Darling Ingredients Inc., P.O. Box 141481, Irving, Texas 75014-1481. All communications sent to this address will be shared with the Board, or the Lead Director or any other specific director, if so addressed.

It is a policy of the Board to encourage directors to attend each annual meeting of stockholders. The Board’s attendance allows for direct interaction between stockholders and members of the Board. All of our directors attended our 2015 annual meeting of stockholders.

Board Leadership Structure

Randall C. Stuewe, our Chief Executive Officer, serves as our Chairman of the Board pursuant to his employment agreement. Because the Chairman of the Board is also the Chief Executive Officer, the Board has designated an independent director to serve as Lead Director to enhance the Board’s ability to fulfill its responsibilities independently. We believe that the combined role of Chairman and Chief Executive Officer, together with an empowered independent Lead Director, is the optimal Board structure to provide independent oversight and hold management accountable while ensuring that our company’s strategic plans are pursued to optimize long-term shareholder value.

Our company has an empowered independent Lead Director who is elected annually by our Board. The Board has most recently appointed Mr. Macaluso as lead director. The Lead Director’s role includes:

■	convening and chairing meetings of the non-employee directors as necessary from time to time;
■	coordinating the work and meetings of the standing committees of the board;

■	acting as liaison between directors, committee chairs and management;

■	serving as an information resource for other directors; and

■	participating, as appropriate, in meetings with company stockholders.

Our Lead Director’s responsibilities and authorities are more specifically described in our Corporate Governance Guidelines.

The Board’s Role in Risk Oversight

The Board and each of its committees are involved in overseeing risk associated with our company. In its oversight role, the Board annually reviews our company’s strategic plan, which addresses, among other things, the risks and opportunities facing our company. While the Board has the ultimate oversight responsibility for the risk management process, it has delegated certain risk management oversight responsibilities to the Board committees. One of the primary purposes of the audit committee, as set forth in its charter, is to act on behalf of the Board in fulfilling its responsibilities to oversee company processes for the management of business/financial risk and for compliance with applicable legal, ethical and regulatory requirements. Accordingly, as part of its responsibilities as set forth in its charter, the audit committee is charged with (i) inquiring of management and our company’s outside auditors about significant risks and exposures and assessing the steps management has taken or needs to take to minimize such risks and (ii) overseeing our company’s policies with respect to risk assessment and risk management, including the development and maintenance of an internal audit function to provide management and the audit committee with ongoing assessments of our company’s risk management processes and internal controls. In connection with these risk oversight responsibilities, the audit committee has regular meetings with our company’s management, internal auditors and independent, outside auditors. The nominating and corporate governance committee annually reviews our company’s corporate governance guidelines and their implementation, as well as evaluating regularly new and continuing directors for election to the Board. The compensation committee considers risks related to the attraction and retention of talented senior management and other employees as well as risks relating to the design of compensation programs and arrangements. Each committee provides the Board with regular, detailed reports regarding committee meetings and actions. In addition, our company employs Michael Rath as our Senior Vice President – Fats, Hides, Energy and Chief Risk Officer. Mr. Rath reports directly to our CEO with respect to risk management and provides regular updates and reports to our CEO and Board regarding all of our company’s commodity risk positions.

8 2016 Proxy Statement

CORPORATE GOVERNANCE

Committees of the Board

Committees of the Board

The Board has a standing nominating and corporate governance committee, audit committee and compensation committee, each of which has a charter setting forth its responsibilities.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The nominating and corporate governance committee currently consists of Messrs. Macaluso (Chairman), Ewing and Urbut, each of whom is independent under the rules of the NYSE and the SEC. The nominating and corporate governance committee met seven times during the fiscal year ended January 2, 2016. The nominating and corporate governance committee is generally responsible for:

■   identifying, reviewing, evaluating and recommending potential candidates to serve as directors of our company;

■   recommending to the Board the number and nature of standing and special committees to be created by the Board;

■   recommending to the Board the members and chairperson for each Board committee;

■   developing, recommending and annually reviewing and assessing our Corporate Governance Guidelines and Code of Conduct and making recommendations for changes to the Board;

■   establishing and annually re-evaluating and recommending to the Board the standards for criteria for membership for, and the process of selection of, new and continuing directors for the Board;

■    communicating with our stockholders regarding nominees for the Board and considering whether to recommend these nominees to the Board;

■    evaluating annually the status of Board compensation in relation to comparable U.S. companies and reporting its findings to the Board, along with its recommendation of general principles to be used in determining the form and amount of director compensation;

■    periodically reviewing corporate governance matters generally and recommending action to the Board where appropriate;

■    reviewing and addressing any potential conflicts of interest of our directors and executive officers;

■    developing criteria for and assisting the Board in its annual self-evaluation;

■    overseeing the annual evaluation of management of our company, including oversight of the evaluation of our Chief Executive Officer by the compensation committee; and

■   overseeing the implementation and interpretation of, and compliance with, our company’s stock ownership guidelines.

AUDIT COMMITTEE

The audit committee currently consists of Messrs. Urbut (Chairman), Ewing and March, each of whom is independent under the rules of the NYSE and the SEC. The audit committee continued its long-standing practice of meeting directly with our internal audit staff to discuss the current year’s audit plan and to allow for direct interaction between the audit committee members and our internal auditors. The audit committee also meets directly with our independent auditors. The audit committee met four times during the fiscal year ended January 2, 2016, during each of which meetings it also met directly with our independent auditors. The audit committee is generally responsible for:

■   appointing, compensating, retaining, directing and overseeing our independent auditors;

■   reviewing and discussing with management and our independent auditors the adequacy of our disclosure controls and procedures and internal accounting controls and other factors affecting the integrity of our financial reports;

■    reviewing and discussing with management and our independent auditors critical accounting policies and the appropriateness of these policies;

■   reviewing and discussing with management and our independent auditors any material financial or non-financial arrangements that do not appear on the financial statements and any related party transactions;

■    reviewing our annual and interim reports to the SEC, including the financial statements and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” portion of those reports and recommending appropriate action to the Board;

■    discussing our audited financial statements and any reports of our independent auditors with respect to interim periods with management and our independent auditors, including a discussion with our independent auditors regarding the matters to be discussed by Statement of Auditing Standards No. 16;

■    reviewing relationships between our independent auditors and our company;

■    inquiring of management and our independent auditors about significant risks or exposures and assessing the steps management has taken to minimize those risks;

■   preparing the report of the audit committee required to be included in our proxy statement; and

■   creating and periodically reviewing our whistleblower policy.

2016 Proxy Statement 9

CORPORATE GOVERNANCE

Stock Ownership Guidelines

The Board has determined in its own business judgment that all members of the audit committee are financially literate and have financial management expertise. The Board has designated Mr. Urbut, an independent director, as an audit committee financial expert in accordance with the requirements of the NYSE and the SEC.

Please see page 64 of this Proxy Statement for the “Report of the Audit Committee.”

COMPENSATION COMMITTEE

The compensation committee currently consists of Messrs. Ewing (Chairman), March and Sanders, each of whom is independent under the rules of the NYSE and the SEC. The compensation committee met eight times during the fiscal year ended January 2, 2016. The compensation committee is generally responsible for:

■    establishing and reviewing our overall compensation philosophy and policies;

■    determining and approving the compensation level of our Chief Executive Officer;

■    reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers;

■    evaluating at least annually the performance of our Chief Executive Officer and other executive officers in light of the approved goals and objectives;

■   examining and making recommendations to the Board with respect to the overall compensation program for managerial level employees;

■   reviewing and recommending to the Board for approval new compensation programs;

■   reviewing our incentive compensation, equity-based and other compensation plans and perquisites on a periodic basis;

■   reviewing employee compensation levels generally;

■    drafting and discussing our Compensation Discussion and Analysis required to be included in our annual proxy statement and recommending its inclusion to the Board; and

■   preparing the report of the compensation committee for inclusion in our annual proxy statement.

Please see page 46 of this Proxy Statement for the “Compensation Committee Report.”

Code of Conduct

The Board has adopted a Code of Conduct to which all officers, directors and employees, who for purposes of the Code of Conduct are collectively referred to as employees, are required to adhere in addressing the legal and ethical issues encountered in conducting their work. The Code of Conduct requires that all employees avoid conflicts of interest, comply with all laws, rules and regulations, conduct business in an honest and fair manner, and otherwise act with integrity. Employees are required to report any violations of the Code of Conduct and may do so anonymously by contacting Darling’s independent ombudsman. The Code of Conduct includes specific provisions applicable to Darling’s principal executive officer and senior financial officers.

The Code of Conduct also addresses our company’s procedures with respect to the review and approval of “related party transactions” that are required to be disclosed pursuant to SEC regulations. The Code of Conduct provides that any transaction or activity, in which Darling is involved, with a “related party” (which is defined as an employee’s child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, or any person (other than a tenant or employee) sharing the household of an employee of ours, or any entity that is either wholly or substantially owned or controlled by an employee of ours or any of the foregoing persons and any trust of which an employee of ours is a trustee or beneficiary) shall be subject to review by our general counsel so that appropriate measures can be put into place to avoid either an actual conflict of interest or the appearance of a conflict of interest. Any waivers of this conflict of interest policy must be in writing and be pre-approved by our general counsel.

10 2016 Proxy Statement

CORPORATE GOVERNANCE

Committees of the Board

Stock Ownership Guidelines; Prohibition on Short-Term and Speculative Trading and Pledging

The Board has adopted stock ownership guidelines to further align the interests of our non-employee directors and officers with those of our stockholders, by requiring the following minimum investment in Darling common stock:

ROLE	MINIMUM OWNERSHIP
Chief Executive Officer	5x base salary
President, Executive Vice Presidents and Named Executive Officers	2.5x base salary
Senior Vice Presidents (or equivalents) and President of Bakery Feeds Division	1x base salary
Non-Employee Directors	5x annual retainer

Each person to whom the stock ownership guidelines apply must hold at least 75% of shares received by such person through incentive awards (after sales for the payment of taxes and shares withheld to cover the exercise price of stock options) until such person is in compliance with the stock ownership guidelines referred to above. In determining whether the required investment levels have been met, shares will be valued using the closing price of Darling common stock on the date(s) acquired; however, shares held on March 23, 2011 (the date that the stock ownership guidelines were adopted) will be valued at the closing price of Darling common stock on such date. In addition, under the Company’s policy on securities transactions, each person subject to the stock ownership guidelines is prohibited from engaging in (i) short-term trading (generally defined as selling Company securities within six months following the purchase), (ii) short sales, (iii) transactions involving derivatives or (iv) hedging transactions. Furthermore, our Chief Executive Officer, our non-employee directors and each other officer who is subject to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Governance Documents

Copies of the Corporate Governance Guidelines, the Board committee charters and the Code of Conduct are available on our website at http://ir.darlingii.com/Documents. Stockholders may request copies of these documents free of charge by writing to Darling Ingredients Inc., 251 O’Connor Ridge Blvd., Suite 300, Irving, Texas 75038, Attn: Investor Relations.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended January 2, 2016, Messrs. Ewing, March and Sanders, as well as former director O. Thomas Albrecht, served on the compensation committee. Mr. Albrecht passed away on December 4, 2015. No compensation committee member (i) was an officer or employee of Darling, (ii) was formerly an officer of Darling or (iii) had any relationship requiring disclosure under the SEC’s rules governing disclosure of related person transactions. During the fiscal year ended January 2, 2016, we had no “interlocking” relationships in which (i) an executive officer of Darling served as a member of the compensation committee of another entity, one of whose executive officers served on the compensation committee of Darling, (ii) an executive officer of Darling served as a director of another entity, one of whose executive officers served on the compensation committee of Darling, or (iii) an executive officer of Darling served as a member of the compensation committee of another entity, one of whose executive officers served as a director of Darling.

2016 Proxy Statement 11

PROPOSAL 1 – ELECTION OF DIRECTORS

Introduction

Our current Board consists of eight members. One of our current directors, John D. March, will retire as a director immediately following the Annual Meeting and will therefore not stand for reelection in 2016. The nominating and corporate governance committee recommended and the Board approved the nomination of the following nine nominees for election as directors at the Annual Meeting: D. Eugene Ewing, Dirk Kloosterboer, Mary R. Korby, Cynthia Pharr Lee, Charles Macaluso, Gary W. Mize, Justinus J.G.M. Sanders, Randall C. Stuewe and Michael Urbut. Each of the director nominees currently serves on the Board and was elected by the stockholders at our 2015 Annual Meeting of Stockholders, except for Mr. Mize and Ms. Pharr Lee who were nominated by the Board in March 2016 to stand for election at the Annual Meeting. Both Mr. Mize and Ms. Pharr Lee were identified as potential directors by the nominating and corporate governance committee, who determined that they were qualified under the committee’s criteria. Ms. Pharr Lee was recommended as a potential Board candidate through Mr. Macaluso and Mr. Mize was recommended as a potential Board candidate to the nominating and corporate governance committee through the National Association of Corporate Directors.

At the Annual Meeting, the nominees for director are to be elected to hold office until the next annual meeting of stockholders and until their successors have been elected and qualified. Each of the nominees has consented to serve as a director if elected. If any of the nominees become unable or unwilling to stand for election as a director (an event not now anticipated by the Board), proxies will be voted for a substitute as designated by the Board. The following sets forth information regarding the age, gender and tenure of the Board nominees as a whole.

12 2016 Proxy Statement

PROPOSAL 1 – ELECTION OF DIRECTORS

Nominees

Set forth below is the age, principal occupation and certain other information for each of the nominees for election as a director.

Randall C. Stuewe Director since 2003 Age: 53

Mr. Stuewe has served as our Chairman and Chief Executive Officer since February 2003. From 1996 to 2002, Mr. Stuewe worked for ConAgra Foods, Inc. (ConAgra) as executive vice president and then as president of Gilroy Foods. Prior to serving at ConAgra, he spent twelve years in management, sales and trading positions at Cargill, Incorporated.

Skills and Qualifications

Mr. Stuewe brings a seasoned set of management and operating skills to Darling’s Board. The Company believes Mr. Stuewe’s 25 plus years of experience at various agriculture processing businesses qualifies him to be both Chairman and Chief Executive Officer.

D. Eugene Ewing Director since 2011 Age: 67 Audit Committee Compensation Committee - Chairman Nominating and Corporate Governance Committee

Mr. Ewing has been the managing member of Deeper Water Consulting, LLC, a private wealth and business consulting company since March, 2004. Previously, Mr. Ewing was with the Fifth Third Bank. Prior to that, Mr. Ewing was a partner in Arthur Andersen LLP. Mr. Ewing currently serves as a director of Compass Diversified Holdings, where he serves as chairman of the audit committee and as a member of the compensation committee. Mr. Ewing is on the advisory board for the Von Allmen School of Accountancy at the University of Kentucky. Mr. Ewing is also a director of a private trust company located in Wyoming and a private consulting company located in California.

Skills and Qualifications

As a former partner with a respected independent registered accounting firm and with over 30 years of business planning and transaction experience in a wide variety of industries and circumstances, Mr. Ewing brings to our Board a substantial level of experience with and understanding of complex accounting, reporting and taxation issues, SEC filings and corporate merger and acquisition transactions. Mr. Ewing also serves as Chairman of our compensation committee and brings a thorough understanding of compensation systems necessary to retain and attract talent, as well as a focus on and experience in long-term succession issues for corporate management.

2016 Proxy Statement 13

PROPOSAL 1 – ELECTION OF DIRECTORS

Nominees

Dirk Kloosterboer Director since 2014 Age: 61

Mr. Kloosterboer has served as our Chief Operating Officer since January 2014. He served as chief operations officer and a director and vice chairman of the board of VION N.V. from 2008 until we acquired VION Ingredients in January 2014, which is now known as Darling Ingredients International. From September 2012 to April 2013, Mr. Kloosterboer served as chief executive officer of VION N.V.

Skills and Qualifications

Under Mr. Kloosterboer’s leadership, VION Ingredients made more than ten acquisitions, expanding into the gelatin and casings businesses and extending VION Ingredients’ geographic presence to China, Brazil, the United States, Japan and Australia. Mr. Kloosterboer is a highly seasoned international business executive and, through his long tenure at VION Ingredients, Mr. Kloosterboer brings extensive experience in the international animal by-products industry to our Board.

Mary R. Korby Director since 2014 Age: 71

Ms. Korby retired as a partner of the law firm of K&L Gates LLP, after having practiced law for more than 19 years as a partner at the law firms of K&L Gates LLP and previously, Weil Gotshal & Manges. During her legal practice, Ms. Korby advised boards of directors and companies regarding securities law compliance, stock exchange listings, disclosure issues and corporate governance, as well as tender offers, joint ventures and mergers and acquisitions, including complex cross-border public and private transactions in diverse industries such as chemicals, defense, recycling, green energy, aviation, and manufacturing.

Skills and Qualifications

As a former partner at two major, global law firms, Ms. Korby brings to our Board a substantial level of experience with and understanding of complex merger and acquisition transactions, securities law compliance and other Board related matters.

14 2016 Proxy Statement

PROPOSAL 1 – ELECTION OF DIRECTORS

Nominees

Cynthia Pharr Lee Director Nominee Age: 67

Ms. Pharr Lee has served as president and CEO of C. Pharr & Company, a marketing communications firm since 1996. From 1989 to 1996, Ms. Pharr Lee was CEO of Tracy-Locke/Pharr Public Relations, a division of Tracy-Locke which is a subsidiary of Omnicom. During her lengthy career as a communications executive and corporate board member, Ms. Pharr Lee has counseled companies regarding reputation and risk management; marketing, branding and digital communications; strategy; corporate social responsibility; media relations and investor relations in diverse industries ranging from food and beverage, construction, financial services, technology, transportation, energy, manufacturing and petrochemicals. Ms. Pharr Lee has served as a director of Behringer Harvard Opportunity REIT II since 2007, where she serves on the audit and nominating committees. In November 2015, she joined the board of Auto Club Enterprises (AAA). From 1994 to 2014, she served on the board of CEC Entertainment where she served on the audit and compensation committees. From 1991 to 1999, she served on the board of Spaghetti Warehouse. In 2008, Ms. Pharr Lee co-founded Texas Women Ventures, a private equity firm, where she continues to serve on the investment committee. In 2007, she earned a certificate of Director Education from the National Association of Corporate Directors (NACD) and is a board member emeritus of NACD’s North Texas Chapter. In 2007, she completed Harvard University’s Executive Education Compensation Committee Institute. In 2015, she earned certification in digital marketing from Harvard’s Division of Continuing Education.

Skills and Qualifications

As an experienced public company board member and communications executive, Ms. Pharr Lee brings to our Board substantial experience with marketing, branding and communications, reputation and risk management, strategy and other relevant Board matters.

Charles Macaluso Director since 2002 Age: 72 Lead Director Nominating and Corporate Governance Committee - Chairman

Since 1998, Mr. Macaluso has been a principal of Dorchester Capital, LLC, a management consulting and corporate advisory service firm focusing on operational assessment, strategic planning and workouts. From 1996 to 1998, he was a partner at Miller Associates, Inc., a workout, turnaround partnership focusing on operational assessment, strategic planning and crisis management. Mr. Macaluso currently serves as a director of the following companies: GEO Specialty Chemicals, where he serves as the chairman of the board; Global Power Equipment Group Inc., where he serves as chairman of the board; Woodbine Acquisition Corp., where he serves on the audit and compensation committees; and Pilgrim’s Pride Corporation, where he serves on the audit committee.

Skills and Qualifications

Mr. Macaluso brings substantial experience from both private equity and public company exposure. His extensive experience serving on the boards of directors of numerous public companies brings to our Board valuable experience in dealing with the complex issues facing boards of directors today and makes him duly qualified to serve as our Lead Director.

2016 Proxy Statement 15

PROPOSAL 1 – ELECTION OF DIRECTORS

Nominees

Gary W. Mize Director Nominee Age: 65

Mr. Mize has held the position of partner and owner at MR & Associates since October 2009. Mr. Mize served as President of Rawhide Energy LLC, an ethanol company, from April 2007 to April 2009. He also served as non-executive Chairman at Ceres Global AG, a Canadian public company that serves as a vehicle for agribusiness investments, from December 2007 to April 2010, and has served as an independent director of Ceres Global AG and a member of its audit committee since October 2013. Mr. Mize has also served as a director of Gevo, Inc. since 2011, where he currently serves as the audit committee chairman. In addition, Mr. Mize served Noble Group, Hong Kong, as Global Chief Operating Officer and Executive Director from July 2003 to December 2005 and Non-Executive Director from December 2005 to December 2006. Previously, he was President of the Grain Processing Group at ConAgra Foods, Inc., President and Chief Executive Officer of ConAgra Malt and held various positions at Cargill, Incorporated.

Skills and Qualifications

Mr. Mize brings international business experience to the Board having previously held expatriate positions in Switzerland, Brazil and Hong Kong. His international experience, coupled with more than 35 years of experience in agribusiness make him a valuable addition to our Board.

Justinus J.G.M. Sanders Director since 2015 Age: 59 Compensation Committee

Mr. Sanders has been employed in a variety of executive positions throughout his career. Most recently, he was employed from 2010 to June 2014 as the Chief Executive Officer of PSV NV Eindhoven, a professional European soccer team. In addition, since 2008 he has served as a private consultant to various businesses. From 1992 to 2008, he was employed in various managerial capacities by Campina BV, an international dairy cooperative with revenues in excess of $5 billion in consumer products and ingredients, including serving as the Chief Executive Officer from June 2000 to 2008. Prior to that, from 1988 to 1992, he served as the Chief Financial Officer of HCS Technology NV, a listed company in the Netherlands involved in automation and office equipment, and from 1980 to 1988 he served in various managerial functions at Mars Incorporated in Europe and in Australia.

Skills and Qualifications

Mr. Sanders brings extensive international experience to our Board. As a former Chief Executive Officer, Mr. Sanders provides extensive knowledge in all aspects of operating an international business. In addition, his experience in the agricultural and consumer product manufacturing industries is an attribute to our Board.

16 2016 Proxy Statement

PROPOSAL 1 – ELECTION OF DIRECTORS

Nominees

Michael Urbut Director since 2005 Age: 67 Audit Committee - Chairman Nominating and Corporate Governance Committee

Mr. Urbut served as a director of FSB Global Holdings, Inc. or its predecessor Fresh Start Bakeries, Inc. from 1999 until 2010, during which time he served as chair of its audit committee. Previous to 1999, Mr. Urbut worked in various management capacities at several foodservice-related companies.

Skills and Qualifications

Mr. Urbut brings extensive experience as an executive in the foodservice and rendering industries. In addition, Mr. Urbut has spent a significant portion of his professional career as a financial executive. Mr. Urbut’s financial certification and education along with his current and past experiences as a Chief Financial Officer qualify him to be the Chairman of our audit committee and to serve as its financial expert.

Director Nomination Process

The Board is responsible for approving nominees for election as directors. To assist in this task, the nominating and corporate governance committee is responsible for reviewing and recommending nominees to the Board. This committee is comprised solely of independent directors as defined by the rules of the NYSE and the SEC.

The Board has a policy of considering director nominees recommended by our stockholders. A stockholder who wishes to recommend a prospective board nominee for the nominating and corporate governance committee’s consideration can write to the Nominating and Corporate Governance Committee, c/o Secretary, Darling Ingredients Inc., P.O. Box 141481, Irving, Texas 75014-1481. In addition to considering nominees recommended by stockholders, our nominating and corporate governance committee also considers prospective board nominees recommended by current directors, management and other sources. Our nominating and corporate governance committee evaluates all prospective board nominees in the same manner regardless of the source of the recommendation.

As part of the nomination process, our nominating and corporate governance committee is responsible for reviewing with the Board periodically the appropriate skills and characteristics required of directors in the context of the current make-up of the Board. This assessment includes issues of judgment, diversity, experience and skills. In evaluating prospective nominees, including nominees recommended by stockholders, our nominating and corporate governance committee looks for the following minimum qualifications, qualities and skills:

■	highest personal and professional ethics, integrity and values;

■	outstanding achievement in the individual’s personal career;

■	breadth of experience;

■	ability to make independent, analytical inquiries;

■	ability to contribute to a diversity of viewpoints among board members;

■	willingness and ability to devote the time required to perform board activities adequately (in this regard, the committee will consider the number of other boards of directors on which the individual serves); and

■	ability to represent the total corporate interests of our company (a director will not be selected to, nor will he or she be expected to, represent the interests of any particular group).

As set forth above, our nominating and corporate governance committee considers diversity as one of a number of factors in identifying nominees for director. It does not, however, have a formal policy in this regard. The committee views diversity broadly to include diversity of experience, skills and viewpoint as well as traditional diversity concepts such as race, national origin and gender. The committee considers its current practice to be effective in identifying nominees for director who are able to contribute to the Board from diverse points of view.

Stockholders who wish to submit a proposal for inclusion of a nominee for director in our proxy materials must also comply with the deadlines and requirements of our bylaws and of Rule 14a-8 promulgated by the SEC. Please see “Additional Information” in this Proxy Statement for more information regarding the procedures for submission by a stockholder of a director nominee or other proposals.

Required Vote

To be elected, each nominee for director must receive a majority of all votes cast (assuming a quorum is present) with respect to that nominee’s election. Abstentions and broker “non-votes” will not be counted as a vote cast with respect to a nominee.

Recommendation of the Board

The Board recommends that stockholders vote “FOR” each of the nominees set forth in Proposal 1.

2016 Proxy Statement 17

OUR MANAGEMENT

Executive Officers and Directors

Our executive officers and directors, their ages and their positions as of March 16, 2016, are as follows. Our executive officers serve at the discretion of the Board.

NAME	AGE	POSITION
Randall C. Stuewe	53	Chairman of the Board and Chief Executive Officer
Dirk Kloosterboer	61	Director and Chief Operating Officer
John O. Muse	67	Executive Vice President – Chief Financial Officer (Principal Accounting Officer)
Rick A. Elrod	55	Executive Vice President – Dar Pro U.S.A.
Jan van der Velden	52	Executive Vice President – Ecoson Rendac Sonac (ERS)
John Bullock	59	Executive Vice President – Chief Strategy Officer
John F. Sterling	52	Executive Vice President – General Counsel and Secretary
D. Eugene Ewing (1) (2) (3)	67	Director
Mary R. Korby	71	Director
Charles Macaluso (3)	72	Director
John D. March (1) (2)	68	Director
Justinus J.G.M. Sanders (2)	59	Director
Michael Urbut (1) (3) (4)	67	Director

1.	Member of the audit committee.
2.	Member of the compensation committee.
3.	Member of the nominating and corporate governance committee.
4.	In accordance with requirements of the SEC and the NYSE listing requirements, the Board has designated Mr. Urbut as an audit committee financial expert.

18 2016 Proxy Statement

OUR MANAGEMENT

Executive Officers and Directors

For a description of the business experience of Messrs. Stuewe, Kloosterboer, Ewing, Korby, Macaluso, Sanders and Urbut, see “Proposal 1 – Election of Directors.”

John O. Muse has served as Executive Vice President—Chief Financial Officer since December 8, 2014. Prior to that, he served as our Chief Synergy Officer since January 2014, our Executive Vice President—Chief Administrative Officer from September 2012 to December 2013, our Executive Vice President—Finance and Administration from February 2000 to September 2012 and Vice President and Chief Financial Officer from October 1997 to February 2000. Prior to that, he was Vice President and General Manager at Consolidated Nutrition, L.C. from 1994 to 1997. He also held the position of Vice President of Premiere Technologies, a wholly-owned subsidiary of Archer-Daniels Midland Company from 1992 to 1994. From 1971 to 1992, Mr. Muse was Assistant Treasurer and Assistant Secretary at Central Soya Company, Inc.

Rick A. Elrod has served as our Executive Vice President – Dar Pro U.S.A. since April 2015. He has extensive experience in raw material procurement and plant operations, having served the Company in various managerial capacities since joining Griffin Industries in 1984. Most recently, he has served as the Company’s Senior Vice President – Eastern Region from January 2011 to April 2015. Mr. Elrod is involved in several state associations within the industry as well as the National Chicken Council, the U.S. Poultry Protein Council and the National Renderers Association.

Jan van der Velden has served as our Executive Vice President – ERS since January 2014. He has served in a number of different capacities for Darling Ingredients International (formerly known as VION Ingredients) since June 1989. Most recently, he has served as the Managing Director of ERS for VION Ingredients since March 2012 and the Vice President Raw Materials & Logistics for VION Ingredients since January 2001. From May 2005 to March 2012, he served as the managing director of VION Ingredients Germany. He also served as a member of the board of VION Ingredients.

John Bullock has served as our Executive Vice President – Chief Strategy Officer since January 2014. Prior to that, he served as our Senior Vice President – Business Development from May 2012 to December 2013. Mr. Bullock began his career at General Mills Inc. in 1978 in ingredient purchasing and risk management. From 1991 to 2004, Mr. Bullock worked for ConAgra Foods, Inc., where he led the mergers and acquisitions group of the ConAgra Trading and Processing Companies, with responsibility for leading the company’s growth initiatives and acquiring numerous businesses throughout the world. From 2004 to May 2012, Mr. Bullock operated JBULL INC., a boutique consulting firm he formed specializing in enhancing margin opportunities for agricultural business expansions and developing renewable fuels, during which time he consulted on numerous projects for our company, including its effort in the development and construction of the Diamond Green Diesel Facility.

John F. Sterling has served as our Executive Vice President – General Counsel and Secretary since August 2007. From 1997 to July 2007, Mr. Sterling worked for Pillowtex Corporation, where he served as Vice President, General Counsel and Secretary since 1999. Mr. Sterling began his career with the law firm of Thompson & Knight, where he was a member of the firm’s corporate and securities practice area.

2016 Proxy Statement 19

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

EXECUTIVE OVERVIEW	20

COMPENSATION PROGRAM OBJECTIVES AND PHILOSOPHY	29

USE OF PEER COMPANIES IN SETTING EXECUTIVE COMPENSATION AND MEASURING PERFORMANCE	31

MIX OF SALARY AND INCENTIVE AWARDS (AT TARGET)	33

COMPONENTS OF FISCAL 2015 EXECUTIVE COMPENSATION PROGRAM	34

OTHER FEATURES OF OUR COMPENSATION PROGRAM	41

FISCAL 2016 CHANGES TO OUR EXECUTIVE COMPENSATION PROGRAM	45

The following discussion and analysis contains statements regarding future individual and company performance targets and goals. These targets and goals are disclosed in the limited context of our company’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Our Compensation Discussion and Analysis describes the key features of our executive compensation program and the compensation committee’s approach in deciding fiscal 2015 compensation for our named executive officers (also referred to as our NEOs):

NAME	TITLE
Randall C. Stuewe	Chairman and Chief Executive Officer
John O. Muse	Executive Vice President — Chief Financial Officer
Dirk Kloosterboer	Chief Operating Officer
John Bullock	Executive Vice President — Chief Strategy Officer
Rick A. Elrod	Executive Vice President — Dar Pro U.S.A.

All of our NEOs are based in the United States, except for Mr. Kloosterboer, who is based in Europe at our corporate offices in Son, the Netherlands. Mr. Kloosterboer’s compensation is denominated in Euros and translated into U.S. dollars for reporting purposes at the average exchange rate during 2015 of 1.109514 dollars per euro.

Executive Overview

COMPANY PERFORMANCE HIGHLIGHTS

Our Business

Our company is a global developer and producer of sustainable natural ingredients from edible and inedible bio-nutrients, creating a wide range of ingredients and customized specialty solutions for customers in the pharmaceutical, food, pet food, feed, technical, fuel, bioenergy, and fertilizer industries. With operations on five continents, the company collects and transforms all aspects of animal by-product streams into broadly usable and specialty ingredients, such as gelatin, edible fats, feed-grade fats, animal proteins and meals, plasma, pet food ingredients, organic fertilizers, yellow grease, fuel feedstocks, green energy, natural casings and hides. The company also recovers and converts used cooking oil and commercial bakery residuals into valuable feed and fuel ingredients. In addition, the company provides grease trap services to food service establishments, environmental services to food processors and sells restaurant cooking oil delivery and collection equipment. Our operations are organized into three segments, Feed Ingredients, Fuel Ingredients and Food Ingredients.

Our long-term strategy is to be recognized as the global leader in the production, development and value-adding of sustainable animal and nutrient recovered ingredients. In this regard, we will build, acquire and develop businesses where we believe we can achieve a sustainable top 3 market position within 5 years. In the last several years, we have used key acquisitions and a joint venture project to transform our platform and build future value through segment and product diversification and global expansion, as further described in the charts below.

20 2016 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

    Darling is a worldwide provider of a full-range of ingredients and services...

FEED	FUEL	FOOD[1]

  Proteins

  Canada, Belgium, Germany,

  Netherlands, Poland, US

  Fats

  Canada, Belgium, Germany,

  Netherlands, Poland, US

  Bakery Feeds

  US

  Organic Fertilizers

  Netherlands, US

  Hides

  Germany, US

  Wet Pet Food Ingredients

  Netherlands, US

  Grease Trap Services

  Canada, US

  Industrial Residuals

  US

  Blood Products[1]

  US, Australia, China, Germany,

  Italy, Netherlands, Poland

Biodiesel Canada, US Renewable Diesel[1] US Green Gas[1] Netherlands Green Electricity[1] Netherlands

  Gelatin & Hydrolized Peptides

  Argentina, Belgium, Brazil, China,

  France, Spain, US

  Casings

  China, Netherlands, Portugal

  Functional Proteins

  Brazil, France, Germany, Italy,

  Netherlands, US

  Food Grade Fats

  Belgium, Germany, Netherlands

  Heparin

  Netherlands

  Bone

  Netherlands, UK

DARLING TODAY

DAR is uniquely positioned to provide ingredients and services from animal and bakery by-products due to its:

•   Geographic diversity

•   Product line diversity

•   Vertical supply chain integration

1. Activities shown in green represent new additions during DAR’s recent transformation.

    ...with a platform that has been transformed by recent acquisitions/JVs to build future value through segment and product diversification and global expansion

2016 Proxy Statement 21

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This diversification and expansion strategy has increased our company’s size and scale, with net sales and pro forma adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) (including our Diamond Green Diesel (“DGD”) joint venture) increasing from $1.8 billion and $308.1 million, respectively, in fiscal 2013 to $3.4 billion and $558.3 million, respectively, in fiscal 2015, and has helped to temper (but not eliminate) our company’s exposure to commodity pricing, particularly in our Feed and Fuel Segments which are more susceptible to commodity price swings. In this regard, during the 2014 and 2015 eight quarter period, while prices declined on a $/metric ton basis 58% for crude spot (Cushing, OK), 47% for meat and bone meal (protein) ruminant (Illinois) and 35% for yellow grease (Illinois), our company’s pro forma adjusted EBITDA (including our DGD joint venture) in our Feed and Fuel Segments decreased only 19% over the same period. See Appendix A for a reconciliation of pro forma adjusted EBITDA to GAAP.

2015 Business Highlights

Fiscal 2015 presented a challenging operating environment, as our business continued to experience the impacts of a deflationary cycle within the agriculture sector and continued pricing pressure from increased global supplies of grains and oilseeds. Despite these challenging operating conditions, we continued to execute on our strategy and to achieve operational and financial improvements intended to stabilize and grow profitability in businesses and geographic areas where sustainable and predictable margins can be achieved, as exemplified by the following:

2015 PERFORMANCE HIGHLIGHTS

Key Operating Accomplishments

■	Reduced selling, general and administrative (SG&A) expenses year-over-year by $52.0 million, including through headcount management.

■	Improved working capital (inventory, receivables, prepaids, accounts payable and accrued expenses) by $31.3 million year-over-year, against a target of $20 million.

■	Managed capex outflows to business conditions, including a $43.0 million reduction in spending from 2015 operating plan amount.

■	Generated free cash flow of $191.0 million and paid down debt by a total of $118.2 million in 2015, against a target of $100 million.

■	Increased production at our DGD joint venture while maintaining strong margins.

■	Diminished the impact of declining finished product prices on margins by appropriately adjusting raw material pricing globally.
■	Increased raw material volumes in our Feed segment by 4.8% year-over-year, thereby increasing the amount of our finished product for sale.

■	Exceeded global safety goals with year-over-year improvement, including for lost time accidents and fleet accidents.

Growth Achievements

■	Expanded our premium wet pet food business through construction and commissioning of two new production facilities in Ravenna, Nebraska and Paducah, Kentucky to produce wet pet food, a premium, value added product that is sold to pet food manufacturers and generally commands premium prices.

■	Completed construction and commissioning of new Bakery Feed facility in Bryan, Texas.

■	Completed major expansion/upgrade of gelatin processing facility in Dubuque, Iowa.

■	Continued construction of two new U.S. rendering facilities, on schedule and on budget, to be completed and commissioned in the third and fourth quarter of 2016.

Realigned Capital Structure for Operating Conditions and Future Growth

■	Successfully amended the company’s senior secured credit facility to provide more flexibility going forward.

■	Successfully completed the refinancing of a portion of our senior secured debt through the sale of €515 million in aggregate principal amount of 4.75% unsecured notes.

■	Repurchased $5.9 million of the company’s common stock pursuant to the stock repurchase program announced in August 2015.

Pay for Performance

The committee has designed our executive compensation program to deliver pay in alignment with corporate, business unit and individual performance primarily based on the following two factors, which in turn are expected to align executive pay with returns to stockholders over time:

■	Our effectiveness in deploying capital when compared to our Performance Peer Group; and

■	Whether we are expanding as a company, as our scale creates the platform for future growth and influences the stability of our company’s earnings.

22 2016 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Pricing of our finished products is heavily influenced by global grain and oilseed supplies, livestock production trends, crude oil pricing and foreign currency. While we have diversified our business significantly during the last few years, the recent deflationary cycle within the global commodity markets has had a significant impact on the price of our common stock. While we remain a growth-oriented company focused on creating long-term value for its stockholders, our stock price is impacted by commodity price swings. As such, we believe that the current best indicator of our long-term performance versus our Performance Peer Group is a comparison of how competitively we deploy capital versus our Performance Peer Group as measured by a return on capital standard. The other primary factor in aligning our pay and performance is whether or not we have remained a growth-oriented company during the relevant performance period. To measure growth, we look at our EBITDA, which is also the numerator for return on capital.

Performance against pre-established EBITDA goals is a key element of our 2015 annual incentive plan. In the last several years, we have used key acquisitions and a joint venture project to transform our platform and build future value through segment and product diversification and global expansion. Consistent EBITDA growth will result in greater annual incentive plan payouts, while shortfalls in EBITDA will result in below target payouts. As the chart below indicates, our CEO’s total realizable compensation is well-aligned with our EBITDA performance.

YEAR	2011	2012	2013	2014	2015
CEO Pay Measure:
Realizable Pay 1-Year	$5,334	$5,966	$5,504	$8,463	$3,609
% Change		12%	-8%	54%	-57%
Realizable Pay 1-Year (excl. Special)	$5,334	$5,966	$5,504	$6,647	$3,609
% Change		12%	-8%	21%	-46%
Absolute Performance Measure:
Proforma Adjusted Combined EBITDA (non-GAAP)	$392.5	$314.5	$308.1	$594.2	$558.3

NOTES:

EBITDA includes our Diamond Green Diesel joint venture, but excludes transaction related costs and foreign currency exchange impact on EBITDA. See Appendix A for a reconciliation to GAAP.

Realizable pay reflects the actual cash and intrinsic value of equity incentives awarded in a given year, using the stock price at the end of the year. For example for 2015, realizable pay equals base salary plus annual incentives earned for 2015 performance plus shares and options granted on March 7, 2016 based on performance ending in 2015 (actual results for 2013 to 2015 ROGI) plus the reported Summary Compensation Table values for Change in Pension Value and Non-Qualified Deferred Compensation Earnings and All Other Compensation.

In 2014, the figures above also show the potential realizable value based on the December 31, 2014 stock price of a special award of performance share units awarded at the closing of the acquisition of VION Ingredients. The one-third of the award relating to 2014 performance was earned and vested, the one-third of the award relating to 2015 performance was not earned and was forfeited and the remaining one-third of the award may be earned based on 2016 performance results. The committee does not consider this special award to be part of the ongoing compensation program.

2016 Proxy Statement 23

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We have used a return on capital standard as the performance measure under our long-term incentive (“LTI”) program since 2010. In 2015, we used return on gross investment (“ROGI”) as the return on capital performance measure for our LTI program, and we achieved performance for fiscal 2015 in the 66th percentile relative to our Performance Peer Group. For 2016, as part of the significant changes made to our compensation program, we have switched to return on capital employed (“ROCE”) as the performance metric for our LTI program. Our compensation committee believes, given the substantial growth of our company over the last ten years, that ROCE more appropriately measures our ongoing operating performance against peers by excluding goodwill from the calculation and thereby better focusing on the value of a particular asset and the working capital needed to run that asset. Our return on capital targets are set to reflect the median historical performance levels for our Performance Peer Group, which is a challenging performance standard in the current deflationary cycle within the global commodity markets. Given the shift from ROGI to ROCE as the return on capital measure and the addition of a relative total shareholder return (“TSR”) modifier for 2016, the following chart shows that by aligning our executive compensation with EBITDA and capital deployment performance, the realizable pay levels provided by our executive compensation program to our CEO are aligned to our stock price performance over the long-term:

INDEX YEAR
2010	2010	2011	2012	2013	2014	2015
CEO Pay Measure:
Realizable Pay 1-Year		$5,334	$5,966	$5,504	$8,463	$3,609
% Change			12%	-8%	54%	-57%
Realizable Pay 1-Year (excl. Special)		$5,334	$5,966	$5,504	$6,647	$3,609
% Change			12%	-8%	21%	-46%
TSR Index Measure:
1-Year TSR Indexed to 2010=100	100.0	100.1	117.0	156.4	136.7	79.2
1-Year TSR %		0.1%	16.9%	33.7%	-12.6%	-42.1%

NOTES:

Total Shareholder Return (TSR) performance is indexed to 2010, where 2010 equals 100 on the Index.

Realizable pay reflects the actual cash and intrinsic value of equity incentives awarded in a given year, using the stock price at the end of the year. For example for 2015, realizable pay equals base salary plus annual incentives earned for 2015 performance plus shares and options granted on March 7, 2016 based on performance ending in 2015 (actual results for 2013 to 2015 ROGI) plus the reported Summary Compensation Table values for Change in Pension Value and Non-Qualified Deferred Compensation Earnings and All Other Compensation.

In 2014, the figures above also show the potential realizable value based on the December 31, 2014 stock price of a special award of performance share units awarded at the closing of the acquisition of VION Ingredients. The one-third of the award relating to 2014 performance was earned and vested, the one-third of the award relating to 2015 performance was not earned and was forfeited and the remaining one-third of the award may be earned based on 2016 performance results. The committee does not consider this special award to be part of the ongoing compensation program.

24 2016 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The committee believes that our executive compensation program effectively aligns pay with performance based on the key factors discussed above, thereby aligning executive pay with returns to stockholders, creating a growth–oriented, long-term value proposition for our stockholders.

EXECUTIVE COMPENSATION HIGHLIGHTS

The committee has designed our executive compensation program to deliver pay in alignment with corporate, business unit and individual performance. A large portion of total direct compensation is “at-risk” through long-term equity awards and annual cash incentive awards. These awards are linked to actual performance and include a significant portion of equity. The mix of total direct compensation for 2015 for our CEO and the average of our other NEOs is shown in the chart below.

*	Consists of performance based restricted stock and performance based stock options.

**	The fixed LTI portion of our executive compensation program has been eliminated for fiscal 2016 and beyond.

Ongoing Monitoring of Compensation Best Practices and Programs in a Dynamic Environment—Overview

Our company has undergone a major transformation in its business over the last several years, especially with the completion in January 2014 of the acquisition of the VION Ingredients business from VION Holding, N.V. that now operates under the name Darling Ingredients International. These recent transformations necessitate ongoing review of our compensation practices and policies. Following the transaction in 2014, the compensation committee evaluated then current practices and policies. While it found that the company’s programs continued to be appropriate and effective in driving stockholder value creation, and financial performance for compensation decisions, it nonetheless made limited changes to further improve upon good governance and best practices for decisions made in 2015 (discussed below under Fiscal 2015 Compensation Program Improvements at page 26).

In addition, in response to our 2015 say on pay vote (discussed in further detail below under Response to 2015 Say on Pay Advisory Vote and Stockholder Engagement Process at page 26), the committee conducted an even more in-depth analysis of our compensation and governance practices, including an enhanced stockholder outreach process and a thorough review of all aspects of our compensation strategies and program. This analysis resulted in significant changes to our compensation programs for fiscal 2016 and forward. These changes will impact 2016 compensation to be discussed in the proxy statement and corresponding tables filed in 2017.

Fiscal 2015 Compensation Actions at a Glance

The following summarizes the key compensation decisions for the NEOs for fiscal 2015:

¡	Base salary: The annual rate of base salary for Messrs. Stuewe, Muse and Elrod were not adjusted and remained the same as the prior year. Messrs. Kloosterboer and Bullock received cost-of-living increases (2.5%) to their annual rate of base salary that were in line with rate increases received by other salaried employees during 2015.

2016 Proxy Statement 25

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

¡	Annual Incentive Bonus: In fiscal 2015, the Company achieved global adjusted EBITDA of approximately 87.4% of target, and each of our NEOs achieved on average 93% of their of strategic, operational and personal (“SOP”) goals. As a result, Mr. Stuewe earned a 2015 annual incentive bonus equal to about 57.9% of his target and the other NEOs earned payouts ranging from about 53% to 86.8% of target.

¡	Long-Term Incentive (“LTI”) Awards: For all NEOs, including Mr. Stuewe, 3-year average ROGI performance relative to our Performance Peer Group was between target and maximum performance. As a result, the 2015 performance-based equity awards were granted at about 165.7% of target. As in the prior year, for Mr. Stuewe, the awards were provided 53% in restricted stock and 47% in stock options, and for the other NEOs, the awards were provided 80% in restricted stock and 20% in stock options. Mr. Stuewe’s LTI mix places heavier emphasis on stock options, which require share price growth above the option exercise price, to further motivate Mr. Stuewe to create stockholder value above current levels over a multi-year period.

¡	Special Acquisition-Related Equity Awards: With respect to the long-term incentive award granted in the form of performance share units to certain of the NEOs and other participants in connection with our company’s acquisition of VION Ingredients in January 2014, the requisite performance target for fiscal 2015 was not met, so therefore the one-third portion of the award based on 2015 performance did not vest and was forfeited by the NEOs and other participants. The performance goals for these acquisition-related awards have been set at challenging levels to make sure that superior post-acquisition performance is delivered for shareholders before the special equity awards can be earned.

These compensation decisions are discussed in more detail in this Compensation Discussion and Analysis and shown in the Summary Compensation Table and Grants of Plan-Based Awards Table that follows.

Fiscal 2015 Compensation Program Improvements

Summary of Changes to 2015 Compensation Program

ACTION	DESCRIPTION	REASON
Changes to Peer Groups	■ Established new peer groups for purposes of evaluating our performance under the company’s incentive programs and for setting compensation levels for our NEOs	Better align compensation opportunities with competitive market for executives with similar responsibilities at similarly-sized companies with similar business complexities
Change in Percentile used to Establish North American Target EBITDA for Annual Incentive Bonus	■ Derived North American target EBITDA from 55th percentile ROGI from the Performance Peer Group as opposed to 50th percentile used in 2014	Raises the bar for target level performance
Change in Mix of Performance Measures used to Determine Annual Incentive Bonus	■ 65% of payout of annual incentive bonus is now tied to a targeted level of EBITDA and 35% is tied to achievement of SOP goals (change from prior 75%/25% split)	Increase in SOP weight allows better focus on critical goals within each executive’s control that are strategic priorities for the year, such as growth and cost savings
Change to LTI Metric for NEOs and Other North America-Based Executives	■ Change in performance period over which ROGI is measured for comparing the company to peer companies from five years to three years	Continues to drive long-term performance, but better aligns the performance period with market practice and more efficiently connects recent financial performance with compensation
Change to how LTI Target is Established

■   Established LTI target for all NEOs using a blend of relative return on gross investment (ROGI) compared to our Performance Peer Group and targeted performance for recently acquired Darling Ingredients International and Rothsay businesses

Takes into account impact on ROGI of multiple paid for newly acquired businesses by transitioning the performance standard for these businesses up to our normal target levels (vs. our Performance Peer Group) over several years

RESPONSE TO 2015 SAY ON PAY ADVISORY VOTE AND STOCKHOLDER ENGAGEMENT PROCESS

The Engagement Process

At our 2015 Annual Meeting, following four years of positive voting results, for the first time stockholders did not provide majority support for our NEOs’ compensation. In reaction, the committee intensified its ongoing stockholder outreach efforts to ensure stockholder perspectives and concerns were heard and well understood by the committee and the full Board. Specifically, the committee conducted an in-depth analysis of our compensation and governance practices and engaged Pearl Meyer as its new independent compensation consultant. In addition, members of the committee and certain members of management reached out to stockholders representing over 80% of our outstanding shares at the time of outreach, to better understand the reasons for the vote outcome. We held direct conversations with every stockholder who responded to our engagement request, with the chair-

26 2016 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

man of our compensation committee leading most of the discussions. We also met with two different proxy advisory firms. These meetings occurred in the second half of 2015, while the committee was considering changes to our executive pay program, to ensure that our 2016 pay decisions reflected the committee’s consideration of our stockholders’ comments. The primary focus of these meetings was to seek specific feedback on our compensation program and review potential changes to our compensation program. The feedback received from our stockholders was tremendously valuable and was incorporated into the full committee’s discussion and determination of compensation program changes for 2016.

Fiscal 2016 Compensation Program Improvements

The committee and the Board significantly changed our compensation program after reviewing trends in executive compensation and pay-related governance policies and in response to the results of our 2015 say on pay vote and stockholder feedback, as summarized below. We note that some of these changes will not be reflected in the compensation disclosed in this proxy statement because they were not made until after the 2015 compensation program was in place. The committee believes these changes will sharpen alignment between executive compensation and the interest of our stockholders, and support the achievement of our strategic and financial goals. For a more detailed discussion of these changes, please see “Fiscal 2016 Changes to Our Executive Compensation Program” below.

Significant Actions Taken in Response to 2015 Say on Pay Vote

WHAT WE HEARD	ACTIONS TAKEN	EFFECTIVE STARTING
Special Awards
Special awards should be reserved for limited circumstances

■   The committee reinforced its philosophy to strictly limit the use of special awards. We do not currently anticipate a need for special awards in the future. One-time Transition PSUs were granted in 2016 in connection with the significant changes implemented in our 2016 executive compensation program only to facilitate the major shift from a backward-looking to a forward-looking plan design.

FY 2015
Plan Design
No payout under LTI for performance below threshold	■ We eliminated the minimum award payout of 25% for performance below threshold	FY 2016
No immediate vesting of equity awards under LTI	■ We eliminated the immediate vesting of 25% of equity awards under our LTI
Market preference toward forward-looking performance measurement for LTI	■ We have shifted from a backward-looking/trailing performance measurement to a forward-looking performance measurement for our LTI
Market preference toward some consideration of total shareholder return (TSR) in performance metric	■ We added a TSR modifier to our LTI
Continued refinement of performance metric that can be easily reconciled to peers and aligns pay for performance vs. peer group

■   We have changed the LTI performance metric from return on gross investment (ROGI) to return on capital employed (ROCE), which excludes goodwill from the calculation. Given the substantial growth of our company over the last ten years, ROCE more appropriately measures our operating performance against peers by focusing on the value of a particular asset and the working capital needed to run that asset. See page 46 for more information on how ROCE will be calculated.

Proxy Design
Provide an executive summary in the proxy statement	■ We have included both a proxy summary at the beginning of the proxy statement and an executive summary at the beginning of the Compensation Discussion and Analysis section of the proxy statement.	FY 2016

We intend to continue to solicit stockholder feedback on our executive compensation program by holding an advisory say on pay vote on an annual basis and will continue to consider the results of this process in evaluating the program and making future compensation decisions for the NEOs. We intend to seek an advisory vote on the frequency of our say on pay vote at the Annual Meeting to be held in 2017 and, taking into account the feedback from that vote, we will re-evaluate the frequency of the say on pay vote at that time.

BEST PRACTICES AND GOOD GOVERNANCE

The significant changes made in response to the 2015 say on pay vote also follow several years of executive compensation program enhancements by the committee as summarized in the table below.

2016 Proxy Statement 27

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Recent Updates

Executive Compensation and Governance Changes

FISCAL 2015	FISCAL 2014

■   Mr. Stuewe agreed to an amendment to his employment agreement to eliminate excise tax gross-ups and a “modified single trigger” provision regarding change in control severance benefits that had been in his agreement for a number of years.

■    We changed our equity compensation grant practices going forward to eliminate automatic single-trigger vesting of equity awards upon a change in control.

■   We adopted separate metrics for our annual incentive bonus and LTI programs.

■   We re-evaluated our peer group to better align with our company following the completion of significant acquisitions.

■   We expanded our compensation recovery (clawback) policy to go beyond the minimum legal requirements and to authorize recovery of annual or long-term incentive awards in the case of a material financial restatement resulting from executive misconduct.

■    We expanded our stock ownership guidelines to prohibit stock pledging, as well as hedging, transactions.

Ongoing Best Practices

The committee believes that our executive compensation program, as adjusted for these actions, continues to follow best practices aligned to long-term stockholder interests, as summarized below:

✓	WHAT WE DO
✓	Majority of compensation is provided in the form of performance-based incentives	Consistent with goal of creating a performance-oriented environment. For CEO, 80% of annual target total direct compensation is performance-based
✓	Alignment of pay and performance based on measurable goals for both annual and long-term awards	Based on internal EBITDA goals and ROGI goals relative to peer companies; annual incentive awards also based on review of strategic and operational goals
✓	Balanced mix of awards tied to annual and long-term performance	For CEO, target annual incentive award opportunity and target long-term incentive award opportunity represents 20% and 60% of annual target total direct compensation, respectively. For 2016, 100% of long-term awards for NEOs are performance-based
✓	Stock ownership and retention policy	CEO must hold at least 5x base salary in company stock; other NEOs must hold at least 2.5x. Executives are also required to hold at least 75% of after-tax shares until the ownership requirement is met
✓	Compensation recoupment (clawback) policy	Recovery of annual or long-term incentive compensation based on achievement of financial results that were subsequently restated due to misconduct
✓	Retention of an independent compensation consultant to advise the committee	Compensation consultant (Pearl Meyer) provides no other services to the company

x	WHAT WE DON’T DO
x	No supplemental executive retirement plans for NEOs	Consistent with focus on performance-oriented environment; reasonable and competitive retirement programs offered
x	No change in control excise tax gross-ups	Consistent with focus on performance-oriented environment and commitment to best practices aligned to long-term stockholder interests; CEO agreement amended in 2015 to remove excise tax gross-up
x	No automatic single-trigger vesting of equity compensation upon a change in control	Beginning 2015, award agreements provide for vesting following a change in control only if there is also an involuntary termination of employment (double-trigger)
x	No discounted stock options, reload stock options or stock option re-pricing without stockholder approval	Consistent with focus on performance-oriented environment and commitment to best practices aligned to long-term stockholder interests
x	No short-term trading, short sales, transactions involving derivatives, hedging or pledging transactions for executive officers	Consistent with focus on performance-oriented environment and commitment to best practices aligned to long-term stockholder interests

28 2016 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Program Objectives and Philosophy

The committee has designed our executive compensation program to serve several key objectives:

■	attract and retain superior employees in key positions, with compensation opportunities that are competitive relative to the compensation paid to similarly-situated executives at companies similar to us;

■	reward the achievement of specific annual, long-term and strategic goals;

■	align the interests of our NEOs with those of our stockholders by rewarding performance that exceeds that of our peer companies, through the use of equity-based LTI awards and a share ownership and retention policy, with the ultimate objective of improving stockholder value over time; and

■	generally set target levels of annual total direct compensation opportunity for the NEOs at or near the 50th percentile of total compensation paid to similarly situated executives at an identified group of peer companies.

In the chart below, we have summarized how the 2015 executive compensation program supports these executive compensation program objectives.

OBJECTIVE	HOW WE MET THIS OBJECTIVE IN 2015
Attract and retain superior employees in key positions, with compensation opportunities that are competitive relative to the compensation paid to similarly-situated executives at companies similar to us

■   Determined that the compensation opportunities for each of our NEOs as adjusted in 2014 to reflect the significantly greater size, scope of operations, and complexity as a result of the VION Ingredients acquisition continued to be competitive relative to the compensation paid to similarly situated executives at companies similar to ours.

Reward the achievement of specific annual, long-term and strategic goals	■ Provided at least 60% of annual target total compensation in performance-based incentive awards tied to the achievement of annual, long-term, and strategic goals.

■    Provided sufficiently challenging upside opportunities on annual and long-term incentive compensation for exceeding target goals, balanced with reductions from target opportunities for performance below target goals.

■    Tied payouts under the annual incentive plan to corporate and/or regional objectives, as well as strategic, operational and personal goals, to focus executives on areas over which they have the most direct impact, while continuing to motivate decision-making that is in the best interests of our company as a whole.

■   Based annual and LTI awards primarily on quantifiable performance goals established by the committee at the beginning of the fiscal year, with payouts determined only after the committee reviews and certifies performance results.

Align the interests of our NEOs with those of our stockholders by rewarding performance that exceeds that of our peer companies, through the use of equity-based LTI awards and a share ownership and retention policy, with the ultimate objective of improving stockholder value over time

■    Designed the fiscal 2015 LTI award program for all of our NEOs based on blended ROGI derived from our 3-year trailing ROGI performance compared to the composite ROGI performance of our new Performance Peer Group. See “Fiscal 2016 Changes to Our Executive Compensation Program” below for a discussion about modifications to the program for fiscal 2016.

■ Continued our stock ownership policy with guidelines of 5x annual base salary (for the CEO) and 2.5x annual base salary (for the other NEOs)

■   Continued our stock retention policy whereby each NEO must retain at least 75% of any shares of our common stock received in connection with incentive awards (after sales for the payment of taxes and shares withheld to cover the exercise price of the stock options) until the NEO is in compliance with our stock ownership guidelines.

2016 Proxy Statement 29

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

ROLES OF COMPENSATION COMMITTEE, MANAGEMENT AND INDEPENDENT CONSULTANTS

Compensation Committee

The committee has primary responsibility for overseeing our executive compensation program. The Board appoints the members of the committee. Each member of the committee is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code. Additionally, the Board has determined that each member of the committee meets the applicable requirements for independence established by applicable SEC rules and the listing standards of the NYSE. The committee:

■	oversees our various compensation plans and programs and makes appropriate design decisions,

■	retains responsibility for monitoring our executive compensation plans and programs to ensure that they continue to adhere to our company’s compensation philosophy and objectives, and

■	determines the appropriate compensation levels for all executives, including the NEOs.

The committee meets on a regular basis and generally without members of management present. The committee’s duties and responsibilities are described in its charter, which can be found on our website at http://ir.darlingii.com/Documents. The committee and the Board periodically review and, as appropriate, revise the charter.

As provided by its charter and discussed in greater detail below, the committee engages an independent compensation consultant to advise it on the design of our executive compensation program. The committee engaged Aon Hewitt to advise it in connection with the 2015 executive compensation program. In August 2015, the committee engaged Pearl Meyer as its new independent compensation consultant. To determine the appropriate compensation levels, the committee considers, in conjunction with recommendations from its independent compensation consultant:

■	Total compensation paid to the NEOs, including retirement and post-retirement benefits and fringe benefits.

■	Our company’s long-term and short-term strategic and financial objectives.

■	Our company’s performance, the industry in which we operate, the current operating environment, our relative total shareholder return performance and market compensation for similarly-situated executives.

■	How to balance short-term and long-term compensation to provide fair near-term compensation, to align executive pay with long-term stockholder value, and to avoid structures that would encourage excessive risk taking.

The committee periodically reviews our executive compensation program to ensure that it remains competitive and provides the proper balance between cash and equity and between short-term and long-term incentive compensation. The committee’s regular analysis and refinement of the compensation program ensures continuing alignment of the elements of the compensation program with our company’s business strategy and stockholder interests. During this process, the committee:

■	Evaluates the design of our compensation program to align pay and performance;

■	Evaluates the executive compensation policies to ensure a continued nexus between executive compensation and the creation of stockholder value;

■	Seeks to ensure that our company’s compensation programs remain competitive, including comparing the total direct compensation paid by our company with that of our pay levels peer group;

■	Considers feedback received from our stockholders during the committee’s stockholder outreach efforts;

■	Consults as needed with its independent compensation consultant to review and refine the elements of our compensation programs to ensure that our executive compensation meets our stated objectives and is consistent with the company’s compensation philosophy; and

■	Takes into consideration appropriate corporate acquisitions and the resulting impact on the size and complexity of our company’s business.

In addition to its responsibilities for executive compensation plans and programs, the committee also evaluates and makes recommendations to the Board regarding our management and director compensation plans, policies and programs, and reviews benefit plans for management and other employees.

Role of Chief Executive Officer

The committee evaluates the performance of the Chief Executive Officer who, in turn, on an annual basis reviews the performance of his direct reports, which include each of the NEOs other than himself. The Chief Executive Officer presents his conclusions and recommendations with respect to performance and pay, including recommendations with respect to base salary adjustments and incentive award amounts, to the committee. The committee considers this information and then exercises its judgment in adopting or modifying any recommended adjustments or awards to be made to the NEOs.

30 2016 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Use of an Independent Compensation Consultant

The committee’s charter allows the committee to engage an independent compensation consultant to advise the committee on the design of our executive compensation. For part of fiscal 2015, the committee engaged Aon Hewitt, an independent global human resources consulting firm, to counsel the committee on various factors relating to the development of our 2015 executive compensation program, including the selection criteria for our peer groups. In August 2015, in connection with its in-depth analysis of our compensation and governance practices, the committee engaged Pearl Meyer, an independent executive compensation consulting firm, as its new independent compensation consultant. In this capacity, Pearl Meyer assisted us in our stockholder outreach program following our 2015 Annual Meeting and counseled the committee on various factors relating to the changes to our compensation program for 2016.

Aon Hewitt was, and Pearl Meyer is, engaged directly by, and is fully accountable to, the committee. The committee has determined that neither Aon Hewitt nor Pearl Meyer has any conflicts of interest that would prevent them from being objective. In reaching this determination, the committee considered:

■	neither Aon Hewitt (or its affiliate, Aon Corporation) nor Pearl Meyer, provides any services to our company outside of the scope of executive compensation as described above;

■	the amount of fees received by Aon Hewitt and Pearl Meyer from us as a percentage of their respective total revenues;
■	Aon Hewitt’s and Pearl Meyer’s policies and procedures designed to prevent conflicts of interest;

■	no member of the committee has a business or personal relationship with the consultants from either firm rendering compensation advice;

■	no consultant at either firm advising the committee regarding compensation matters owns any of our company’s stock; and

■	none of our executive officers have any business or personal relationship with any consultant from either firm advising the committee with regard to compensation matters.

Use of Peer Companies in Setting Executive Compensation and Measuring Performance

Purpose

The committee uses peer groups for the following purposes:

■	To assess the company’s performance with respect to annual and long-term incentive plans; and

■	To assess executive compensation opportunities

We use different peer groups to evaluate the competitiveness of pay levels and to establish performance standards. The committee believes that it is appropriate to use companies that are generally similar in size to our company for pay comparisons (the “Pay Levels Peer Group”). For performance comparisons, however, the committee believes it is appropriate to use a broader peer group that is not limited by size or location to set the standards for long-term incentive plan performance, as company size and location do not materially influence performance comparisons (the “Performance Peer Group”). Although the committee is referencing two different peer groups, there is a substantial overlap of 14 companies as shown in the table that follows.

The committee uses competitive pay information derived from the Pay Levels Peer Group to generally inform its compensation decisions, but does not formulaically benchmark based on this data. The committee generally sets target levels of annual total direct compensation for the NEOs at or near the 50th percentile of total compensation paid to similarly-situated executives at the peer companies. This approach of using the competitive 50th percentile of total compensation as a reference point was continued in 2014 when setting 2015 pay levels. Variations from the 50th percentile level may occur due to the experience level of the individual and market factors, as well as performance that is significantly above or below goals.

As discussed in more detail below, our company has a unique product offering that makes it difficult to establish a group of peer companies for checking the competitiveness of our compensation opportunities and for measuring our relative business performance. Given the significant changes to our business in recent years, the committee, with input from our independent compensation consultant at the time of our annual review process, Aon Hewitt, re-visited our approach to our Pay Levels and Performance Peer Groups for fiscal 2015.

In particular, the compensation committee recognized the challenge of identifying appropriate peers for our business performance among companies in our S&P 8-digit and 6-digit Global Industry Classification Standard (GICS) codes. Many of the companies in those GICS codes that are of roughly similar size manufacture, market, and distribute food for human consumption. These companies typically use agricultural commodities as ingredients in their products, and as a result these companies would typically experience reduced performance when these commodity prices rise. In contrast, our products are not generally for human consumption and our product prices generally track the performance of an identified group of agricultural commodities. As those agricultural commodities prices rise, our financial performance will generally improve, and conversely, as those commodities prices fall, our financial performance will generally be negatively impacted. As a result, our company tends to operate in opposite economic cycles from many of the other food or agricultural-related companies in our general GICS codes.

2016 Proxy Statement 31

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Based on its review and in light of these challenges, the committee determined that two new peer groups would be used for fiscal 2015 and going-forward—one to assess the company’s performance with respect to annual and long-term incentive plans (the Performance Peer Group) and a second to assess executive compensation opportunities (the Pay Levels Peer Group), of which 70% of the companies were also members of the Performance Peer Group. Members of the Performance Peer Group and Pay Levels Peer Group are listed below.

PERFORMANCE PEER GROUP ONLY	OVERLAP IN BOTH PEER GROUPS	PAY LEVELS PEER GROUP ONLY

Aceto Corp.

Archer-Daniels-Midland Company

Bunge Limited

Cal-Maine Foods, Inc.

Casella Waste Systems Inc.

E. I. du Pont de Nemours and Company

FutureFuel Corp.

Innophos Holdings Inc

Koninklijke DSM N.V.

Pacific Ethanol, Inc.

Penford Corporation

Potash Corp. of Saskatchewan, Inc.

REX American Resources Corporation

Sanderson Farms, Inc.

SunOpta Inc.

Tyson Foods, Inc.

Waste Management, Inc.

Celanese Corporation

Clean Harbors, Inc.

Covanta Holding Corporation

FMC Corp.

Green Plains Inc.

Ingredion Incorporated

International Flavors & Fragrances Inc.

Renewable Energy Group, Inc.

Republic Services, Inc.

Seaboard Corp.

Sensient Technologies Corporation

Stepan Company

The Andersons, Inc.

The Mosaic Company

Colfax Corporation Graphic Packaging Holding Company Meritor, Inc. PolyOne Corporation Sonoco Products Co. The Valspar Corporation

Performance Peer Group

To better reflect the company’s go-forward operating segments of Feed, Food, and Fuel and who we compete with for employee talent and capital, the Performance Peer Group was established for purposes of evaluating our performance under the company’s incentive programs. In selecting the Performance Peer Group constituents, the committee considered the following criteria: (i) industry, (ii) business operations similar to those of the company, focused on Feed, Food, and/or Fuel, (iii) the extent to which operations were global, (iv) company size, as measured by revenues and market capitalization, and (v) availability of publicly-disclosed financial information.

Pay Levels Peer Group

The committee also re-assessed the approach to peer companies used in setting compensation opportunities for the company’s NEOs. To create overlap with the Performance Peer Group, the committee identified those companies within the Performance Peer Group that (i) were U.S.-based companies and (ii) were similar in size to us, as measured by revenues using the parameters of between one-third and three-times our estimated fiscal 2014 revenues. As fourteen companies from the Performance Peer Group met those size criteria, in order to ensure that the peer group was of sufficient size to perform compensation comparisons that were not overly influenced by any one company, the committee worked with Aon Hewitt to identify six other companies that were U.S.-based, similar in size and industry, and subject to similar cyclicality and volatility as the company. The committee believes that this peer group is a reasonable peer group that is comprised of similarly-sized companies with operations similar to those of Darling and/or influenced by similar cyclicality and volatility.

As part of its in-depth analysis of our compensation program for 2016, the committee reviewed both the Performance Peer Group and the Pay Levels Peer Group and determined them both to still be appropriate.

32 2016 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Mix of Salary and Incentive Awards (at Target)

The following charts illustrate the mix of total direct compensation elements for our NEOs at target performance. These charts demonstrate our executive compensation program’s focus on variable, performance-driven cash and equity-based compensation, a large portion of which is “at-risk” through long-term equity awards and annual cash incentive awards.

*	Consists of performance based restricted stock and performance based stock options.

**	The fixed LTI portion of our executive compensation program has been eliminated for fiscal 2016 and beyond.

2016 Proxy Statement 33

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Components of Fiscal 2015 Executive Compensation Program

For fiscal 2015, the compensation for the NEOs included the following components:

Fiscal 2015 Compensation Components at a Glance

COMPENSATION COMPONENT	DESCRIPTION
Base Salary	■ Fixed compensation component
■ Periodically reviewed by the committee and adjusted based on competitive practices and economic conditions
Annual Incentive Bonus	■ Short-term variable compensation component, performance-based, and payable in cash
■ Each NEO has a target award expressed as a percentage of salary (50% to 100% of base salary):
– Mr. Stuewe: 100% of base salary
– Messrs. Muse, Kloosterboer, Bullock and Elrod: 50%—65% of base salary
■ Payouts based on (i) 2015 global and/or regional EBITDA goals (65% weighting) and (ii) individual SOP goals (35% weighting)
– EBITDA based on overall company performance for Messrs. Stuewe, Muse, and Bullock
– For Messrs. Kloosterboer and Elrod, the EBITDA portion is based 65% on their respective regional performance and 35% on overall company performance
– Payouts range from 0% to 300% of target
Long-Term Incentive Compensation	■ Long-term variable compensation component, performance-based grants settled in company stock
■ Each NEO has a target award expressed as a percentage of salary (ranging from 100% to 300% of base salary):
– Mr. Stuewe: 300% of base salary
– Other NEOs: 100% of base salary

■    For all NEOs, award amount is based on ROGI derived from our 3-year trailing ROGI performance, with target level ROGI derived from (i) trailing 3-year average ROGI in the U.S. relative to our Performance Peer Group and (ii) for our recently acquired Darling Ingredients International and Rothsay businesses, targeted levels of ROGI

■ Earned awards provided in combination of restricted stock and stock options
– For Mr. Stuewe, weighted 53% restricted stock and 47% stock options
– For the other NEOs, weighted 80% restricted stock and 20% stock options
■ Between 25% and 200% of the target number of awards will be granted based on performance
■ Time-based vesting over a 3-year period after the completion of the performance period
Retirement and Health and Welfare Benefits	■ For U.S. based NEOs, 401(k) plan and frozen pension plan
■ Group health, life and other standard welfare plan benefits
■ Benefits for Mr. Kloosterboer are per his employment agreement and customary for a Europe-based executive
■ Termination/severance benefits per employment/severance agreement

34 2016 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Fiscal 2015 Compensation Components—Details

BASE SALARY

Our company provides NEOs with a base salary to compensate them for services rendered during each fiscal year. Base salary ranges for NEOs are determined for each executive based on his position and responsibility by using market data supplied by the committee’s independent compensation consultant. Base salary is designed to be competitive when compared with the Pay Levels Peer Group. The committee periodically reviews base salaries of senior executives, including the NEOs, to determine if adjustment is necessary based on competitive practices and economic conditions. Base salary for senior executives will also be reviewed and adjustment may be made based on individual performance and the individual’s skills, experience and background. Mr. Kloosterboer’s base salary is set based on the terms of his employment agreement with the company entered into as part of the VION Ingredients acquisition and includes a holiday allowance customary for European employees.

For fiscal 2015, Messrs. Stuewe, Muse and Elrod’s annual rate of base salary were not adjusted and remained the same as the prior year, while Messrs. Kloosterboer and Bullock received cost-of-living increases to their annual rate of base salary that were in line with rate increases received by other salaried employees during 2015. The chart below summarizes how fiscal 2014 base salaries compare to fiscal 2015 base salaries for each of our NEOs.

EXECUTIVE	FISCAL 2014 ANNUAL SALARY	FISCAL 2015 ANNUAL SALARY	PERCENTAGE INCREASE
Mr. Stuewe	$1,000,000	$1,000,000	0%
Mr. Muse	$500,000	$500,000	0%
Mr. Kloosterboer [1]	$871,886	$745,982	2.5%
Mr. Bullock	$375,000	$384,500	2.5%
Mr. Elrod	$425,000	$425,000	0%

1.	Mr. Kloosterboer is based in the Netherlands and paid in euros. Accordingly, the amount shown in this table, as well as all other non-equity related amounts elsewhere in this Proxy Statement for Mr. Kloosterboer, represent data converted from euros. For 2015, compensation was converted at the average exchange rate during 2015 of 1.109514 dollars per euro. His annual base salary in fiscal 2014 was €655,849, and his annual base salary in fiscal 2015 was €672,300, a 2.5% increase over 2014. The amount shown in the table above is in U.S. dollars and appears lower for 2015 due to the weakening of the euro against the U.S. dollar in 2015 as compared to 2014.

ANNUAL INCENTIVE COMPENSATION

Overview

To motivate performance, each of our NEOs was provided with an annual incentive award opportunity for fiscal 2015 tied to (i) global and/or regional EBITDA goals and (ii) the performance of the individual with respect to key strategic, operational and personal (SOP) goals. The range of award payouts that an executive could earn, as well as the performance goals, were established at the beginning of the year. Additional detail with respect to the design of the fiscal 2015 annual incentive program is provided below.

Annual Incentive Award Formula

In determining payouts under the fiscal 2015 annual incentive program, the committee used the following formula for the NEOs:

2016 Proxy Statement 35

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Annual Incentive Award Opportunities

The chart below summarizes the target annual incentive award opportunities for the NEOs for fiscal 2015:

Fiscal 2015 Target Bonus Opportunities

EXECUTIVE	PERCENT OF BASE SALARY	IN DOLLARS
Mr. Stuewe	100%	$1,000,000
Mr. Muse	65%	$325,000
Mr. Kloosterboer	50%	$372,991
Mr. Bullock	60%	$230,700
Mr. Elrod	50%	$212,500

Annual Incentive Plan Performance Metrics and Range of Performance

For fiscal 2015 (as in fiscal 2014), the committee continued to measure financial performance based on a targeted level of EBITDA compared to the Performance Peer Group. The committee believed that the use of EBITDA was the most appropriate approach to measuring the company’s performance following its transformative acquisitions in 2014. The committee continued to balance the financial objectives of the organization with strategic, operational and personal objectives that are closely tied to the company’s performance in other key areas of the business that drive stockholder value creation and focus executives on areas over which they have the most direct impact. Additional detail with respect to the performance metrics and range of performance is provided below.

EBITDA (65% weighting): 65% of each NEO’s payout was tied to a targeted level of EBITDA performance for fiscal 2015. Depending on the NEO’s responsibilities, EBITDA was measured at the global and/or regional level.

The committee selected global and/or regional EBITDA as the sole annual financial performance metric because (i) EBITDA is one element of ROGI, which is a performance metric that is well understood internally, (ii) incenting the achievement of a targeted level of EBITDA is closely aligned with continued stockholder value creation, and (iii) it continues to provide a separate metric from that used in our long-term incentive plans, while continuing to motivate performance that is tied to shareholder value creation. Based on those factors, the committee concluded that a targeted level EBITDA was the most appropriate performance metric.

To focus executives on areas over which they have the most direct impact and motivate controllable performance, EBITDA was measured as follows:

■	Corporate executives (Messrs. Stuewe, Muse and Bullock): 100% based on global EBITDA performance

•	Region executives (Messrs. Kloosterboer and Elrod): 65% based on region performance and 35% based on global performance

The calculation of EBITDA is subject to adjustment by the committee for certain one-time, unusual or extraordinary items in order to more fairly assess our company’s performance for executive compensation purposes. These adjustments for compensation purposes may differ from the adjustments included in the company’s reported adjusted EBITDA. For fiscal 2015, these adjustments included integration related expenses. In addition, the adjusted EBITDA includes our company’s portion of the EBITDA from our DGD joint venture. Financial performance measures are adjusted to reflect budgeted levels of currency exchange in order to properly measure job performance, as our company is an operating company and not in the business of trading currencies.

In developing the fiscal 2015 EBITDA goals, the committee considered the following factors: anticipated performance based on forecasted economic conditions, historic performance, performance relative to the Performance Peer Group, and the expectations of our investors with respect to our returns on invested capital. The performance goals were set in a way such that the achievement of target performance was difficult, but still attainable, and beyond target performance, the goal was intended to be very challenging. In this regard, the North American target EBITDA was derived from the 55th percentile ROGI (up from 50th percentile in 2014) of the Performance Peer Group, converted to EBITDA. The fiscal 2015 performance curve for the global EBITDA goal is summarized below.

Fiscal 2015 EBITDA Performance (In Millions)

ACHIEVEMENT	CORPORATE		AWARD PAYOUT (PERCENTAGE OF TARGET)
Below Threshold	Below $	533.7	0%
Threshold		$533.7	25%
Target		$628.3	100%
Maximum or Above		$798.3	300%

Strategic, Operational and Personal Goals (35% weighting): Each of our NEOs also had SOP goals for fiscal 2015 that were tied to short- and long-term strategic objectives within the company. The SOPs were a blend of quantitative and qualitative goals for each NEO set at the beginning of the performance period, with a varying number of goals and weighting of those goals for each executive. The SOPs with respect to fiscal 2015 addressed items such as:

•	growing the core business;

•	achieving SG&A goals;

•	achieving safety goals; and

•	other specific business development goals and projects.

Payouts with respect to the SOPs generally could range from 0% to 300% of target, with a payout equal to 100% of target for achieving target level performance.

36 2016 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

2015 Performance Results and Award Payouts

For fiscal 2015, we achieved global adjusted EBITDA of approximately $549.1 million, which was approximately 87% of the target EBITDA and which resulted in award payouts equal to about 38% of target payout on the global EBITDA portion of the performance goal. As noted above, Mr. Kloosterboer’s and Mr. Elrod’s EBITDA payout was also impacted by regional performance, which in the case of Mr. Kloosterboer was significantly above target and in the case of Mr. Elrod was below target.

In addition, each of our NEOs achieved on average 93% of their applicable SOP goals for fiscal 2015. For Mr. Stuewe, the committee noted that he had substantially met each of his stated SOP goals as follows:

GOAL	RESULT
Achieve Cost Control Measures

■   Paid down debt by a total of $118. 2 million in 2015

■    Reduced SG&A expenses year-over year by $52.0 million

■    Improved working capital (inventory, receivables, prepaids, accounts payable and accrued expenses) by $31.3 million year-over-year

■    Managed capex outflows to business conditions

Continue to Drive Growth in the Core Businesses

■   Increased raw material volumes in our Feed segment by 4.8% year-over-year, thereby increasing the amount of our finished product for sale

■    Expanded our premium wet pet food business (a value added product line) through construction and commissioning of two new productions facilities

■   Completed construction of new Bakery Feed facility

■    Completed major expansion/upgrade of gelatin processing facility in Dubuque, Iowa

■    Continued construction of two new U.S. rendering facilities, on schedule and budget, to be completed in the second half of 2016

Achieve Global Safety Goals	■ Exceeded the Company’s global safety goals, including those for lost time accidents and fleet accidents
Execute Global Brand Building and Communications	■ Completed development and rollout of new global branding and communications program, including new website and point of sale materials
Develop Global Succession Plan	■ Completed formation of succession planning team and implementation of new succession planning tools

Accordingly, with respect to the SOPs, Mr. Stuewe earned approximately 95% of target. The other NEOs earned between approximately 81% and 100% of target on the SOP portion.

The chart below provides a summary of the awards earned for EBITDA and SOP performance by each NEO.

Award Payouts Based on Actual Performance

EXECUTIVE	FISCAL 2015 TARGET BONUS OPPORTUNITY	EBITDA PAYOUT (65% WEIGHTING)	SOP PAYOUT (35% WEIGHTING)	TOTAL AIP PAYOUT	TOTAL PAYOUT AS A PERCENT OF TARGET
Mr. Stuewe	$1,000,000	$246,201	$332,500	$578,701	57.9%
Mr. Muse	$325,000	$80,015	$113,750	$193,765	59.6%
Mr. Kloosterboer	$372,991	$206,250	$117,492	$323,742	86.8%
Mr. Bullock	$230,700	$56,798	$65,404	$122,202	53.0%
Mr. Elrod	$212,500	$40,533	$73,532	$114,065	53.7%

2016 Proxy Statement 37

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

LONG-TERM INCENTIVE COMPENSATION

Overview

Each of our NEOs was provided with long-term incentive award opportunities for fiscal 2015 that were tied to our performance. The principal objectives of the LTI design are to (i) motivate our NEOs to drive sustained long-term stockholder value creation, (ii) grant award opportunities that are based on the competitive market, but then adjusted for our performance, and (iii) provide the NEOs with equity ownership opportunities that will further enhance their alignment with our stockholders’ interests. The committee believes that providing long-term equity-based awards incentivizes executives to balance short- and long-term decisions, which helps to mitigate excessive risk-taking by our executives.

For 2015, the committee continued to evaluate the appropriateness of the company’s LTI program and determined that at the time the program was being implemented, it was effectively driving stockholder value creation and financial performance, and was well understood by participants. In an ongoing effort to promote continuing improvement and fairly account for recent acquisitions, the committee modified the following aspects of the LTI program effective for fiscal 2015 for all of our NEOs, as well as our other corporate and North America-based executives:

■	LTI target level performance was based upon a blended ROGI derived from (i) performance against the Performance Peer Group and (ii) for our recently acquired Darling Ingredients International and Rothsay businesses, targeted levels of ROGI that are designed to take into account the impact on ROGI of the multiple paid for these businesses. The ROGI performance standard for these businesses will be transitioned to our normal target levels (vs. our Performance Peer Group) over a five-year period. Therefore, management will still be held accountable for the investment by requiring achievement of target performance levels that are stepped up each year for these businesses.

■	The ROGI performance period was changed from five to three years. The company’s three-year ROGI is compared to the Performance Peer Group companies in setting the ROGI target levels. The committee believes this change continues to drive long-term performance, but better aligns the performance period with market practice and more efficiently connects recent financial performance with compensation.

The committee views these modifications to be aligned with the objectives of motivating performance in key financial metrics based on performance targets that are stretch, but attainable. The program is well-designed to drive shareholder value creation and focus executives on areas over which they have the most direct impact.

Additional detail with respect to the design of the long-term incentive program is provided below.

Mix of Equity Awards

Under the 2012 Omnibus Plan, the committee may grant various types of equity-based awards. Consistent with prior years, the committee continued to provide long-term incentives for fiscal 2015 through performance-based restricted stock and performance-based stock options. With respect to those awards, the target value was provided using the following mix:

■	Mr. Stuewe’s awards were weighted 53% as performance-based restricted stock and 47% as performance-based stock options, which is a heavier weighting towards stock options than used for the other NEOs. As noted below, as in the prior year, Mr. Stuewe’s target LTI award opportunity was 300% of base salary, with a significant portion of this opportunity being in the form of performance-based stock options in order to further motivate Mr. Stuewe to create stockholder value above current levels over a multi-year period.

■	For the other NEOs, the awards were weighted 80% as performance-based restricted stock and 20% as performance-based stock options, consistent with the weighting used in prior fiscal years.

38 2016 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Approach to Granting Long-Term Incentives

The chart below summarizes the approaches used by the committee in granting LTI awards for fiscal 2015 to our NEOs. Additional details with respect to the approaches are provided below.

At the beginning of the year, the committee establishes a set dollar award opportunity for each NEO. That dollar award opportunity is then converted to a target number of performance-based stock options and performance-based restricted shares using the mix described in the section “Mix of Equity Awards.”

■	The target number of performance-based stock options is determined by dividing the target dollar value to be provided in performance-based stock options by a Black-Scholes value for a performance-based stock option determined as of the beginning of the fiscal year.

■	The target number of performance-based restricted shares is determined by dividing the target dollar value to be provided in performance-based restricted stock by an adjusted per share value for our stock as of the beginning of the fiscal year that reflects potential forfeiture events and performance conditions.

For the NEOs, the number of performance-based stock options and performance-based restricted shares granted in early 2016 for fiscal 2015 performance was based on the target number of awards adjusted for ROGI derived from our average ROGI performance for the most recently completed three years (2013—2015) compared to the Performance Peer Group (as described in additional detail below).

Once the size of the grant is approved by the committee based on actual performance results, 25% of the awards vest at grant and the remaining 75% of awards vest in three equal installments on the 1st, 2nd, and 3rd anniversaries of the date of grant.

Long-Term Incentive Award Opportunities

The chart below summarizes the target LTI award opportunities for the NEOs for fiscal 2015, which are the same as a percent of base salary with those in fiscal 2014. See the section entitled “2015 Performance Results and Performance-Based Grants—LTI” for detail with respect to actual awards granted based on our performance results.

Fiscal 2015 Target Long-Term Incentive Award Opportunities

EXECUTIVE	PERCENT OF BASE SALARY	IN DOLLARS		TARGET NUMBER OF PERFORMANCE-BASED STOCK OPTIONS	TARGET NUMBER OF PERFORMANCE-BASED RESTRICTED SHARES
Mr. Stuewe	300%	$3,000,000		177,843	112,322
Mr. Kloosterboer	100%	$856,070	*	21,749	48,078
Mr. Muse	100%	$500,000		12,703	28,080
Mr. Bullock	100%	$384,500		9,769	21,594
Mr. Elrod	100%	$425,000		10,798	23,868

*	The target number of performance-based stock options and restricted shares were calculated for Mr. Kloosterboer using this dollar amount, which was the amount of his base salary in U.S. dollars using the exchange rate at September 30, 2014 of 1.27325 dollars per euro.

2016 Proxy Statement 39

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Long-Term Incentive Program Performance Metrics and Range of Performance

Except for the switch in the performance metric for our NEOs from a 5-year average ROGI to a 3-year average ROGI, the design of the fiscal 2015 LTI program was generally similar to the design that was in place for fiscal 2014. The key design features of the LTI program for our NEOs are described below:

■	LTI awards are substantially performance-based, except for minimum award payout of 25% of the target award level for retention purposes (which feature has been eliminated for 2016 and going forward as further discussed below).

■	Performance is based on our average ROGI performance for the most recently completed three years (2013—2015) compared to the Performance Peer Group
■	Once an award is granted following the completion of the performance period, there are additional time-vesting requirements to enhance retention

The committee believes that the 2015 design of the LTI program continued to motivate long-term ROGI performance that exceeds the median long-term performance of our Performance Peer Group, which we believe is likely to lead to stockholder value creation. For this purpose:

ROGI	=	earnings before interest, taxes, depreciation, and amortization (EBITDA)	÷

the sum of total assets plus accumulated depreciation minus other liabilities (other than those incurred to financing institutions, indebtedness issued to institutional investors and indebtedness registered under the Securities Act of 1933)

The committee also believes that the 3-year performance measurement period is consistent with the committee’s objective to measure how we perform against a long-term standard for ROGI performance. This approach also recognizes that we are subject to commodity price fluctuation that may impact financial performance positively or negatively. Thus, the committee believed it was appropriate to compare our performance to that of other cyclical and/or volatile companies whose financial performance is influenced, either up or down, by external conditions such as changes in commodity prices. In determining the fiscal 2015 grant, the committee considered our past performance vs. the Performance Peer Group.

In establishing the ROGI performance goals, competitive levels of ROGI performance are determined based on a blended ROGI derived from (i) ROGI for the Performance Peer Group over a 3-year period and (ii) for our recently acquired Darling Ingredients International and Rothsay businesses, targeted levels of ROGI. That competitive assessment served as the basis for establishing the performance goals at threshold, target and maximum levels of performance for fiscal 2015. The fiscal 2015 ROGI performance curve, which applies to all NEOs, is summarized below:

Fiscal 2015 Long-Term Incentive Program for NEOs

ACHIEVEMENT	PERFORMANCE PEER GROUP PERCENTILE RANK	REQUIRED LEVEL OF ROGI PERFORMANCE	AWARD PAYOUT (PERCENTAGE OF TARGET)
Below Threshold	Below 25th Percentile	Below 9.5%	25%
Threshold	25th Percentile	9.5%	25%
Target	50th Percentile	13.4%	100%
Maximum or Above	75th Percentile	17.6%	200%

For 2015, the design again included a minimum award payout of 25% of the target award level for performance below threshold. The committee viewed this portion of the award as an effective retention award, because payout of the award remains conditioned on continued employment through the applicable vesting period. The committee believed that having a minimum, but significantly reduced, payout for the long-term incentive compensation opportunity in 2015 continued to directly link the compensation results for the NEOs to our performance, but appropriately balanced that goal with the need to create longer-term retention of key management. As part of its comprehensive re-design of the executive compensation program for 2016 and in response to feedback from our stockholders, the committee has eliminated this feature from our executive compensation program going forward. See “Fiscal 2016 Changes to Our Executive Compensation Program” below.

40 2016 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

2015 Performance Results and Performance-Based Grants-LTI

We achieved 3-year ROGI performance for fiscal 2015 equal to 14.8%, which equated to 66th percentile performance relative to our Performance Peer Group. This performance resulted in awards under the LTI program at 165.7% of target for the NEOs. As a result, the following number of performance-based stock options and restricted shares were granted in March 2016.

	PERFORMANCE-BASED STOCK OPTIONS		PERFORMANCE-BASED RESTRICTED STOCK
EXECUTIVE	TARGET NUMBER	ACTUAL NUMBER GRANTED BASED ON PERFORMANCE	TARGET NUMBER	ACTUAL NUMBER GRANTED BASED ON PERFORMANCE
Mr. Stuewe	177,843	294,686	112,322	186,117
Mr. Muse	12,703	21,049	28,080	46,529
Mr. Kloosterboer	21,749	36,039	48,078	79,665
Mr. Bullock	9,769	16,187	21,594	35,781
Mr. Elrod	10,798	17,892	23,868	39,550

2013 SPECIAL AWARD TO MR. BULLOCK

In August 2013, the committee granted Mr. Bullock a special restricted stock award under the 2012 Omnibus Plan of 24,000 shares. This award recognized Mr. Bullock’s efforts in helping the company execute upon its renewable fuels strategy, including the negotiation of the DGD joint venture with Valero Energy Corporation and the successful completion and startup of the DGD facility. The award was designed to encourage both the successful operation of the DGD facility and Mr. Bullock’s continued retention. The first 8,000 shares of the award were vested upon grant. The remaining 16,000 shares became vested in equal installments during fiscal 2014 and fiscal 2015 because the DGD joint venture attained a specified level of trailing 12-month EBITDA in each of those years, as reflected in the financial statements for Diamond Green Diesel LLC prepared in accordance with generally accepted accounting principles.

Other Features of Our Compensation Program

2014 SPECIAL PERFORMANCE SHARE UNIT AWARDS

In January 2014, the NEOs, other than Messrs. Muse and Elrod, received an award of PSUs under the 2012 Omnibus Plan at the closing of the acquisition of VION Ingredients. The awards were designed with two objectives: (i) to encourage the NEOs and other participants to successfully integrate Darling Ingredients International as demonstrated by achieving pre-determined levels of EBITDA, both globally and for Darling Ingredients International, over 2014 through 2016 and (ii) to create a dual focus for NEOs and other participants of balancing EBITDA performance at Darling Ingredients International with overall company performance to align with stockholder value creation. The following chart summarizes the target award amounts granted to our NEOs:

EXECUTIVE	TARGET NUMBER OF PSUs	FULLY VESTED SHARES AT CLOSING	TOTAL
Mr. Stuewe	100,000	0	100,000
Mr. Kloosterboer	112,500	37,500	150,000
Mr. Bullock	100,000	0	100,000

2016 Proxy Statement 41

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The PSUs will vest in three equal installments on the first, second and third anniversaries of the closing of the VION Ingredients acquisition (i.e., January 7, 2014) based on attainment of specified levels of adjusted EBITDA globally and for Darling Ingredients International for fiscal years 2014, 2015 and 2016, respectively. To earn the installment for a vesting date, the target level of adjusted EBITDA both globally and for Darling Ingredients International must be achieved for the immediately preceding fiscal year, although for Mr. Kloosterboer for 2014 only, performance was measured based solely on adjusted EBITDA for Darling Ingredients International. If the target levels of adjusted EBITDA for the fiscal year are not achieved both globally and for Darling Ingredients International, the installment for the related vesting date will be forfeited. If the target level of adjusted EBITDA for the fiscal year either globally or for Darling Ingredients International is achieved, but is not achieved for the other entity, a portion of the installment for the related vesting date may be earned as follows:

PERCENTAGE OF PERFORMANCE GOAL ACHIEVED
GLOBAL TARGET GOAL ACHIEVED, DARLING INGREDIENTS INTERNATIONAL GOAL ACHIEVED AT FOLLOWING PERCENTAGE OF TARGET	DARLING INGREDIENTS INTERNATIONAL TARGET GOAL ACHIEVED, GLOBAL GOAL ACHIEVED AT FOLLOWING PERCENTAGE OF TARGET	PERCENTAGE OF INSTALLMENT VESTING ON THE VESTING DATE
98%	99%	90%
96%	98%	80%
94%	97%	70%
Below 94%	Below 97%	0%

Providing for partial awards if the EBITDA goal for one entity is narrowly missed (as long as the EBITDA goal for the other entity is achieved) maintains a pay-for-performance culture and avoids an incentive to take unnecessary risk in order to receive any payout under this compensation program. To the extent an award is vested on a vesting date, the award will be settled by delivery of fully vested shares of our common stock, subject to any applicable tax withholding requirements.

The requisite performance target goals for fiscal 2014 were exceeded, and, therefore, the first one-third of the PSU awards became vested on January 7, 2015 and was paid in March 2015 after performance results were certified by the committee. However, the requisite performance target goals were not met for fiscal 2015, so therefore the second one-third of the PSU award opportunity was forfeited by each of the participants. The committee believes that this award outcome represents strong alignment between pay and performance. The program is functioning as designed because no payout was made on the second installment for performance below the requisite target level.

The full grant date fair value of the special PSU awards is included in the Summary Company Table on page 47 as 2014 compensation, in accordance with SEC rules. The committee, however, views the special PSU awards as a one-time grant linked to the closing of the VION Ingredients acquisition that becomes earned only to the extent we achieve sustainable EBITDA performance goals. Accordingly, the committee does not view the special PSU award as part of the regular total direct compensation opportunity of the NEOs. Moreover, in response to its shareholder engagement process, the committee has reinforced its philosophy to strictly limit the use of special awards and we do not currently anticipate a need for special awards in the future, other than one-time transition PSUs which are being granted as part of the re-designed 2016 executive compensation program to facilitate the major shift from a backward-looking to a forward-looking plan design.

42 2016 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

RETIREMENT BENEFITS AND PERQUISITES

Retirement Benefits

Our company offers a 401(k) plan to all of its eligible U.S.-based salaried employees. The 401(k) plan includes an employer contribution ranging from 3% to 6% of a participant’s base salary, based on age, and a matching contribution of 25% of a participant’s contributions up to 6% of a participant’s base salary. Our company also maintains a Salaried Employees’ Retirement Plan which was frozen effective December 31, 2011 and no future benefit will accrue after such date. Prior to December 31, 2011, participants accrued a benefit calculated on “average monthly pay” based upon the highest 60 consecutive months of the latest 120 months (and subject to certain limitations) and the years of service completed.

Mr. Kloosterboer participates in a pension arrangement for which all Darling Ingredients International Dutch employees in the Netherlands are eligible. The pension arrangement consists of both a defined benefit and a defined contribution arrangement. Participation in the pension arrangement is compulsory for all covered employees. All covered employees contribute one-third to the overall pension arrangement costs as a fixed percentage of their salary. See the Pension Benefits Table included elsewhere in this proxy statement for additional details on the defined benefit portion of the arrangement.

We do not provide special or supplemental retirement benefits to our NEOs.

Perquisites and Other Personal Benefits

Our company provides NEOs with modest perquisites and other personal benefits, generally in the form of a company automobile (or related allowance) and certain club dues, all as reflected in the All Other Compensation column in the Summary Compensation Table included elsewhere in this Proxy Statement. The committee believes these benefits are reasonable and consistent with our overall executive compensation program to better enable our company to attract and retain superior employees for key positions. The committee periodically reviews the levels of perquisites and other personal benefits provided to NEOs.

EMPLOYMENT AND SEVERANCE AGREEMENTS

Our company previously entered into an employment agreement with Mr. Stuewe, and this agreement remains in effect. Mr. Stuewe agreed to an amendment to this employment agreement in March 2015 that made two key changes for the benefits of long-term stockholders and consistent with the agreements for other NEOs:

■	Elimination of an excise tax gross-up related to potential change in control “parachute” payments; and

■	Elimination of a “modified single trigger” severance provision that would have allowed him to resign, without good reason, during a period following a change in control and still be entitled to severance payments.

Our company has entered into Senior Executive Termination Benefits Agreements with Messrs. Muse, Bullock and Elrod that provide for, among other things, potential payments and other benefits upon termination of employment for a variety of reasons. We entered into an employment agreement with Mr. Kloosterboer in connection with the VION Ingredients acquisition that includes certain notice period requirements for any termination of employment.

Historically, our company’s equity compensation awards have included provisions automatically accelerating vesting upon a change in control (sometimes referred to as “single-trigger” vesting). For equity awards granted beginning in 2015 (for 2014 performance), the award agreements no longer include automatic single-trigger vesting. Instead, the award agreements provide for vesting following a change in control only if there is also an involuntary termination (either by the company without cause or by the executive for good reason) within a stated period following the change in control, provided that the awards are assumed or replaced by the acquiring company. This is often referred to as “double-trigger” vesting, as it requires both a change in control (the first trigger) and a subsequent involuntary termination (the second trigger).

See “Employment Agreements” and “Potential Payments upon Termination or Change-in-Control” included elsewhere in this Proxy Statement for a description of these agreements, including the severance benefits thereunder.

The committee believes that these severance arrangements are an important part of overall compensation for our NEOs and an important recruitment and retention tool as most of our competitors have implemented similar arrangements for their senior employees. Certain of these agreements include committee approved change of control provisions to provide reasonable personal protection to our senior executives in the context of an actual or potential change of control of our company. The committee views these arrangements as preventing management distraction during the critical periods prior to and immediately following a change of control.

2016 Proxy Statement 43

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

STOCK OWNERSHIP AND RETENTION POLICY

Our company has stock ownership guidelines to further align the interests of our non-employee directors and NEOs with those of our stockholders. The guidelines require our NEOs and non-employee directors to maintain an investment in our common stock at the following levels:

■	Chief Executive Officer: five times his annual base salary;

■	Other NEOs: 2.5 times his or her annual base salary; and

■	Non-employee Directors: five times his or her annual cash retainer.

Each of the NEOs and non-employee directors must retain at least 75% of any shares of our common stock received in connection with incentive awards (after sales for the payment of taxes and shares withheld to cover the exercise price of stock options) until such person is in compliance with the stock ownership guidelines. In determining whether the required investment levels have been met, shares will be valued using the closing price of our common stock on the later of (i) the date(s) acquired, or (ii) March 23, 2011 (the date that the stock ownership guidelines were adopted).

POLICY AGAINST HEDGING AND PLEDGING COMPANY STOCK

The stock ownership guidelines prohibit each NEO and non-employee director from (A) engaging in (i) short-term trading (generally defined as selling company securities within six months following the purchase), (ii) short sales, (iii) transactions involving derivatives, (iv) hedging transactions or (v) any other contractual derivative transactions, such as total return swaps and (B) holding company securities in a margin account or pledging company securities as collateral for a loan.

COMPENSATION RECOVERY (CLAWBACKS)

During 2014, based in part on feedback from meetings with key stockholders, we adopted a compensation recovery policy that goes beyond the policies currently required by law. Specifically, the policy requires each executive officer to reimburse the company for all or a portion of any annual or long-term incentive compensation paid to the executive officer based on achievement of financial results that were subsequently the subject of a restatement due to the executive’s misconduct, to the extent determined by the Board of Directors. The Board of Directors may also determine to forfeit unvested awards, reduce future compensation or take other disciplinary actions (including termination of employment). The committee believes that this compensation recovery policy enhances our governance practices by creating direct financial costs to NEOs whose misconduct leads to a material financial restatement.

In addition, as required by the Sarbanes-Oxley Act of 2002, upon restatement of our company’s financial statements, the Chief Executive Officer and Chief Financial Officer would be required to reimburse us for any (i) bonuses, (ii) other incentive or equity-based compensation, and/or (iii) profits from stock sales, received in the 12 month period following the filing of financial statements that were later required to be restated due to the misconduct. Our company will also implement the incentive compensation “clawback” provisions mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 in accordance with the requirements of that Act as the method of their implementation becomes finalized by the stock exchanges.

TAX CONSIDERATIONS

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly-held corporations for annual compensation over $1,000,000 paid to certain executives of that corporation. The Internal Revenue Code generally excludes from the $1,000,000 limitation, any compensation paid based on the attainment of pre-established, objective performance goals established under a stockholder-approved plan. The committee uses, where practical, compensation policies and programs that preserve the tax deductibility of executive compensation; however, the committee at its sole discretion may approve payment of nondeductible compensation from time to time if the committee determines that it is in the best interest of our company to do so.

44 2016 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Fiscal 2016 Changes to Our Executive Compensation Program

As a continuing process of evaluating the company’s executive compensation program in light of current trends and best governance practices and in response to its stockholder engagement process, the committee implemented significant changes to the executive compensation program effective for NEOs for fiscal 2016 as summarized below. Compensation related to these changes will be comprehensively covered in our 2017 proxy statement, where the compensation-related tables will reflect these changes.

Annual Incentive Plan (AIP)

■	Maximum payout reduced from 300% to 200% of target

■	Metrics will continue to be EBITDA (65%) and SOP goals (35%) with fiscal 2016 SOP goals specifically focused on growth, cost controls and personal strategic achievements

Long-Term Incentives (LTI)

■	LTI value mix adjusted to 40% stock options (SOs) and 60% Performance Share Units (PSUs)

■	Eliminate immediate 25% vesting. Instead, SO vesting will be 33-1/3% on the 1st, 2nd, and 3rd anniversaries of grant

■	PSUs shift from backward-looking to forward-looking performance measurement

☐	Annual, overlapping grants will be tied to three-year, forward-looking performance based on Average ROCE relative to Performance Peer Group, as follows:

PERFORMANCE LEVEL	2016-2018 AVERAGE ROCE VS. PERFORMANCE PEERS	PAYOUT % OF TARGET # OF PSUs
Below Threshold	At or less than 30th percentile	0%
Target	At 50th percentile	100%
Maximum	Above 80th percentile	225%

☐	For performance between the 30th and 80th percentiles, the number of PSUs earned will be interpolated between threshold-target and target-max

☐	Cliff vesting for PSUs based on three-year performance from 2016 to 2018; earned award to be determined within the first quarter of 2019

☐	Transition grants will be made in the year of the switch to forward-looking PSUs. Target value for PSUs in 2016 will be split between

1.	Regular PSUs (75% of target award); and

2.	One-time Transition PSUs (25% of target award) with cliff vesting based on two-year performance from 2016 to 2017; earned award to be determined within the first quarter of 2018 by applying the same payout curve to 2016-2017 Average ROCE vs. Performance Peer Group

☐	No guaranteed vesting; if performance is below threshold, no PSUs will be earned.

☐	Holding periods: Vested and earned PSUs (net of shares needed to pay taxes) will be subject to a holding period (restriction on sale) for two years after the end of the performance period

☐	TSR Collar: Reduce (or increase) the number of PSUs earned if TSR relative to the Performance Peers ranks near the bottom (or near the top)

1.	30% reduction in number of PSUs eligible for vesting if TSR is at or less than 30th percentile of the Performance Peer Group

2.	No change if TSR is greater than 30th percentile, but less than or equal to 80th percentile

3.	30% increase in number of PSUs eligible for vesting if TSR is above the 80th percentile (but not to exceed 225% of target number of PSUs)

4.	TSR is measured over three years for Regular PSUs and over two years for one-time Transition PSUs using a 20-day average for the starting and ending price points

2016 Proxy Statement 45

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

For purposes of the 2016 executive compensation program, ROCE will be determined as follows:

ROCE	=	earnings before interest, taxes, depreciation, and amortization (EBITDA)	÷	CAPITAL EMPLOYED	where	CAPITAL EMPLOYED	=	the sum of (i) current assets (excluding cash) less current liabilities (excluding the current portion of any long-term debt), plus (ii) gross property, plant and equipment (including gross intangibles but excluding goodwill), plus (iii) equity in nonconsolidated subsidiaries

The committee believes that, given the substantial growth of our company over the last ten years, the use of ROCE will more appropriately measure our company’s operating performance against its peers by excluding goodwill from the calculation and thereby better focusing on the value of a particular asset and the working capital needed to run that asset.

COMPENSATION COMMITTEE REPORT

The compensation committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on that review and those discussions, the compensation committee recommends to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

D. Eugene Ewing, Chairman

John D. March

Justinus J.G.M. Sanders

46 2016 Proxy Statement

EXECUTIVE COMPENSATION

Summary Compensation Table

Summary Compensation Table

The following table sets forth certain information with respect to the total compensation paid or earned by each of our named executive officers for our fiscal years 2015, 2014 and 2013.

NAME AND PRINCIPAL POSITION	YEAR	SALARY	BONUS	STOCK AWARDS		OPTION AWARDS		NON-EQUITY INCENTIVE PLAN COMPEN- SATION (4)	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPEN- SATION EARNINGS (5)	ALL OTHER COMPEN- SATION		TOTAL
Randall C. Stuewe Chairman and Chief Executive Officer	2015	$1,000,000	—	$2,253,877	(1)	$1,284,595	(1)	$578,701	—	$72,091	(6)	$5,189,264
	2014	1,000,000	—	5,297,582	(2)	1,692,608	(2)	1,031,159	45,681	69,491		9,136,521
	2013	850,000	—	3,213,863	(3)	545,611	(3)	1,737,002	0	60,151		6,406,627

John O. Muse (11) Executive Vice President – Chief Financial Officer	2015	500,000	—	563,466	(1)	91,757	(1)	193,765	—	151,301	(7)	1,500,289
	2014	1,700,000	—	412,545	(2)	—		—	49,272	119,053		2,280,870
	2013	500,000	—	1,429,478	(3)	192,567	(3)	670,070	0	61,956		2,854,071

Dirk Kloosterboer (12) Chief Operating Officer	2015	745,982	—	964,743	(1)	157,101	(1)	323,742	—	124,350	(8)	2,315,918
	2014	871,886	—	3,648,030	(2)	88,768	(2)	398,321	1,110,049	137,114		6,254,168

John Bullock Executive Vice President – Chief Strategy Officer	2015	384,500	—	433,308	(1)	70,562	(1)	122,202	—	102,154	(9)	1,112,726
	2014	375,000	—	2,614,069	(2)	90,675	(2)	243,964	—	37,702		3,361,410
	2013	309,000	—	810,282	(3)	59,503	(3)	279,172	—	20,767		1,478,724

Rick A. Elrod (13) Executive Vice President – Dar Pro U.S.A.
	2015	425,000	—	478,951	(1)	77,995	(1)	114,065	—	33,910	(10)	1,129,921

1.	In the case of the stock awards column, represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of the performance based restricted stock award granted to Messrs. Stuewe, Muse, Kloosterboer, Bullock and Elrod on March 7, 2016 under the 2015 LTI Program. In the case of the option awards column, represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of the stock option award granted to Messrs. Stuewe, Muse, Kloosterboer, Bullock and Elrod on March 7, 2016 under the 2015 LTI Program. See “Components of Fiscal 2015 Executive Compensation Program – Long-Term Incentive Compensation” on page 38. In addition, see Note 13 of the consolidated financial statements in our Annual Report for the fiscal year ended January 2, 2016 regarding assumptions underlying valuation of equity awards.

2.	In the case of the stock awards column, represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of the performance based restricted stock award granted to Messrs. Stuewe, Kloosterboer and Bullock on March 10, 2015 and, in the case of Messrs. Stuewe and Muse, the performance based restricted stock awards granted on December 18, 2014 under an incentive program related to our acquisition of Griffin Industries Inc. in 2010 and, in the case of Messrs. Stuewe, Kloosterboer and Bullock, the performance share unit awards granted on January 7, 2014. The amount included for the performance share unit awards was based on an assumed probable outcome that 100% (maximum) of the awards would be earned. The 2014 portion (one-third) of this award was earned, while the 2015 portion (one-third) was not and was therefore forfeited entirely. In the case of the option awards column, represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of the stock option award granted to Messrs. Stuewe, Kloosterboer and Bullock on March 10, 2015.

3.	In the case of the stock awards column, represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of the performance based restricted stock award granted on March 4, 2014 and, in the case of Messrs. Stuewe and Muse, the performance based restricted stock awards granted on December 17, 2013 under an incentive program related to our acquisition of Griffin Industries Inc. in 2010 and, in the case of Mr. Bullock, the performance based restricted stock award granted on August 5, 2013. In the case of the option awards column, represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of the stock option award granted on March 4, 2014.

2016 Proxy Statement 47

EXECUTIVE COMPENSATION

Summary Compensation Table

4.	The amounts reported in the Non-Equity Incentive Plan Compensation column reflect the amounts earned and payable to each named executive officer for fiscal 2015, 2014 and 2013, as the case may be, under the applicable annual incentive plan. For fiscal 2015, these amounts are the actual amounts earned under the awards described in the fiscal 2015 Grants of Plan-Based Awards table on page 49. For fiscal 2015, payments under the annual incentive plan were calculated as described in “Components of Fiscal 2015 Executive Compensation Program – Annual Incentive Compensation” on page 35.

5.	The item for fiscal 2015 represents the change in the actuarial present value of the named executive officers’ accumulated benefits under the applicable retirement plan from January 1, 2015 to December 31, 2015. This change is the difference between the fiscal 2014 and fiscal 2015 measurements of the present value, assuming that benefit is not paid until age 65. For fiscal 2015, the change in pension value for Messrs. Stuewe, Muse and Kloosterboer was negative—($9,805) for Mr. Stuewe, ($2,636) for Mr. Muse and ($190,000) for Mr. Kloosterboer—due primarily to changes in interest rate assumptions. Under SEC rules, these negative amounts are not included in the Summary Compensation Table. The item for fiscal 2014 represents the change in the actuarial present value of the named executive officers’ accumulated benefits under the applicable retirement plan from January 1, 2014 to December 31, 2014. This change is the difference between the fiscal 2013 and fiscal 2014 measurements of the present value, assuming that benefit is not paid until age 65. The significant change in pension value shown in 2014 for Mr. Kloosterboer was primarily due to the significant decrease in the discount rate as well as a change in the mortality table utilized in the calculation. The item for fiscal 2013 represents the change in the actuarial present value of the named executive officers’ accumulated benefits under the applicable retirement plan from January 1, 2013 to December 31, 2013. This change is the difference between the fiscal 2012 and fiscal 2013 measurements of the present value, assuming that benefit is not paid until age 65. For fiscal 2013, the change in pension value for Messrs. Stuewe and Muse was negative—($21,752) for Mr. Stuewe and ($53,806) for Mr. Muse—due primarily to changes in interest rate assumptions. Under SEC rules, these negative amounts are not included in the Summary Compensation Table. Each of these amounts was computed using the same assumptions used for financial statement reporting purposes under FAS 87, Employers’ Accounting for Pensions as described in Note 15 of the consolidated financial statements in our Annual Report for the fiscal year ended January 2, 2016.

6.	Represents $24,000 in auto allowance, $7,049 in personal auto use, $10,547 in club dues paid by our company, $10,620 in group life and $19,875 in employer contributions and employer discretionary contributions to our company’s 401(k) plan.

7.	Represents $10,500 in auto allowance, $3,000 in personal auto use, $10,547 in club dues paid by our company, $50,313 in group life, $55,891 in housing allowance paid by our company and $21,050 in employer contributions and employer discretionary contributions to our company’s 401(k) plan.

8.	Represents $32,606 in personal auto use, $6,102 in personal allowance, $7,767 in club dues paid by our company and $77,875 in employer pension contributions.

9.	Represents $12,000 in auto allowance, $4,806 in club dues paid by our company, $13,834 in group life, $51,639 in relocation expenses and $19,875 in employer contributions and employer discretionary contributions to our company’s 401(k) plan.

10.	Represents $13,647 in group life, $388 in aircraft use and $19,875 in employer contributions and employer discretionary contributions to our company’s 401(k) plan.

11.	Mr. Muse served as our Chief Financial Officer in fiscal 2013. In fiscal 2014 he served as our Chief Synergy Officer pursuant to the terms of a Transitional Services Agreement effective as of January 7, 2014, until his reappointment as Chief Financial Officer on December 8, 2014.

12.	Mr. Kloosterboer did not become a named executive officer until fiscal 2014. Accordingly, no information is given in this table for fiscal years prior to fiscal 2014. Mr. Kloosterboer is paid in euros, and his annual base salary in fiscal 2015 was €672,350. Accordingly, all amounts in the Summary Compensation Table other than the amounts in the Stock and Option Awards columns, as well as all dollar amounts of compensation noted elsewhere in this Proxy Statement for Mr. Kloosterboer (except for the value of shares of common stock and equity awards), represent data converted from euros. For 2015, compensation was converted at the average exchange rate during 2015 of 1.109514 dollars per euro.

13.	Mr. Elrod did not become a named executive officer until fiscal 2015. Accordingly, no information is given in this table for fiscal years prior to fiscal 2015.

48 2016 Proxy Statement

EXECUTIVE COMPENSATION

Grants of Plan-Based Awards

Grants of Plan-Based Awards

The following table sets forth certain information with respect to the plan-based awards granted to the named executive officers during the fiscal year ended January 2, 2016.

NAME	GRANT DATE (1)	ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS (2)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#)	ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS (#) (5)	EXERCISE OR BASE PRICE OF OPTION AWARDS ($/SH)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS
		THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#)	TARGET (#) (3)	MAXIMUM (#)
Randall C. Stuewe	2/6/15	$512,500	$1,000,000	$3,000,000
	2/6/15					186,117					$2,253,877	(4)
	2/6/15								294,686	$11.97	$1,284,595	(6)

John O. Muse	2/6/15	$166,563	$325,000	$975,000
	2/6/15					46,529					$563,466	(4)
	2/6/15								21,049	$11.97	$91,757	(6)

Dirk Kloosterboer	2/6/15	$191,158	$372,991	$1,118,973
	2/6/15					79,665					$964,743	(4)
	2/6/15								36,039	$11.97	$157,101	(6)

John Bullock	2/6/15	$118,234	$230,700	$692,100
	2/6/15					35,781					$433,308	(4)
	2/6/15								16,187	$11.97	$70,562	(6)

Rick A. Elrod	2/6/15	$108,906	$212,500	$637,500
	2/6/15					39,550					$478,951	(4)
	2/6/15								17,892	$11.97	$77,995	(6)

1.	Represents the date that the compensation committee approved the 2015 executive compensation program that contained award opportunities for each named executive officer dependent upon the achievement of pre-established financial and operational goals. Amounts shown for Mr. Kloosterboer are based on his annual base salary in fiscal 2015 of €672,350 and have been converted to U.S. Dollars using the conversion rate of €1:00:USD$1.109514, which is the full year average rate of the euro to the U.S. Dollar for 2015.

2.	Non-equity incentive awards granted to each of the named executive officers pursuant to the annual incentive bonus component of the 2015 Executive Compensation Program. These amounts assume achievement of 100% of the SOPs of the personal objective component of the annual incentive bonus payable pursuant to the 2015 executive compensation program. Actual payments under these awards have already been determined and paid and are included in the Non-Equity Incentive Plan Compensation column of the fiscal year 2015 Summary Compensation Table. For a detailed discussion of the annual incentive bonus for fiscal year 2015, see “Components of Fiscal 2015 Executive Compensation Program – Annual Incentive Compensation” on page 35.

3.	Represents the performance based restricted stock which was granted and issued to the recipients on March 7, 2016, after it was determined that our company exceeded the minimum pre-established financial goal required for such grant. The number of shares of such performance based restricted stock granted was determined in accordance with the terms of the 2015 executive compensation program. The awards vest in four equal installments, with the first installment vesting immediately upon the grant date and the remaining three installments vesting on the next three anniversary dates of the grant. Pursuant to the 2015 executive compensation program, the range of the award opportunity for performance based restricted stock for each named executive officer was as follows: 28,080 to 224,644 shares for Mr. Stuewe; 7,020 to 56,161 shares for Mr. Muse; 12,019 to 96,155 shares for Mr. Kloosterboer; 5,398 to 43,188 shares for Mr. Bullock; and 5,967 to 47,737 shares for Mr. Elrod. For a detailed discussion of the restricted stock awards, see “Components of Fiscal 2015 Executive Compensation Program – Long-Term Incentive Compensation” on page 38.

4.	Represents the grant date fair value of the performance based restricted stock award granted on March 7, 2016, computed in accordance with FASB ASC Topic 718.

5.	Represents the stock options which were granted and issued to the recipients on March 7, 2016, after it was determined that our company exceeded the minimum pre-established financial goal required for such grant. The number of stock options issued was determined in accordance with the terms of the 2015 executive compensation program. The exercise price of such stock options was determined based on the closing price of our company’s common stock on the NYSE on March 4, 2016. The awards vest in four equal installments, with the first installment vesting immediately upon the grant date and the remaining three installments vesting on the next three anniversary dates of the grant. Pursuant to the 2015 executive compensation program, the range of the award opportunity for stock options for each named executive officer was as follows: 44,461 to 355,686 for Mr. Stuewe; 3,176 to 25,406 for Mr. Muse; 5,437 to 43,499 for Mr. Kloosterboer; 2,442 to 19,537 for Mr. Bullock; and 2,699 to 21,595 for Mr. Elrod. For a detailed discussion of the stock option awards, see “Components of Fiscal 2015 Executive Compensation Program – Long-Term Incentive Compensation” on page 38.

(6)	Represents the grant date fair value of the stock option award granted on March 7, 2016, computed in accordance with FASB ASC Topic 718.

2016 Proxy Statement 49

EXECUTIVE COMPENSATION

Employment Agreements

Employment Agreements

Mr. Stuewe’s Employment Agreement

We are party to an employment agreement with Mr. Stuewe that was amended and restated effective as of January 1, 2009 and amended again in certain respects in March 2015, pursuant to which Mr. Stuewe was employed through December 31, 2015 with automatic extensions thereafter unless Mr. Stuewe’s employment is terminated earlier (i) by our company without cause (as defined in the agreement and discussed below) on not less than thirty days prior notice to Mr. Stuewe, (ii) by our company for cause (as defined in the agreement and discussed below) or upon Mr. Stuewe’s death or disability or (iii) by Mr. Stuewe for good reason (as defined in the agreement and discussed below). The agreement’s term was automatically extended for 2016.

Mr. Stuewe is employed as our Chairman and Chief Executive Officer. The employment agreement provides for a minimum annual base salary, subject to increases at the discretion of the compensation committee of our Board, and an annual bonus paid pursuant to our company’s employee bonus plan in accordance with personal and company performance targets established annually by our compensation committee in consultation with Mr. Stuewe. The agreement also provides for Mr. Stuewe to receive our standard retirement and welfare benefits for executive officers. Furthermore, under his employment agreement, Mr. Stuewe is entitled to receive an allowance of $2,000 per month for the exclusive purpose of purchasing or leasing a new automobile of his choice.

Cause is defined in Mr. Stuewe’s employment agreement to mean: (i) Mr. Stuewe’s breach of certain covenants in the employment agreement, including covenants in respect of confidentiality, non-competition and non-solicitation by Mr. Stuewe, (ii) Mr. Stuewe’s conviction by, or entry of a plea of guilty or no contest in, a court of competent and final jurisdiction for any crime (whether felony or misdemeanor) involving moral turpitude or punishable by imprisonment, (iii) Mr. Stuewe’s commission of any crime, act of fraud, embezzlement or theft upon or against our company in connection with his duties or in the course of his employment with our company or otherwise, or Mr. Stuewe’s commission of any crime, act of fraud, embezzlement or theft upon or against any third party, (iv) Mr. Stuewe’s continuing fail-

ure or refusal to perform his duties as required by the employment agreement or (v) gross negligence, insubordination, material violation by Mr. Stuewe of any duty of loyalty to our company or any other material misconduct on the part of Mr. Stuewe. In order to be terminated for the reasons stated in (iv) and (v), Mr. Stuewe must receive written notice from the Board stating the nature of Mr. Stuewe’s failure or refusal to comply with the terms of the employment agreement and must be given an opportunity to correct the act or omission complained of.

Good reason is defined in Mr. Stuewe’s employment agreement to mean the occurrence of any of the following events or actions: (i) any material reduction in Mr. Stuewe’s base salary, (ii) assignment to Mr. Stuewe of substantial duties materially inconsistent with his position as Chief Executive Officer or his experience or his demotion to a lesser position, (iii) our company’s failure to nominate Mr. Stuewe to the Board or removal of Mr. Stuewe from the Board (other than for cause or because of legal requirement), (iv) our company’s failure to pay or provide any amount of compensation or any material benefit that is due pursuant to the employment agreement or any plan, program, arrangement or policy with Mr. Stuewe, (v) a material increase in the indebtedness of our company over Mr. Stuewe’s objections, (vi) any material change in the geographic location at which Mr. Stuewe must principally perform his duties for our company, which, for purposes of the employment agreement, means Mr. Stuewe’s permanent relocation to any office or location which is located outside of the Dallas/Fort Worth metropolitan area or (vii) any action or inaction that constitutes a material breach by our company of the employment agreement, including without limitation, any failure of our company to obtain an agreement from any successor of our company to perform the employment agreement in accordance with the terms of the employment agreement. A finding of good reason pursuant to the above definition is not effective unless Mr. Stuewe provides our company with written notice within sixty calendar days of becoming aware of the facts and circumstances giving cause to the “good reason” and, if the facts and circumstances are capable of being cured, gives our company the opportunity to cure within thirty days of the notice.

Mr. Stuewe’s employment agreement also includes severance arrangements. These severance arrangements are discussed under the heading “Potential Payments upon Termination or Change of Control” beginning on page 54.

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EXECUTIVE COMPENSATION

Employment Agreements

Mr. Kloosterboer’s Employment Agreement

In connection with the closing of the Vion acquisition, we entered into an employment agreement dated as of February 12, 2014, with Mr. Kloosterboer, pursuant to which Mr. Kloosterboer serves as our Chief Operating Officer. The employment agreement is governed by the laws of The Netherlands and will continue in effect until the last day of the month during which Mr. Kloosterboer reaches the retirement date under his pension scheme (as applicable from time to time), but in any event no later than the date on which he will be eligible for state old-age pension benefits, subject to earlier termination as provided in the employment agreement. The employment agreement provides for a minimum annual base salary, subject to annual increases at the discretion of the compensation committee of our Board. The employment agreement also provides that Mr. Kloosterboer will participate in our executive bonus program, with his bonus opportunity in fiscal years 2014, 2015 and 2016 being no less than the opportunity under his 2013 long term and short term incentive arrangements, as more fully described in the employment agreement. The employment agreement also provides for Mr. Kloosterboer to receive certain benefits, including, without limitation, participation in pension plans, an expense allowance, use of a company vehicle, vacation and salary continuation in the event of incapacity to work, as more fully described in the employment agreement. The employment agreement also contains certain covenants for the benefit of our company, including, without limitation, relating to non-competition, non-solicitation of our employees, clawback of bonus awards and protection of our confidential information.

2016 Proxy Statement 51

EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-End

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to unexercised options, stock that has not vested and equity incentive plan awards for each named executive officer that are outstanding as of our fiscal year ended January 2, 2016:

	OPTION AWARDS					STOCK AWARDS
NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE		OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)		EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)
Randall C. Stuewe	21,581	—		$8.21	03/09/2020	251,709	(4)	$2,647,979	33,333	(6)	$350,663
	36,285	—		$14.50	03/08/2021
	69,484	—		$16.98	03/06/2022
	55,329	18,443	(1)	$16.53	03/05/2023
	30,562	30,562	(2)	$19.94	03/04/2024
	75,675	227,025	(3)	$14.76	03/10/2025

John O. Muse (7)	6,189	—		$16.98	03/06/2022	—		—	—		—
	13,019	—		$16.53	03/05/2023
	16,180	—		$19.94	03/04/2024

Dirk Kloosterboer	3,969	11,906	(3)	$14.76	03/10/2025	26,318	(5)	$276,865	37,500	(6)	$394,500

John Bullock	5,859	1,952	(1)	$16.53	03/05/2023	38,568	(4)	$405,735	33,333	(6)	$350,663
	3,334	3,332	(2)	$19.94	03/04/2024
	4,054	12,162	(3)	$14.76	03/10/2025

Rick A. Elrod	3,584	1,194	(1)	$16.53	03/05/2023	12,528	(4)	$131,795	—		$—
	2,038	2,039	(2)	$19.94	03/04/2024
	811	2,434	(3)	$14.76	03/10/2025

1.	These stock options were granted on March 5, 2013 and vest in four equal installments, with the first installment vesting immediately upon the grant date and the remaining three installments vesting on the next three anniversary dates of the grant.

2.	These stock options were granted on March 4, 2014 and vest in four equal installments, with the first installment vesting immediately upon the grant date and the remaining three installments vesting on the next three anniversary dates of the grant.

3.	These stock options were granted on March 10, 2015 and vest in four equal installments, with the first installment vesting immediately upon the grant date and the remaining three installments vesting on the next three anniversary dates of the grant.

4.	These shares are part of awards granted on March 5, 2013, March 4, 2014 and March 10, 2015, which awards each vest in four equal installments, with the first installment vesting immediately upon the grant date and the remaining three installments vesting on the next three anniversary dates of the grant.

5.	These shares are part of the award granted on March 10, 2015, which award vests in four equal installments, with the first installment vesting immediately upon the grant date and the remaining three installments vesting on the next three anniversary dates of the grant.

6.	These shares are part of the performance share unit award granted on January 7, 2014.

7.	As previously reported, all of Mr. Muse’s unvested equity compensation awards outstanding as of December 31, 2014 vested on such date pursuant to the terms of a Transitional Services Agreement between Mr. Muse and our company.

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EXECUTIVE COMPENSATION

Option Exercises and Stock Vested

Option Exercises and Stock Vested

The following table lists the number of shares acquired and the value realized as a result of option exercises by the named executive officers during the fiscal year ended January 2, 2016, and the value of any restricted stock that vested during the fiscal year ended January 2, 2016.

	OPTION AWARDS		STOCK AWARDS
	SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)	SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)
Randall C. Stuewe	82,600	$838,390	194,076	$3,074,336
John O. Muse	—	—	—	—
Dirk Kloosterboer	—	—	46,273	774,011
John Bullock	—	—	58,297	924,433
Rick A. Elrod	—	—	6,686	107,303

Pension Benefits

The following table shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each named executive officer, under our Salaried Employees’ Retirement Plan determined using interest rate and post-retirement mortality rate assumptions. These values are calculated assuming retirement at age 62, the earliest age at which a participant can receive an unreduced retirement benefit from our Salaried Employees’ Retirement Plan, other than with respect to Mr. Muse, who is age 67. Our Salaried Employees’ Retirement Plan was frozen effective December 31, 2011. Information regarding our Salaried Retirement Plan and the terms and conditions of payments and benefits available under the plan can be found under the heading “Other Features of our Compensation Program – Retirement Benefits and Perquisites” on page 43.

NAME	PLAN NAME	NUMBER OF YEARS CREDITED SERVICE (#)	PRESENT VALUE OF ACCUMULATED BENEFIT ($)	PAYMENTS DURING LAST FISCAL YEAR ($)
Randall C. Stuewe	Salaried Employees’ Retirement Plan	8.83	$222,490	–
John O. Muse	Salaried Employees’ Retirement Plan	14.17	610,842	–
Dirk Kloosterboer	Netherlands—SPS Pension Plan	35.75	3,063,368	–
John Bullock	—	—	—	–
Rick A. Elrod	—	—	—	–

The present value of accumulated benefits has been calculated as of January 2, 2016, which is the measurement date for financial statement reporting purposes. The present value of accumulated benefits has been calculated assuming an age 62 retirement date (the earliest unreduced retirement age under the plan), other than with respect to Mr. Muse, who is age 67, and no pre-retirement death, disability, or withdrawal was assumed. All other assumptions used (including a 4.30% discount rate for Messrs. Stuewe and Muse, a 2.60% discount rate for Mr. Kloosterboer and a projection of the 2015 IRS Prescribed Mortality Static Annuitant, male and female) are consistent with the assumptions used for our company’s audited financial statements for the fiscal year ended January 2, 2016. See Note 15 of the consolidated financial statements in our Annual Report for the fiscal year ended January 2, 2016 for more information regarding the assumptions underlying the valuation of the pension benefits.

2016 Proxy Statement 53

EXECUTIVE COMPENSATION

Potential Payments upon Termination or Change of Control

Potential Payments upon Termination or Change of Control

Mr. Stuewe’s employment agreement includes provisions pursuant to which he is entitled to the following severance and other payments upon his termination:

■	Termination upon Death: In the event that Mr. Stuewe’s employment with our company terminates as the result of his death, Mr. Stuewe’s designated beneficiary is entitled to receive the following amounts: (i) accrued but unpaid base salary through the date of termination, in a lump sum payment, within thirty days of termination; (ii) earned but unpaid bonus for a completed fiscal year, in a lump sum payment, within thirty days of termination; (iii) business expenses and accrued vacation pay, in a lump sum payment, within thirty days of termination; (iv) amounts to which Mr. Stuewe is entitled pursuant to Mr. Stuewe’s participation in employee benefit plans (the above amounts are collectively referred to as the “Accrued Entitlements” ); and (v) death benefits equal to two times Mr. Stuewe’s then-effective base salary pursuant to a group life insurance policy maintained at our company’s expense.

■	Termination upon Disability: In the event that Mr. Stuewe’s employment with our company terminates as the result of his disability (as defined in his employment agreement), Mr. Stuewe is entitled to receive (i) the Accrued Entitlements and (ii) $10,000 per month until Mr. Stuewe reaches 65 years of age pursuant to a group disability policy maintained at our company’s expense.

■	Termination for Cause; Resignation without Good Reason: If our company terminates Mr. Stuewe for cause (as defined in his employment agreement and discussed above) or Mr. Stuewe resigns without good reason (as defined in his employment agreement and discussed above), Mr. Stuewe is entitled to receive the Accrued Entitlements only.
■	Termination without Cause; Resignation for Good Reason: If our company terminates Mr. Stuewe without cause or Mr. Stuewe resigns for good reason (other than following a change of control), Mr. Stuewe is entitled to receive the following payments, together with certain additional payments that are not, individually or in the aggregate, material: (i) the Accrued Entitlements; (ii) a lump sum payment, within thirty days of the date of termination, equal to two times Mr. Stuewe’s base salary at the highest rate in effect in the preceding twelve months; and (iii) an amount equal to the bonus that he would have been entitled to at year end, but only if our company’s performance to the termination date would entitle him to the bonus.

■	Termination upon a Change of Control of our company: If within twelve months following a change of control, either our company terminates Mr. Stuewe’s employment without cause or Mr. Stuewe resigns for good reason, Mr. Stuewe is entitled to the following payments, among others: (i) the Accrued Entitlements; (ii) a lump sum payment, within thirty days of the date of termination, equal to three times Mr. Stuewe’s base salary at the highest rate in effect in the preceding twelve months; and (iii) an amount equal to the bonus that he would have been entitled to at year end, but only if our company’s performance to the termination date would entitle him to the bonus.

Pursuant to Mr. Stuewe’s employment agreement, subject to certain exceptions, during Mr. Stuewe’s employment with our company and for a period of (i) two years thereafter in the event of termination without cause, (ii) three years thereafter in the event of termination upon a change of control and (iii) one year thereafter in each other instance (the “Restricted Period”), Mr. Stuewe may not have any ownership interest in, or be an employee, salesman, consultant, officer or director of, any entity that engages in the United States, Canada or Mexico in a business that is similar to that in which our company is engaged in the territory. Subject to certain limitations, Mr. Stuewe’s employment agreement also prohibits him from soliciting our company’s customers, employees or consultants during the Restricted Period. Further, Mr. Stuewe is required by his employment agreement to keep all confidential information in confidence during his employment and at all times thereafter.

Mr. Stuewe’s employment agreement contains a provision that provides that in the event it shall be determined that any payment or distribution by our company to Mr. Stuewe or for his benefit would be subject to the excise tax imposed by Section 4999 (or any successor provisions) of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalty is incurred by Mr. Stuewe with respect to such excise tax, then such payments shall be reduced (but not below zero) if and to the extent that such reduction would result in Mr. Stuewe retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the imposition of the excise tax), than if Mr. Stuewe received all of such payments. The employment agreement provides that our company shall reduce or eliminate any such payments, by first reducing or eliminating the portion of such payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the determination. Additionally, Mr. Stuewe’s employment agreement contains provisions intended to comply with Section 409A of the Code and the guidance promulgated thereunder.

54 2016 Proxy Statement

EXECUTIVE COMPENSATION

Potential Payments upon Termination or Change of Control

As of the end of fiscal 2015, we had in effect Senior Executive Termination Benefits Agreements with each of Messrs. Muse, Bullock and Elrod, which provide that, subject to certain conditions, we must continue to pay the executive upon any termination of his employment (except termination by reason of the voluntary resignation, termination for cause or termination by reason of normal retirement) for one year (or 18 months in the case of Mr. Muse) (i) his annual base salary in effect at the time of his termination or, in the case of Mr. Muse, his annual base salary at the highest rate in effect in the preceding twelve months (the “Termination Payment Amount”), (ii) any accrued vacation pay due but not yet taken at the date of his termination, and (iii) life, disability, health and dental insurance, and certain other similar benefits of our company (or similar benefits provided by our company) in effect immediately prior to the date of termination to the extent allowed under the applicable policies.

These Senior Executive Termination Benefits Agreements contain covenants for the benefit of our company relating to the protection of our confidential information, return of company property, non-solicitation of our employees during employment and for one year thereafter, non-disparagement of our company and its business, continued cooperation in certain matters involving our company and requiring the executive officer to mitigate required payments under the severance agreement by seeking other comparable employment as promptly as practicable after termination and causing any amount earned from any other employment to offset amounts payable under the severance agreement. The employee benefits provided for in these severance agreements terminate when the executive officer obtains other employment.

In addition to the foregoing, Mr. Muse’s Senior Executive Termination Benefits Agreement also provides that if, within twelve (12) months following a change of control (as defined in Mr. Muse’s agreement), either our company terminates his employment without cause or he resigns for good reason (as defined in Mr. Muse’s agreement), then in lieu of the Termination Payment Amount (discussed above) and subject to certain conditions, he will receive a lump sum payment within thirty days of the date of termination equal to three times his annual base salary at the highest rate in effect in the preceding twelve months. In either case, any such payment is not subject to the mitigation provision described above with respect to the Termination Payment Amount.

The tables below reflect the amount of compensation to each of the named executive officers of our company in the event of termination of the executive officer’s employment or upon a change of control. The amount of compensation payable to each such named executive officer upon termination for cause, voluntary resignation, termination without cause, termination due to death or disability, or upon a change of control is shown below. The amounts shown assume that the termination or change of control was effective as of January 2, 2016, and thus include amounts earned through that date and are estimates of the amounts that would be paid to each executive officer listed upon his termination. The actual amounts to be paid can only be determined at the time of the applicable executive officer’s separation from our company.

2016 Proxy Statement 55

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

	BY COMPANY FOR CAUSE	VOLUNTARY RESIGNATION	BY COMPANY WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON		DEATH OR DISABILITY		CHANGE IN CONTROL (WITHOUT TERMINATION)		BY COMPANY WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON FOLLOWING A CHANGE OF CONTROL
Randall C. Stuewe
Compensation	—	—	$2,000,000	(1)	—		—		$3,000,000	(2)
Annual Incentive Bonus (3)	—	—	578,701		$578,701		—		578,701
Life Insurance Benefits	—	—	—		2,000,000	(4)	—		—
Accrued Vacation (5)	$77,000	$77,000	77,000		77,000		—		77,000
Health and Welfare	—	—	44,000	(6)	—		—		64,000	(7)
Disability Income	—	—	—		1,099,000	(8)	—		—
Equity Awards	—	—	2,648,000	(9)	2,648,000	(9)	$1,139,579	(10)	2,648,000	(9)
Pension Accrual (11)	—	—	—		—		—		—
Relocation Expenses	—	—	(12)		—		—		(12)

1.	Reflects the lump-sum value of the compensation to be paid to Mr. Stuewe in accordance with his employment agreement, which is two times his base salary at the highest rate in effect in the preceding twelve months.

2.	Reflects the lump-sum value of the compensation to be paid to Mr. Stuewe in accordance with his employment agreement, which is three times his base salary at the highest rate in effect in the preceding twelve months.

3.	Reflects amount due Mr. Stuewe under the annual incentive bonus component of the 2015 executive compensation program, which would be payable to Mr. Stuewe under his employment agreement since our company’s performance in fiscal 2015 would have entitled him to the bonus as of the assumed date of termination.

4.	Reflects the lump-sum proceeds payable to Mr. Stuewe’s designated beneficiary upon his death, which is two times his then-effective base salary from a group life insurance policy (that is generally available to all salaried employees) and a supplemental executive life policy maintained by our company at its sole expense.

5.	Reflects lump-sum earned and accrued vacation not taken.

6.	Reflects the estimated lump-sum present value of all future premiums paid to or on behalf of Mr. Stuewe for medical, dental, life and accidental death and dismemberment, as well as short and long-term disability, which, in accordance with the terms of Mr. Stuewe’s employment agreement, are to continue for a two year period after his employment is terminated.

7.	Reflects the estimated lump-sum present value of all future premiums paid to or on behalf of Mr. Stuewe for medical, dental, life and accidental death and dismemberment, as well as short and long-term disability, which, in accordance with the terms of Mr. Stuewe’s employment agreement, are to continue for a three year period after his employment is terminated following a change of control.

8.	Reflects the lump-sum present value of all future payments that Mr. Stuewe would be entitled to receive under his employment agreement upon disability. Mr. Stuewe would be entitled to receive disability benefits until he reaches age 65.

9.	Reflects the acceleration of vesting of 100% of Mr. Stuewe’s shares of unvested restricted stock awarded on March 5, 2013, March 4, 2014 and March 10, 2015, with the value in each case based on the closing price of our common stock on January 2, 2016 of $10.52 per share. All of Mr. Stuewe’s unvested stock option awards that would accelerate would have no value based on the closing price of our common stock on January 2, 2016. There is no acceleration of the vesting of this restricted stock or stock options upon a resignation by Mr. Stuewe for good reason unless such resignation occurs following a change of control.

10.	Reflects the acceleration of vesting of 100% of Mr. Stuewe’s shares of unvested restricted stock awarded on March 5, 2013 and March 4, 2014, with the value in each case based on the closing price of our common stock on January 2, 2016 of $10.52 per share. All of Mr. Stuewe’s unvested stock option awards that would accelerate would have no value based on the closing price of our common stock on January 2, 2016.

11.	Pursuant to his employment agreement, under certain circumstances Mr. Stuewe is entitled to the lump-sum present value for pension benefits that would have accrued under our company’s salaried employees’ pension plan for the two year period following termination. As previously noted, our company’s salaried employees’ pension plan was frozen effective December 31, 2011, including all future service and wage accruals. Accordingly, no amounts would be owed to Mr. Stuewe under this provision of his employment agreement.

12.	Pursuant to the terms of his employment agreement, if Mr. Stuewe is terminated by our company without cause or resigns for good reason (whether following a change of control or not), we will reimburse him for reasonable relocation expenses, which will be limited to realtor fees and closing costs for the sale of his Texas residence as well as costs of moving from Texas to California. These expenses are not reasonably estimable.

56 2016 Proxy Statement

EXECUTIVE COMPENSATION

Potential Payments upon Termination or Change of Control

	BY COMPANY FOR CAUSE	VOLUNTARY RESIGNATION	BY COMPANY WITHOUT CAUSE (1)		DEATH OR DISABILITY		CHANGE IN CONTROL (WITHOUT TERMINATION)	BY COMPANY WITHOUT CAUSE OR RESIGNATION FOLLOWING A CHANGE OF CONTROL (2)
John O. Muse
Compensation	—	—	$750,000	(3)	—		—	$1,500,000	(4)
Life Insurance Benefits	—	—	—		$1,850,000	(5)	—	—
Accrued Vacation (6)	$38,000	$38,000	38,000		38,000		—	38,000
Health and Welfare	—	—	38,000	(7)	—		—	74,000	(8)
Disability Income	—	—	—		—		—	—
Executive Outplacement	—	—	10,000	(9)	—		—	10,000	(9)
Equity Awards	—	—	—		—		—	—

1.	All benefits payable to Mr. Muse upon termination by our company without cause (unless the termination follows a change of control) may end or be reduced due to his obligation to seek other employment as required by his severance agreement.

2.	Resignation must be within twelve (12) months following a change of control and must be for “good reason,” as such term is defined in Mr. Muse’s severance agreement.

3.	Reflects 18 months of compensation based on Mr. Muse’s base salary at January 2, 2016, to be paid to him in accordance with the terms of his severance agreement.

4.	Reflects the lump-sum value of the compensation to be paid to Mr. Muse in accordance with his severance agreement, which is equal to three times his base salary at the highest rate in effect in the preceding twelve months.

5.	Reflects the lump-sum proceeds payable to Mr. Muse’s designated beneficiary upon his death, which is two times his then-effective base salary, capped at $350,000, from a group life insurance policy that is generally available to all salaried employees and is maintained by our company at its sole expense, plus an additional amount equal to three times his then-effective base salary, capped at $1,500,000, from a supplemental executive life policy maintained by our company at its sole expense.

6.	Reflects lump-sum earned and accrued vacation not taken.

7.	Reflects the estimated lump-sum present value of all future premiums paid to or on behalf of Mr. Muse for medical, dental, life and accidental death and dismemberment insurance, as well as short and long-term disability insurance, which, in accordance with the terms of his severance agreement, are to continue for eighteen months after his employment is terminated.

8.	Reflects the estimated lump-sum present value of all future premiums paid to or on behalf of Mr. Muse for medical, dental, life and accidental death and dismemberment insurance, as well as short and long-term disability insurance, which, in accordance with the terms of his severance agreement, are to continue for a three year period after his employment is terminated following a change of control.

9.	Reflects the present value of outplacement fees to be paid by our company to assist Mr. Muse in obtaining employment following termination.

	BY COMPANY FOR CAUSE	VOLUNTARY RESIGNATION	BY COMPANY WITHOUT CAUSE		DEATH OR DISABILITY		CHANGE IN CONTROL (WITHOUT TERMINATION)	RESIGNATION FOR GOOD REASON FOLLOWING A CHANGE OF CONTROL
Dirk Kloosterboer
Compensation	—	—	$4,437,253	(1)	$186,496	(2)	—	—
Life Insurance Benefits	—	—	—		$388,330	(3)	—	—
Disability Income	—	—	—		776,660	(4)	—	—
Equity Awards	—	—	—		277,000	(5)	—	$277,000	(5)

1.	Reflects amount based on a court formula pursuant to case law of the Netherlands, which takes into account age, number of years of service, fixed salary and bonus and is adjusted based on the degree of cause or culpability. For a termination without cause, Mr. Kloosterboer’s severance compensation may be adjusted up to a factor of two (2) depending on the circumstances; provided, however, that pursuant to Mr. Kloosterboer’s employment agreement for a termination without cause within two (2) years of the closing of the VION Ingredients acquisition, this factor shall be no less than 1.25. For purposes of this calculation, we have assumed a bonus rate of 30% of base salary and an adjustment factor of 1.25.

2.	Reflects three (3) months of compensation based on Mr. Kloosterboer’s base salary at January 2, 2016.

3.	Reflects the lump-sum proceeds payable to Mr. Kloosterboer from a group life insurance policy that is generally available to all Darling Ingredients International salaried employees and is maintained by our company at its sole expense.

4.	Reflects amount owed to Mr. Kloosterboer pursuant to the laws of the Netherlands and his employment agreement, as well as the lump-sum proceeds payable to Mr. Kloosterboer from a group disability policy that is generally available to all Darling Ingredients International salaried employees and is maintained by our company at its sole expense.

5.	Reflects the acceleration of vesting of 100% of Mr. Kloosterboer’s unvested stock options awarded on March 10, 2015, and shares of unvested restricted stock awarded on March 10, 2015, with the value in each case based on the closing price of our common stock on January 2, 2016 of $10.52 per share.

2016 Proxy Statement 57

EXECUTIVE COMPENSATION

Potential Payments upon Termination or Change of Control

	BY COMPANY FOR CAUSE	VOLUNTARY RESIGNATION	BY COMPANY WITHOUT CAUSE (1)		DEATH OR DISABILITY		CHANGE IN CONTROL (WITHOUT TERMINATION) (2)		RESIGNATION FOR GOOD REASON FOLLOWING A CHANGE OF CONTROL
John Bullock
Compensation	—	—	$384,000	(3)	—		—		—
Life Insurance Benefits	—	—	—		$1,850,000	(4)	—		—
Accrued Vacation (5)	$22,000	$22,000	22,000		22,000		—		$22,000
Health and Welfare (6)	—	—	24,000		—		—		—
Disability Income	—	—	—		571,000	(7)	—		—
Executive Outplacement	—	—	10,000	(8)	—		—		—
Equity Awards	—	—	406,000	(9)	406,000	(9)	$122,916	(10)	406,000	(9)

Rick A. Elrod
Compensation	—	—	425,000	(3)	—		—		—
Life Insurance Benefits	—	—	—		1,850,000	(4)	—		—
Accrued Vacation (5)	33,000	33,000	33,000		33,000		—		33,000
Health and Welfare (6)	—	—	11,000		—		—		—
Disability Income	—	—	—		914,000	(7)	—		—
Executive Outplacement	—	—	10,000	(8)	—		—		—
Equity Awards	—	—	132,000	(9)	132,000	(9)	75,197	(10)	132,000	(9)

1.	All benefits payable to Messrs. Bullock and Elrod upon termination without cause may end or be reduced due to his obligation to seek other employment as required by his severance agreement.

2.	Our company has no program, plan or agreement providing benefits to the noted executive officers triggered by a change of control except for the acceleration of the vesting of restricted stock and stock option awards made prior to 2015 to Messrs. Bullock and Elrod which, pursuant to the terms of the award, accelerates upon a change of control, which as defined in the 2004 Omnibus Plan and 2012 Omnibus Plan, as the case may be, means, subject to certain exceptions, any of the following events: (i) any person becomes the beneficial owner of 20% (30% in the 2012 Omnibus Plan) or more of the combined voting power of our company, (ii) the individuals who constitute the Board cease for any reason to constitute at least a majority of the Board (unless any new director is first approved by the existing Board) or (iii) the consummation of a reorganization, merger or consolidation (in the case of both plans) or amalgamation or statutory share exchange (in the case of the 2012 Omnibus Plan) to which our company is a party or a sale or other disposition of all or substantially all of the assets of our company.

3.	Reflects 12 months of compensation based on the noted executive officer’s base salary at January 2, 2016, to be paid to the noted executive officer in accordance with the terms of his severance agreement.

4.	Reflects the lump-sum proceeds payable to the noted executive officer’s designated beneficiary upon his death, which is two times his then-effective base salary, capped at $350,000, from a group life insurance policy that is generally available to all Darling salaried employees and is maintained by our company at its sole expense, plus, an additional amount equal to three times his then-effective base salary, capped at $1,500,000, from a supplemental executive life policy maintained by our company at its sole expense.

5.	Reflects lump-sum earned and accrued vacation not taken.

6.	Reflects the lump-sum present value of all future premiums paid to or on behalf of the applicable executive officer for medical, dental, life and accidental death and dismemberment insurance, as well as short and long-term disability insurance, which, in accordance with the terms of the severance agreement, are to continue for up to one year following termination.

7.	Reflects the lump-sum present value of all future payments that the noted executive would be entitled to receive upon disability under a long-term disability policy maintained by our company at its sole expense. The noted executive would be entitled to receive up to 60% of his base salary annually, with the monthly benefit limited to no greater than $10,000, until the age of 65.

8.	Reflects the present value of outplacement fees to be paid by our company to assist the executive officer in obtaining employment following termination.

9.	Reflects the acceleration of vesting of shares of unvested restricted stock awarded on March 5, 2013, March 4, 2014 and March 10, 2015 to each of Messrs. Bullock and Elrod, with the value in each case based on the closing price of our common stock on January 2, 2016 of $10.52 per share. All of Messrs. Bullock’s and Elrod’s unvested stock option awards that would accelerate would have no value based on the closing price of our common stock on January 2, 2016.

10.	Reflects the acceleration of vesting of shares of unvested restricted stock awarded on March 5, 2013 and March 4, 2014 to each of Messrs. Bullock and Elrod, with the value in each case based on the closing price of our common stock on January 2, 2016 of $10.52 per share. All of Messrs. Bullock’s and Elrod’s unvested stock option awards that would accelerate would have no value based on the closing price of our common stock on January 2, 2016.

58 2016 Proxy Statement

EXECUTIVE COMPENSATION

Compensation of Directors

Compensation of Directors

The following table sets forth certain information regarding the fees earned or paid in cash and stock awards granted to each outside director during the fiscal year ended January 2, 2016.

NAME	FEES EARNED OR PAID IN CASH ($)	STOCK AWARDS ($) (1)	OPTION AWARDS ($) (2)	TOTAL ($)
O. Thomas Albrecht (3)	$105,500	$90,000	—	$195,500
D. Eugene Ewing	94,000	90,000	—	184,000
Mary R. Korby	96,000	90,000		186,000
Charles Macaluso	121,000	90,000	—	211,000
John D. March	94,500	90,000	—	184,500
Justinus J.G.M. Sanders	68,000	107,260	—	175,260
Michael Urbut	114,000	90,000	—	204,000

1.	The aggregate number of stock awards outstanding at January 2, 2016 for the directors listed above are as follows: Albrecht, none; Ewing, 20,586; Korby, 9,558 Macaluso, 40,832; March, 33,146; Sanders, 7,550; and Urbut, 40,832.

2.	The aggregate number of option awards outstanding at January 2, 2016 for the directors listed above are as follows: Albrecht, 12,000; Ewing, none; Korby, none; Macaluso, 12,000; March, 12,000; Sanders, none; and Urbut, 12,000.

3.	Mr. Albrecht passed away on December 4, 2015.

During fiscal 2015, non-employee members of the Board were paid a $60,000 annual retainer. Each outside director also received $1,500 for each board or committee meeting attended in person or by video where minutes were taken or $1,000 if attended by telephone. The chairman of each of the audit, compensation, and nominating and corporate governance committees received an additional $12,000, $7,500 and $5,000, respectively, as an annual retainer, and the lead director of the Board received an additional $15,000 annual retainer. As an additional element of annual non-employee director compensation, pursuant to the 2012 Omnibus Plan, each non-employee director also receives $90,000 of restricted stock units immediately following our annual meeting of stockholders at which such directors are elected.

Accordingly, following our annual meeting of stockholders on May 12, 2015, each non-employee director received a grant of $90,000 in value of restricted stock units, with the number of units granted being determined using the closing price of our common stock on May 12, 2015. In addition, Mr. Sanders received $17,260 worth of restricted stock units upon his appointment to the Board on February 27, 2015, representing a prorated amount of the annual grant. In the aggregate, 46,910 restricted stock units were granted to non-employee directors during the fiscal year ended January 2, 2016.

Employee directors receive no additional compensation for serving on the Board.

2016 Proxy Statement 59

EXECUTIVE COMPENSATION

Equity Compensation Plans

Equity Compensation Plans

The following table sets forth certain information as of January 2, 2016 with respect to our equity compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance, aggregated by (i) all compensation plans previously approved by our security holders, and (ii) all compensation plans not previously approved by our security holders. The table includes:

■	the number of securities to be issued upon the exercise of outstanding options and granted non-vested stock;

■	the weighted-average exercise price of the outstanding options and granted non-vested stock; and

■	the number of securities that remain available for future issuance under the plans.

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS		WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE (EXCLUDING SECURITIES REFLECTED IN COLUMN (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	1,462,927	(1)	$17.19	8,004,569
Equity compensation plans not approved by security holders	—		—	—
Total	1,462,927		$17.19	8,004,569

1.	Includes shares underlying options that have been issued and granted non-vested stock pursuant to the 2004 Omnibus Plan and the 2012 Omnibus Plan, both as approved by our company’s stockholders. See Note 13 of the consolidated financial statements in our Annual Report for the fiscal year ended January 2, 2016 for information regarding the material features of the 2012 Omnibus Plan, which are substantially similar to the 2004 Omnibus Plan.

60 2016 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table and notes set forth certain information with respect to the beneficial ownership of shares of our common stock based on Schedule 13G or Schedule 13D filings, as the case may be, as of December 31, 2015, by each person or group within the meaning of Rule 13d-3 under the Exchange Act who is known to our management to be the beneficial owner of more than five percent of our outstanding common stock and is based upon information provided to us by those persons.

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP		PERCENT OF CLASS
SouthernSun Asset Management LLC 6070 Poplar Ave., Suite 300, Memphis, TN 38119	22,492,973	(1)	13.67%
Blackrock, Inc. 55 East 52nd Street, New York, NY 10055	15,468,282	(2)	9.40%
Gates Capital Management, Inc. 1177 Avenue of the Americas, 46th Floor, New York, NY 10036	12,858,288	(3)	7.81%
The Vanguard Group, Inc. 100 Vanguard Blvd., Malvern, PA 19355	12,283,579	(4)	7.46%
FMR LLC 245 Summer Street, Boston, MA 02210	9,418,429	(5)	5.72%

1.	SouthernSun Asset Management, LLC is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and has sole dispositive power with respect to all of the above shares and sole voting power with respect to 20,033,888 of the above shares.

2.	BlackRock, Inc. is a parent holding company in accordance with Rule 13d-1 (b)(1)(ii)(G) of the Exchange Act and has sole dispositive power with respect to all of the above shares and sole voting power with respect to 15,098,640 of the above shares.

3.	Gates Capital Management, Inc., (“GCMI”) is the managing member of Gates Capital Management GP, LLC (“Gates Capital GP”), which is the general partner of Gates Capital Management, L.P. (“Gates Capital L.P.”) which serves as investment manager for shares of common stock held by certain funds which are each deemed to beneficially own 12,858,288 shares of our common stock. Jeffrey L. Gates, who serves as the President of GCMI, may be deemed to indirectly beneficially own 12,858,288 shares of our common stock. GCMI, Gates Capital GP, Gates Capital L.P. and Mr. Gates have shared voting and shared dispositive power in respect of these shares.

4.	The Vanguard Group, Inc. (“Vanguard”) is an investment adviser in accordance with Section 240.13d-1 (b)(1)(ii)(E) of the Exchange Act and has sole power to vote or direct votes with respect to 209,636 of the above shares and sole dispositive power with respect to 12,072,243 of the above shares. Vanguard has shared power to vote or direct votes with respect to 11,700 of the above shares and shared dispositive power with respect to 211,336 of the above shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 199,636 of the shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 21,700 of the shares as a result of its serving as investment manager of Australian investment offerings.

5.	Reflects the securities beneficially owned, or that may be deemed to be beneficially owned, by FMR LLC, certain of its subsidiaries and affiliates, and other companies. FMR LLC is a parent holding company in accordance with Section 240.13d-1 (b) (1) (ii) (G) of the Exchange Act and has sole dispositive power with respect to all of the above shares and sole voting power with respect to 21,722 of the above shares. Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act of 1940 (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

2016 Proxy Statement 61

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Management

Security Ownership of Management

The following table and notes set forth certain information with respect to the beneficial ownership of shares of our common stock, as of March 16, 2016, by each director, each nominee for director, each named executive officer and by all directors and executive officers as a group:

NAME OF BENEFICIAL OWNER	COMMON STOCK OWNED		UNEXERCISED PLAN OPTIONS (2)	COMMON STOCK BENEFICIALLY OWNED (3)	PERCENT OF COMMON STOCK OWNED
Randall C. Stuewe	1,312,526		471,987	1,784,513	1.1%
John Bullock	126,969		24,966	151,935	*
Rick A. Elrod	61,972		13,930	75,902	*
D. Eugene Ewing	20,586	(1)	0	20,586	*
Dirk Kloosterboer	64,338		16,948	81,286	*
Mary R. Korby	9,558	(1)	0	9,558	*
Cynthia Pharr Lee	200		0	200	*
Charles Macaluso	56,832	(1)	12,000	68,832	*
John D. March	33,146	(1)	12,000	45,146	*
Gary W. Mize	0		0	0	0
John O. Muse	174,543		40,650	215,193	*
Justinus J.G.M. Sanders	17,550	(1)	0	17,550	*
Michael Urbut	94,832	(1)	12,000	106,832	*
All executive officers and directors as a group (15 persons)	2,225,129		658,277	2,883,406	1.75%

*	Represents less than one percent of our common stock outstanding.

1.	Represents stock owned, as well as 6,560 restricted stock units awarded to each of Messrs. Ewing, Macaluso, March, Sanders and Urbut and Ms. Korby that vest within 60 days of March 16, 2016.

2.	Represents options that are or will be vested and exercisable within 60 days of March 16, 2016.

3.	Except as otherwise indicated in the column “Unexercised Plan Options” and footnote 1 and for unvested shares of restricted stock for which recipients have the right to vote but not dispositive power, the persons named in this table have sole voting and investment power with respect to all shares of capital stock shown as beneficially owned by them.

62 2016 Proxy Statement

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Our Code of Conduct addresses our company’s procedures with respect to the review and approval of “related party transactions” that are required to be disclosed pursuant to SEC regulations. The Code of Conduct provides that any transaction or activity, in which Darling is involved, with a “related party” (which is defined as an employee’s child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, or any person (other than a tenant or employee) sharing the household of an employee of ours, or any entity that is either wholly or substantially owned or controlled by an employee of ours or any of the foregoing persons and any trust of which an employee of ours is a trustee or beneficiary) shall be subject to review by our general counsel so that appropriate measures can be put into place to avoid either an actual conflict of interest or the appearance of a conflict of interest. Any waivers of this conflict of interest policy must be in writing and be pre-approved by our general counsel.

Since January 1, 2015, no transaction has been identified as a reportable related person transaction.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and any persons who own more than ten percent of our common stock to file with the SEC various reports as to ownership of the common stock. These persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of the reports furnished to us, the aforesaid Section 16(a) filing requirements were met on a timely basis during fiscal 2015, except that, due to inadvertent administrative errors, required Forms 4 were not filed on a timely basis to report the annual grant of restricted stock units to each of our non-employee directors (Messrs. Albrecht, Ewing, Macaluso, March, Sanders and Urbut and Ms. Korby). In each such case, the reports were promptly filed after becoming aware of the error.

2016 Proxy Statement 63

REPORT OF THE AUDIT COMMITTEE

The following report of the audit committee shall not be deemed to be soliciting material or to be filed with the SEC under the Securities Act or the Exchange Act or incorporated by reference in any document so filed.

Under the guidance of a written charter adopted by the Board, the audit committee oversees our management’s conduct of the financial reporting process on behalf of our Board. A copy of our audit committee charter can be found on our website at http://ir.darlingii.com/Documents. The audit committee also appoints the accounting firm to be retained to audit our company’s consolidated financial statements, and once retained, the accounting firm reports directly to the audit committee. The audit committee is responsible for approving both audit and non-audit services to be provided by the independent auditors.

Management is responsible for our company’s financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. Our company’s independent auditors are responsible for auditing those consolidated financial statements and expressing an opinion on the conformity of those consolidated financial statements with accounting principles generally accepted in the United States. The audit committee’s responsibility is to monitor and review these processes. It is not the audit committee’s duty or responsibility to conduct auditing or accounting reviews.

The audit committee met with management periodically during fiscal 2015 to consider the adequacy of our company’s internal controls, and discussed these matters and the overall scope and plans for the audit of our company with our independent auditors, KPMG LLP. The audit committee met with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of our internal controls and the overall quality of our financial reporting.

The audit committee also discussed with senior management and KPMG LLP our company’s disclosure controls and procedures and the certifications by our Chief Executive Officer and Chief Financial Officer, which are required by the SEC under the Sarbanes-Oxley Act of 2002 for certain of our company’s filings with the SEC.

In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended January 2, 2016 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The audit committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of our company’s accounting principles and other matters as are required to be discussed with the audit committee under auditing standards generally accepted in the United States. In addition, the audit committee has discussed with the independent auditors the auditors’ independence from our company and our management, including the matters in the written disclosures and letter which were received by the audit committee from the independent auditors as required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and considered the compatibility of non-audit services with the auditor’s independence. The audit committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 16, “Communications with Audit Committees,” as amended.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board, and the Board approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended January 2, 2016 for filing with the SEC.

THE AUDIT COMMITTEE

Michael Urbut, Chairman

D. Eugene Ewing

John D. March

64 2016 Proxy Statement

PROPOSAL 2 – RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

The audit committee has selected KPMG LLP to serve as our company’s independent auditors for the fiscal year ending December 31, 2016. KPMG LLP served as our company’s independent registered public accountants for fiscal year 2015 and reported on our company’s consolidated financial statements for that year. We are asking our stockholders to ratify our company’s selection of KPMG LLP as our independent registered public accountants at the Annual Meeting. Although ratification is not required by our amended and restated bylaws or otherwise, the Board is submitting the selection of KPMG LLP to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the audit committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the audit committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our company and our stockholders.

One or more representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

In addition to performing the audit of our consolidated financial statements, KPMG LLP provided various other services during fiscal 2015 and 2014. The aggregate fees billed for fiscal 2015 and 2014 for each of the following categories of services are set forth below:

Audit Fees. The aggregate fees billed or to be billed for professional services rendered by KPMG LLP during the years ended January 2, 2016 and January 3, 2015 for the audit of our financial statements as well as for the audit of our internal controls over financial reporting required by the Sarbanes-Oxley Act of 2002 and the review of our interim financial statements for the years ended January 2, 2016 and January 3, 2015 were $4,904,000 and $4,500,000, respectively.

Audit-Related Fees. The aggregate fees billed or to be billed for professional services rendered by KPMG LLP during the years ended January 2, 2016 and January 3, 2015 were $50,000 and $627,000, respectively, for services related to the company’s implementation of a new enterprise resource planning system.

Tax Fees. The aggregate fees billed or to be billed for tax services rendered by KPMG LLP for the years ended January 2, 2016 and January 3, 2015 were $117,000 and $9,000, respectively.

All Other Fees. There were no fees billed for professional services rendered by KPMG LLP during the years ended January 2, 2016 and January 3, 2015 for services other than those described above as “Audit Fees” and “Audit-Related Fees”.

Pre-approval Policy

The audit committee is required to pre-approve the audit and non-audit services to be performed by the independent auditor in order to assure that the provision of these services does not impair the auditor’s independence.

All audit services, audit-related services, tax services and other services provided by KPMG LLP were pre-approved by the audit committee, which concluded that the provision of these services by KPMG LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions, and no services provided by KPMG LLP to us for the year ended January 2, 2016 were non-audit related services. The audit committee charter provides for pre-approval of any audit or non-audit services provided to us by our independent auditors. The audit committee may delegate to its chairman pre-approval authority with respect to all permitted audit and non-audit services, provided that any services pre-approved pursuant to this delegated authority will be presented to the full audit committee at a subsequent committee meeting.

Required Vote

Ratification of KPMG LLP as our company’s independent registered public accountant for the fiscal year ending December 31, 2016 requires the affirmative vote of a majority of the shares of the common stock present in person or represented by proxy and entitled to vote on the matter (assuming a quorum is present). Abstentions will have the same effect as a vote against the proposal, and brokers holding shares will be entitled to vote those shares at their discretion.

Recommendation of the Board

The Audit Committee and the Board recommends that the stockholders vote “FOR” Proposal 2.

2016 Proxy Statement 65

PROPOSAL 3 – ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K under the Securities Act and the Exchange Act, including the Compensation Discussion and Analysis, the Summary Compensation Table and related tables and disclosure, commonly known as a “say on pay” proposal. At our 2011 annual meeting, our stockholders supported an annual frequency for this advisory vote. As such, the Board has determined that our company will hold this advisory vote on the compensation of our named executive officers each year. We intend to seek an advisory vote on the frequency of our say on pay vote at the annual meeting to be held in 2017 and, taking into account the feedback from that vote, we will re-evaluate the frequency of the say on pay vote at that time.

As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” our executive compensation program is designed to reward the achievement of specific annual, long-term and strategic goals and to align executives’ interests with those of our stockholders by rewarding performance above established goals with the ultimate objective of improving stockholder value. Stockholders are encouraged to read the Compensation Discussion and Analysis section of this Proxy Statement, beginning on page 20, for a more detailed discussion of our executive compensation program, including information about fiscal year 2015 compensation of our named executive officers.

At our 2015 Annual Meeting, following four years of positive voting results, for the first time stockholders did not provide majority support for our NEOs’ compensation. In reaction, our compensation committee intensified its ongoing stockholder outreach efforts to ensure stockholder perspectives and concerns were heard and well understood by the compensation committee and the full Board, as more fully described under “Response to 2015 Say On Pay Advisory Vote and Stockholder Engagement Process” on page 26 of this Proxy Statement. The feedback received from our stockholders was tremendously valuable and was incorporated into the full compensation committee’s discussion and determination of compensation program changes for 2016, as more fully described under “Fiscal 2016 Changes to Our Executive Compensation Program” on page 45 of this Proxy Statement. We note that these changes are not reflected in the compensation disclosed in this Proxy Statement because they were not made until after the 2015 compensation program was in place; however, compensation related to these changes will be comprehensively covered in our 2017 Proxy Statement. We would also like to highlight for our stockholders that, independent from the process to enhance our compensation programs for fiscal year 2016, certain improvements were also made to our 2015 compensation program, as more fully described under “Fiscal 2015 Compensation Program Improvements” on page 26 of this Proxy Statement.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This say on pay proposal gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers. Accordingly, we will ask our stockholders to vote “FOR” adoption of the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders of Darling Ingredients Inc. approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with Item 402 of Regulation S-K under the Exchange Act, including the Compensation Discussion and Analysis, the Summary Compensation Table and related tables and disclosure.”

Required Vote

Approval of the above resolution requires the affirmative vote of a majority of the shares of the common stock present in person or represented by proxy and entitled to vote on the matter (assuming a quorum is present). Abstentions will have the same effect as a vote against the proposal. Brokers will not have discretionary authority to vote on this proposal, and therefore such broker “non-votes” will have no effect on the outcome.

The say on pay vote is advisory and therefore not binding on our company, the compensation committee or the Board. However, the compensation committee and the Board value the opinions of our stockholders and will carefully consider the outcome of the vote and take into consideration any concerns raised by stockholders when determining future compensation arrangements.

Recommendation of the Board

The Board recommends that the stockholders vote “FOR” Proposal 3.

66 2016 Proxy Statement

QUESTIONS AND ANSWERS ABOUT VOTING AND THE ANNUAL MEETING

Why am I receiving these materials?

Our records indicate that you owned your shares of Darling common stock at the close of business on the Record Date (March 16, 2016). You have been sent this Proxy Statement and the enclosed proxy card because the Board of Directors of Darling is soliciting your proxy to vote your shares of common stock at the Annual Meeting on the proposals described in this Proxy Statement.

What am I voting on?

There are three matters scheduled for a vote:

■	the election of the nine nominees identified in this Proxy Statement as directors, each for a term of one year (Proposal 1);

■	the ratification of the selection of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2016 (Proposal 2); and

■	an advisory vote to approve executive compensation (Proposal 3).

Who is entitled to vote at the Annual Meeting?

All owners of our common stock as of the close of business on the Record Date are entitled to vote their shares of common stock at the Annual Meeting and any adjournment or postponement thereof. As of the Record Date, a total of 164,567,041 shares of common stock are outstanding and eligible to vote at the Annual Meeting. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting. The enclosed proxy card or voting instruction card shows the number of shares you are entitled to vote at the Annual Meeting.

STOCKHOLDER OF RECORD: SHARES REGISTERED IN YOUR NAME

If on the Record Date your shares were registered directly in your name with Darling, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, to ensure your vote is counted, Darling encourages you to vote either by Internet, by telephone or by filling out and returning the enclosed proxy card.

BENEFICIAL OWNER: SHARES REGISTERED IN THE NAME OF A BROKER OR BANK

If on the Record Date your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account.

How do I vote?

Your shares may only be voted at the Annual Meeting if you are present in person or are represented by proxy. Whether or not you plan to attend the Annual Meeting, we encourage you to vote by proxy to ensure that your shares will be represented. To vote by proxy, complete the enclosed proxy card and mail it in the postage-paid envelope provided, or you may vote by using the telephone or the Internet in accordance with the instructions provided on the enclosed proxy card. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.

You may revoke your proxy at any time before it is exercised by timely submission of a written revocation to our Secretary, submission of a properly executed later-dated proxy or by timely voting by ballot at the Annual Meeting. Voting by proxy will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person. Attendance at the Annual Meeting will not by itself constitute a revocation of your proxy – you must vote at the Annual Meeting.

If your shares are held in the name of a brokerage firm, bank, dealer or other similar organization that holds your shares in “street name,” you will receive instructions from that organization that you must follow in order for your shares to be voted.

All shares that you are entitled to vote and that are represented by a properly-completed proxy received prior to the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly deliver your proxy but fail to indicate how your shares should be voted, the shares represented by your proxy will be voted FOR Proposal 1, FOR Proposal 2, FOR Proposal 3 and in the discretion of the persons named in the proxy as proxy appointees as to any other matter that may properly come before the Annual Meeting.

Who may attend the Annual Meeting?

All stockholders that were stockholders of Darling as of the Record Date, or their authorized representatives, may attend the Annual Meeting. If your shares are held in the name of a brokerage firm, bank, dealer or other similar organization that holds your shares in “street name” and you plan to attend the Annual Meeting, you should bring proof of ownership to the Annual Meeting, such as a current bank or brokerage account statement, to ensure your admission.

2016 Proxy Statement 67

QUESTIONS AND ANSWERS ABOUT VOTING AND THE ANNUAL MEETING

How will votes be counted?

How will votes be counted?

The Annual Meeting will be held if a quorum, consisting of a majority of the outstanding shares entitled to vote, is represented in person or by proxy. Brokers will be counted as present and entitled to vote for purposes of determining a quorum, although brokers will not have discretionary authority to vote on certain matters. A broker “non-vote” occurs when a nominee, such as a bank or broker, holding shares for a beneficial owner, does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Under the rules of the NYSE, absent instructions from the beneficial owners, banks and brokers who hold shares in street name for beneficial owners have the authority to vote only on “routine” corporate matters. The ratification of the selection of our independent registered public accounting firm is considered to be a routine matter, while the election of directors and the advisory vote to approve executive compensation are not.

PROPOSAL 1. With respect to the nominees for director listed under “Proposal 1 – Election of Directors,” to be elected, each nominee must receive a majority of all votes cast (assuming a quorum is present) with respect to that nominee’s election. A majority of votes cast means that the number of votes cast for a nominee’s election must exceed the number of votes cast against such nominee’s election. Each nominee receiving more votes for his election than votes against his election will be elected. In the election of directors, you may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to each nominee. If you elect to abstain in the election of directors, the abstention will not impact the election of directors. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted. Broker “non-votes” will not be counted as a vote cast with respect to a nominee and will therefore not affect the outcome of the vote on Proposal 1.

PROPOSAL 2. With respect to Proposal 2 – “Ratification of Selection of Independent Registered Public Accountant,” the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote is required for approval of this item. You may vote “FOR,” “AGAINST” or “ABSTAIN.” If you abstain from voting, it will have the same effect as a vote against this item. Your broker (or another organization that holds your shares for you) may exercise its discretionary authority to vote your shares in favor of or against Proposal 2.

PROPOSAL 3. With respect to Proposal 3 – “Advisory Vote to Approve Executive Compensation,” the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote is required for approval of this item. You may vote “FOR,” “AGAINST” or “ABSTAIN.” If you abstain from voting, it will have the same effect as a vote against this item. Your broker (or another organization that holds your shares for you) does not have discretionary authority to vote your shares with regard to Proposal 3. Therefore, if your shares are held in the name of a brokerage firm, bank, dealer or similar organization that provides a proxy to us, and the organization has not received your instructions as to how to vote your shares on this proposal, a broker “non-vote” will occur and your shares will have no impact on the outcome.

Although the advisory vote on Proposal 3 is non-binding, as provided by law, our Board will review the results of the vote and will take it into account in making future decisions regarding executive compensation.

68 2016 Proxy Statement

QUESTIONS AND ANSWERS ABOUT VOTING AND THE ANNUAL MEETING

Who will count the votes?

Who will count the votes?

Our transfer agent, Computershare Investor Services, will tally the vote and will serve as inspector of election at the Annual Meeting.

Why did I receive in the mail a Notice of Internet Availability of Proxy Materials rather than a full set of proxy materials?

SEC rules allow companies to provide stockholders with access to proxy materials over the Internet rather than mailing the materials to stockholders. To conserve natural resources and reduce costs, we are sending to many of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”). The Notice provides instructions for accessing the proxy materials on the website referred to in the Notice or for requesting printed copies of the proxy materials. The Notice also provides instructions for requesting the delivery of the proxy materials for future annual meetings in printed form by mail or electronically by email.

How are proxies being solicited and who will pay for the solicitation of proxies?

We will bear the expense of the solicitation of proxies. In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers and employees by other means, including telephone, over the Internet or in person. No special compensation will be paid to our directors, officers or employees for the solicitation of proxies. To solicit proxies, we will also request the assistance of banks, brokerage houses and other custodians, nominees or fiduciaries, and, upon request, will reimburse these organizations or individuals for their reasonable expenses in forwarding soliciting materials to beneficial owners and in obtaining authorization for the execution of proxies. We will also use the services of the proxy solicitation firm of Georgeson Inc. to assist in the solicitation of proxies. For these services, we will pay a fee that is not expected to exceed $10,000, plus out-of-pocket expenses.

Who can help answer my other questions and to whom should I send a request for copies of certain material?

If you have more questions about voting, wish to obtain another proxy card or wish to receive a copy of our Annual Report on Form 10-K for the fiscal year ended January 2, 2016 without charge, you should contact:

Brad Phillips

Treasurer

Darling Ingredients Inc.

251 O’Connor Ridge Boulevard, Suite 300

Irving, Texas 75038

Telephone: 972.717.0300 Fax: 972.281.4449

E-mail: ir@darlingii.com

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 10, 2016 The Proxy Statement and the 2015 Annual Report to security holders are available at www.proxydocs.com/DAR

2016 Proxy Statement 69

OTHER MATTERS

Our management is not aware of any other matters to be presented for action at the Annual Meeting; however, if any matters are properly presented for action, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their best judgment on these matters.

HOUSEHOLDING OF PROXY MATERIAL

The SEC has adopted rules that permit companies and intermediaries (e.g., banks, brokers, trustees or other nominees) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. Each stockholder who participates in householding will continue to receive a separate proxy card.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your bank, broker, trustee or other nominee and direct a written request to Darling Ingredients Inc., Attn: Investor Relations, 251 O’Connor Ridge Boulevard, Suite 300, Irving, Texas 75038 or an oral request by telephone at (972) 717-0300. If any stockholders in your household wish to receive a separate copy of this Proxy Statement, they may call or write to Investor Relations and we will promptly provide additional copies. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their bank, broker, trustee or other nominee.

70 2016 Proxy Statement

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this Proxy Statement, by going to the Investors page of our corporate website at www.darlingii.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this Proxy Statement, and therefore is not incorporated herein by reference.

Any person, including any beneficial owner, to whom this Proxy Statement is delivered may request copies of proxy statements or other information concerning us, without charge, by written or telephonic request directed to Darling Ingredients Inc., 251 O’Connor Ridge Boulevard, Suite 300, Irving, Texas 75038, Attn: Investor Relations or by telephone at (972) 717-0300, or by email to ir@darlingii.com; or from our proxy solicitor, Georgeson Inc., by telephone toll-free at 1-800-790-6795. Such information is also available from the SEC through the SEC website at the address provided above.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY

JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE

A PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION

CONTAINED IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF THE COMPANY’S COMMON STOCK

AT THE ANNUAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION

THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT

IS DATED MARCH 31, 2016. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS

PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS

PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ADDITIONAL INFORMATION

Stockholder Proposals for 2017

If you wish to submit a proposal for possible inclusion in our 2017 Proxy Statement and form of proxy card for next year’s Annual Meeting of Stockholders, expected to be held in May 2017, we must receive your notice, in accordance with the rules of the SEC, on or before December 1, 2016. The SEC rules set forth standards as to what stockholder proposals are required to be included in a Proxy Statement. If you wish to submit a proposal at the 2017 annual meeting (but not seek inclusion of the proposal in our proxy materials), we must receive your notice, in accordance with our company’s bylaws, no earlier than January 10, 2017 (120 days prior to the first anniversary of the date of the 2016 Annual Meeting) and no later than February 9, 2017 (90 days prior to the first anniversary of the date of the 2016 Annual Meeting). Notices should be sent to our Secretary at our principal executive offices located at 251 O’Connor Ridge Boulevard, Suite 300, Irving,

Texas 75038. To submit a stockholder proposal, a stockholder must be a stockholder of record of our company at the time of the above notice of proposal, must be entitled to vote at the 2017 Annual Meeting and must comply with the notice procedures set forth in our company’s bylaws.

By Order of the Board,

John F. Sterling

Secretary

Irving, Texas

March 31, 2016

2016 Proxy Statement 71

APPENDIX A

Non-GAAP Reconciliations

Adjusted EBITDA is presented in the Proxy Statement not as an alternative to net income, but rather as a measure of the Company’s operating performance and is not intended to be a presentation in accordance with GAAP. Since EBITDA (generally, net income plus interest expenses, taxes, depreciation and amortization) is not calculated identically by all companies, this presentation may not be comparable to EBITDA or adjusted EBITDA presentations disclosed by other companies. Adjusted EBITDA is calculated in this presentation and represents, for any relevant period, net income/(loss) plus depreciation and amortization, goodwill and long-lived asset impairment, interest expense, (income)/loss from discontinued operations, net of tax, income tax provision, other income/(expense) and equity in net (income)/loss of unconsolidated subsidiary. Management believes that Adjusted EBITDA is useful in evaluating the Company’s operating performance compared to that of other companies in its industry because the calculation of Adjusted EBITDA generally eliminates the effects of financing income taxes and certain non-cash and other items that may vary for different companies for reasons unrelated to overall operating performance.

As a result, the Company’s management uses Adjusted EBITDA as a measure to evaluate performance and for other discretionary purposes. However, Adjusted EBITDA is not a recognized measurement under GAAP, should not be considered as an alternative to net income as a measure of operating results or to cash flow as a measure of liquidity, and is not intended to be a presentation in accordance with GAAP. In addition, the Company evaluates the impact of foreign exchange on operating cash flow, which is defined as segment operating income (loss) plus depreciation and amortization.

Reconciliation of Net Income to (Non-GAAP) Adjusted EBITDA and (Non-GAAP) Pro Forma Adjusted EBITDA

	2015	2014	2013	2012	2011	2010
Net Income DII	78,531	64,215	108,967	130,770	169,418	44,243
Depreciation & amortization	269,904	269,517	98,787	85,371	78,909	31,908
Interest expense	105,530	135,416	38,108	24,054	37,163	8,737
Income tax expense	13,501	13,141	54,711	76,015	102,876	26,100
Foreign currency loss/(gain)	4,911	13,548	(28,107)	—	—	—
Other expense/(income), net	6,839	(299)	3,547	(1,760)	2,955	3,382
Equity in net (income)/loss of unconsolidated subsidiaries	(73,416)	(65,609)	(7,660)	2,662	1,572	—
Net income attributable to noncontrolling interests	6,748	4,096	—	—	—	—
Adjusted EBITDA (non-gaap)	412,548	434,025	268,353	317,112	392,893	114,370
Non-cash inventory step-up associated with Vion acquisition	—	49,803	—	—	—	—
Acquisition and integration-related expenses	8,299	24,667	23,271	—	—	—
Darling Ingredients International—13th week		4,100	—	—	—	—
Pro forma Adjusted EBITDA (non-gaap)	420,847	512,595	291,624	317,112	392,893	114,370
Foreign currency exchange impact	48,961	—	—	—	—	—
Pro forma Adjusted EBITDA to Foreign Currency (non-gaap)	469,808	512,595	291,624	317,112	392,893	114,370
DGD Joint Venture EBITDA	88,494	81,639	16,490	(2,662)	(374)	—
Pro forma Adjusted Combined EBITDA (non-gaap)	558,302	594,234	308,114	314,450	392,519	114,370

72 2016 Proxy Statement

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 10, 2016.

Vote by Internet • Go to www.investorvote.com/DAR • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	The Board of Directors recommends a vote FOR all the nominees and FOR Proposals 2 and 3.
1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - Randall C. Stuewe	☐	☐	☐	02 - D. Eugene Ewing	☐	☐	☐	03 - Dirk Kloosterboer	☐	☐	☐

04 - Mary R. Korby	☐	☐	☐	05 - Cynthia Pharr Lee	☐	☐	☐	06 - Charles Macaluso	☐	☐	☐

07 - Gary W. Mize	☐	☐	☐	08 - Justinus J.G.M. Sanders	☐	☐	☐	09 - Michael Urbut	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain

2. Proposal to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.	☐	☐	☐	3. Advisory vote to approve executive officer compensation.	☐	☐	☐

4. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting.

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON 05/10/16 FOR DARLING INGREDIENTS INC. THE FOLLOWING MATERIAL IS AVAILABLE AT WWW.INVESTORVOTE.COM/DAR

PROXY STATEMENT AND ANNUAL REPORT

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Darling Ingredients Inc.

Proxy for Annual Meeting of Stockholders

MAY 10, 2016

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

KNOW ALL MEN BY THESE PRESENTS, that the undersigned stockholder of DARLING INGREDIENTS INC., a Delaware corporation (the “Company”), does hereby constitute and appoint John F. Sterling and Brad Phillips, or either one of them, with full power to act alone and to designate substitutes, the true and lawful proxies of the undersigned for and in the name and stead of the undersigned, to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the Four Seasons Resort and Club at 4150 N. MacArthur Blvd., Irving, Texas 75038, on May 10, 2016 at 10:00 a.m., local time, and at any and all adjournments and postponements thereof (the “Annual Meeting”), on all matters that may come before such Annual Meeting. Said proxies are instructed to vote on the following matters in the manner herein specified.

IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES OF COMMON STOCK COVERED HEREBY WILL BE VOTED AS SPECIFIED HEREIN. IF NO SPECIFICATION IS MADE, SUCH SHARES WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3 AND AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

The undersigned hereby revokes all previous Proxies.

Important notice regarding the availability of proxy materials for the Annual Meeting:

The Notice and Proxy Statement and 2015 Annual Report are available at www.investorvote.com/DAR

(CONTINUED AND TO BE MARKED, DATED AND SIGNED ON THE OTHER SIDE)